                                                             Exhibit (99)(a)








                             FIRST UNION CORPORATION
                                AND SUBSIDIARIES







                        1997 SUPPLEMENTAL ANNUAL REPORT







             Restated to reflect the pooling of interests accounting
              acquisition of CoreStates Financial Corp on April 28,
                                      1998

FIRST UNION CORPORATION AND SUBSIDIARIES
1997 SUPPLEMENTAL ANNUAL REPORT
DECEMBER 31, 1997
TABLE OF CONTENTS
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



                                                                                         PAGE
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
Financial Highlights                                                                        1

Management's Analysis of Operations                                                         2

Consolidated Summaries of Income, Per Common Share and Balance Sheet Data                 T-1

Noninterest Income                                                                        T-2

Noninterest Expense                                                                       T-2

Business Segments                                                                         T-3

Internal Capital Growth and Dividend Payout Ratios                                        T-5

Selected Quarterly Data                                                                   T-6

Selected Five-Year Data                                                                   T-7

Securities Available for Sale                                                             T-8

Investment Securities                                                                     T-10

Loans                                                                                     T-11

Certain Commercial Loan Maturities and Sensitivity to Changes in Interest Rates           T-12

Allowance for Loan Losses and Nonperforming Assets                                        T-13

Allocation of the Allowance for Loan Losses                                               T-14

Intangible Assets                                                                         T-14

Foreclosed Properties                                                                     T-15

Deposits                                                                                  T-16

Time Deposits in Amounts of $100,000 or More                                              T-17

Capital Ratios                                                                            T-18

Off-Balance Sheet Derivative Financial Instruments                                        T-19

Off-Balance Sheet Derivatives - Expected Maturities                                       T-27

Off-Balance Sheet Derivatives Activity                                                    T-28

Interest Differential                                                                     T-28

Net Interest Income Summaries                                                             T-29

Management's Statement of Responsibility                                                  C-1

Independent Auditors' Opinion                                                             C-2

Supplemental Consolidated Balance Sheets                                                  C-3

Supplemental Consolidated Statements of Income                                            C-4

Supplemental Consolidated Statements of Changes in Stockholders' Equity                   C-5

Supplemental Consolidated Statements of Cash Flows                                        C-7

Notes to Supplemental Consolidated Financial Statements                                   C-8



Financial Highlights
---------------------------------------------------------------------------------------------


                                                               Years Ended
                                                               December 31,
                                                        -------------------------   Percent
                                                                                    Increase
(Dollars in millions, except per share data)                 1997          1996    (Decrease)
----------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
Net income                                             $    2,709         2,273        19 %
Dividends on preferred stock                                    -             9         -
--------------------------------------------------------------------------------
Net income applicable to common stockholders after
  merger-related and restructuring charges and SAIF
  special assessment                                        2,709         2,264         20
After-tax merger-related and restructuring charges and
  SAIF special assessment                                     204           368        (45)
--------------------------------------------------------------------------------
Net income applicable to common stockholders before
  merger-related and restructuring charges and SAIF
  special assessment                                   $    2,913         2,632         11 %
-------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Basic earnings per share
  Net income after merger-related and restructuring
    charges and SAIF special assessment                $     2.84          2.33         22 %
  Net income before merger-related and restructuring
    charges and SAIF special assessment                      3.05          2.70         13
Diluted earnings per share
  Net income after merger-related and restructuring
    charges and SAIF special assessment                      2.80          2.30         22
  Net income before merger-related and restructuring
    charges and SAIF special assessment                      3.01          2.68         12
Cash dividends                                               1.22          1.10         11
Book value                                                  15.95         14.85          7
Period-end price                                       $    51.25         37.00         39
Average common shares (In thousands)
  Basic                                                   955,241       973,712         (2)
  Diluted                                                 966,792       982,755         (2)
Actual common shares (In thousands)                       960,984       988,594         (3)
Dividend payout ratios (based on operating earnings)        39.18 %       39.18            %
-------------------------------------------------------------------------------------------
PERFORMANCE HIGHLIGHTS
Before merger-related and restructuring charges and
  SAIF special assessment
      Return on average assets                               1.49%         1.39          -
      Return on average common equity                       20.24         18.76          -
      Overhead efficiency ratio                                57            56          -
Net charge-offs as a percentage of                                                       -
  Average loans, net                                         0.65          0.64          -
  Average loans, net, excluding Bankcard                     0.31          0.35          -
Nonperforming assets to loans, net and                                                   -
  foreclosed properties                                      0.75          0.78          -
Net interest margin                                          4.59 %        4.55          -
-------------------------------------------------------------------------------------------
CASH EARNINGS (EXCLUDING OTHER
  INTANGIBLE AMORTIZATION)
  Before merger-related and restructuring charges and
    SAIF special assessment
      Net income applicable to common stockholders     $    3,156         2,847         11 %
      Net income per common share - basic              $     3.30          2.92         13
      Return on average tangible assets                      1.64 %        1.53          -
      Return on average tangible common equity              27.97         25.44          -
      Overhead efficiency ratio                                54 %          54            %
-------------------------------------------------------------------------------------------
YEAR-END BALANCE SHEET ITEMS
Securities available for sale                          $   23,524        19,199         23
Investment securities                                       3,526         4,190        (16)
Loans, net of unearned income                             131,687       134,647         (2)
Earning assets                                            176,302       173,712          1
Total assets                                              205,735       197,341          4
Noninterest-bearing deposits                               31,005        29,713          4
Interest-bearing deposits                                 106,072       106,716         (1)
Long-term debt                                             11,752        10,815          9
Guaranteed preferred beneficial interests                   1,735           789        120
Stockholders' equity                                   $   15,269        14,628          4
-------------------------------------------------------------------------------------------

       The following discussion and other portions of this Supplemental Annual Report contain various forward-looking statements. Please refer to our 1997 Annual Report on Form 10-K for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.
       The following review is a discussion of the performance and financial condition of First Union Corporation and CoreStates Financial Corp on a combined basis. All First Union historical financial data have been restated for the pooling of interests acquisition of CoreStates, which was consummated on April 28, 1998, except as otherwise noted.

EARNINGS HIGHLIGHTS
       First Union's basic operating earnings in 1997 (which represents earnings before special charges) were $2.9 billion, or $3.05 per common share compared with $2.6 billion or $2.70 per share in 1996. Diluted operating earnings per common share were $3.01 in 1997 and $2.68 in 1996. Basic earnings per common share are calculated by dividing net income applicable to common stockholders by average common shares outstanding. Diluted earnings per common share are calculated by dividing net income applicable to common stockholders by the sum of average common shares outstanding and common stock equivalents related to employee stock options including restricted stock awards.
       All per common share data have been restated for all periods to reflect a two-for-one stock split, which was paid on July 31, 1997.
       Special charges excluded from operating earnings are after-tax merger-related and restructuring charges of $204 million, or 21 cents per share, in 1997 primarily related to the November 28, 1997, pooling of interests acquisition of Richmond, Virginia - based Signet Banking Corporation, and $272 million, or 28 cents per share, in 1996 primarily related to 1996 acquisitions. Operating earnings in 1996 also exclude a special charge related to an after-tax Savings Association Insurance Fund (SAIF) special assessment of $96 million, or 10 cents per common share. After the special charges, basic earnings in 1997 were $2.7 billion or $2.84 per common share compared with $2.3 billion or $2.33 per common share in 1996. Diluted earnings per common share were $2.80 in 1997 and $2.30 in 1996.
       In the fourth quarter of 1997, First Union's net income applicable to common stockholders before restructuring charges was $743 million, or 78 cents on a basic per common share basis, and after restructuring charges, $576 million, or 61 cents per common share. Related diluted per common share amounts were 77 cents and 60 cents, respectively. This compares with earnings of $687 million, or 71 cents on a basic per common share basis and 70 cents on a diluted basis in the fourth quarter of 1996.
       Growth in 1997 operating earnings was led by a 24 percent increase in noninterest income (excluding securities transactions), including, on an unrestated basis, a 58 percent increase in Capital Markets fee income and a 45 percent increase in Capital Management fee income.
       Our operating overhead efficiency ratio (excluding special charges and capital securities expense) was 57 percent in 1997 and 56 percent in 1996.
       In addition, nonperforming assets declined to $991 million, or 0.75 percent of net loans and foreclosed properties, from $1.05 billion, or 0.78 percent, in 1996. Net charge-offs as a percentage of average net loans were 0.65 percent in 1997 compared with 0.64 percent in 1996.

Outlook
       In 1997, First Union also took several actions to better position itself for 1998.

o In the fourth quarter of 1997, the unsecured consumer portfolio was significantly restructured to help position the company for higher credit quality in 1998. This restructuring resulted in the sale of $3 billion of credit card receivables and other unsecured loans. The sales reflect the repositioning of the portfolio in line with our Consumer Bank's strategy of expanding relationships within our growing customer base on the East Coast.

o The investment portfolio was repositioned in the fall of 1997 to maximize income in the face of declining interest rates and a flattening yield curve.

o In addition, we increased the annual dividend 11 percent to $1.22 per common share, representing the 20th consecutive year of dividend increases. In December 1997, we again announced a dividend increase of 16 percent to 37 cents on a quarterly basis, or $1.48 on an annualized basis.

o Also in 1997, we announced the pending acquisition of CoreStates Financial Corp as well as the acquisitions of Signet, Wheat First and Covenant, all of which are discussed below.

       First Union continues to diversify its business mix in order to meet client demands and to decrease the corporation's reliance on interest income, which can be affected by volatility in economic conditions and movements in interest rates. First Union's goal is to increase noninterest income in proportion to total revenue to 40 to 45 percent by the year 2000. We have made significant progress toward that goal with noninterest income to total revenue of 35 percent in 1997 compared with 31 percent in 1996. To help us meet this goal, we continue to invest in high-growth business lines such as the investment banking, brokerage services and asset management businesses in our Capital Markets and Capital Management Groups. These nontraditional businesses complement our loan and deposit activities. We also are applying nontraditional approaches to our more mature lines of business, primarily by streamlining processes, by adding electronic and remote banking alternatives and by implementing our Future Bank retail branch model. The goals are to improve customer service, increase sales and generate efficiencies. We expect strong sales momentum in light of demographic trends, a robust economy and our market expansion.
       Our primary management attention is focused on leveraging our existing business base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services have positioned us to better serve our 16 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the business cycle.
       In 1997 First Union leveraged these internal investments through three significant mergers that will greatly enhance our key businesses and expand our share of markets that can benefit from our product mix.

Merger and Consolidation Activity
       The acquisition of CoreStates, of Philadelphia, Pennsylvania, will create new opportunities to leverage our growing Capital Management and Capital Markets businesses in states that generate 36 percent of the nation's gross state product and in attractive consumer markets in which per capita income is 12 percent above the national average.
       Approximately 331 million shares of First Union's common stock were issued in this pooling of interests accounting transaction. The merger agreement provided for the issuance of 1.62 shares of First Union common stock for each share of CoreStates common stock. Using First Union's closing price of $52.4375 on November 17, 1997, the last business day before public announcement of the merger, the transaction was valued at approximately $17 billion. At December 31, 1997, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income of $813 million.
       First Union currently estimates after-tax, merger-related and restructuring expenses of $795 million in 1998 in connection with the CoreStates merger. In addition, six directors of CoreStates are expected to be nominated for election or appointed to the First Union board of directors. More information related to CoreStates is available in our Current Reports on Form 8-K, which we filed with the Securities and Exchange Commission (SEC) dated November 18,

1997, November 28, 1997, and December 2, 1997, and in our registration statement on Form S-4, filed with the SEC on January 9, 1998.
       The Signet acquisition was consummated on November 28, 1997. Signet, with assets of $11 billion, net loans of $7 billion, deposits of $8 billion, stockholders' equity of $990 million and net income of $73 million for the nine months ended September 30, 1997, moved First Union into the leading deposit share position in Virginia. First Union issued 1.10 shares of its common stock for each share of Signet common stock, or 67 million shares, to consummate the merger. The Signet acquisition was accounted for as a pooling of interests. First Union's historical financial statements for periods beginning on and after January 1, 1995, and ended prior to November 28, 1997, were restated to reflect the Signet acquisition.
       In addition, the acquisition of Covenant Bancorp, Inc., based in Haddonfield, New Jersey, was consummated on January 15, 1998. Covenant had assets of $415 million, net loans of $254 million, deposits of $294 million and stockholders' equity of $31 million at December 31, 1997. First Union issued 1.6 million shares in this purchase accounting transaction, substantially all of which we repurchased in 1997 in the open market at a cost of $79 million.
       The acquisition of Wheat First, based in Richmond, Virginia, was consummated on January 31, 1998. We expect this partnership will enhance the equity securities business of First Union's Capital Markets Group, as well as create one of the nation's largest brokerage networks. The merger was accounted for as a pooling of interests. However, financial information related to Wheat First is not considered material to the historical results of First Union, and therefore, such historical results will not be restated as a result of the acquisition. First Union issued 10.3 million shares of its common stock in exchange for Wheat First shares. Wheat First had assets of $1 billion and stockholders' equity of $171 million at December 31, 1997.
       In addition, in the first quarter of 1998, we announced two purchase accounting acquisitions: The Money Store, which we expect to complete in the second or third quarter of 1998, subject to approval by The Money Store's shareholders and applicable regulators and other conditions of closing, and Bowles Hollowell Conner & Co., which we completed on April 30, 1998. The Money Store transaction provides that First Union pay $34 per share in First Union common stock for each share of The Money Store's common stock, with a total indicated purchase price of approximately $2.1 billion. In connection with The Money Store acquisition, we have repurchased in the open market 37 million of the outstanding shares of First Union common stock at a cost of $2 billion, which equals the number of such shares currently expected to be issued in the merger. In The Money Store acquisition, we estimate we will take a merger-related and restructuring expense of approximately $20 million. In connection with the Bowles Hollowell transaction, we issued approximately 1.2 million shares of First Union common stock. Bowles Hollowell had assets of $18 million at January 31, 1998.
       We continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured in conjunction with financial performance guidelines adopted in 1997 and other financial objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.
       In addition, First Union is taking advantage of the opportunity afforded by the Riegle-Neal Interstate Banking and Branching Efficiency Act to operate national banks across state lines by consolidating our banks. In 1997 all banks in the southern region of First Union and in Connecticut were consolidated into First Union National Bank, based in Charlotte, North Carolina. With the exception of our Delaware bank, the final consolidation in the rest of the northern region occurred in February 1998.

       The Accounting and Regulatory Matters section provides more information about Riegle-Neal and provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.

BUSINESS SEGMENTS
Business Focus
       First Union's operations are divided into four primary business segments encompassing more than 40 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank and Capital Markets. Additional information can be found in Table 4. Information related to CoreStates is separately discussed below and in Table 4.
       We have developed an internal performance reporting model to measure the results of these four business segments and the Treasury/Nonbank segment. Because of the complexity of the corporation and the interrelationships of these business segments, we have used various estimates and allocation methodologies in the preparation of the Business Segments financial information. Restatements of various periods may occasionally occur because these estimates and methodologies could be refined over time.
       Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. Additionally First Union's management structure and internal reporting methodologies will produce business segment results that are not necessarily comparable to presentations by other bank holding companies or stand-alone entities in similar industry segments.
       Our internal performance reporting model was implemented in 1997. Prior periods have not been restated because of practical limitations. The model isolates the net income contribution and measures the return on capital for each business segment by allocating equity, funding credit and expense and corporate expenses to each segment. We use a risk-based methodology to allocate equity based on the credit, market and operational risks associated with each business segment. Credit risk allocations provide sufficient equity to cover unexpected losses for each asset portfolio. Operational capital is allocated based on the level of noninterest expense for each segment. In addition capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation. Through this process, the aggregate amount of equity allocated to all business segments may differ from the corporation's book equity. All unallocated equity is retained by the Treasury/ Nonbank segment. This mismatch in book versus allocated equity may result in an unexpectedly high or low return on equity for the Treasury/Nonbank segment for extended periods of time. Our method of reporting does not allow for discrete reporting of the profitability or synergies arising from our integrated approach to product sales. For example, a commercial customer might have loans, deposits and an interest rate swap. The loan and deposit relationship would be included in the commercial segment and the interest rate swap would be reflected in the risk management unit of the Capital Markets segment.
       Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment our model employs a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or expense to each segment so its resulting net interest income is insulated from interest rate risk. The majority of the interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to enhance corporate earnings and to manage exposure to interest rate risk. Because most market risk is held in the Treasury/Nonbank segment, the profitability of this segment is expected to be more volatile than for the other business segments.
       General corporate expenses, with the exception of goodwill amortization, are allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Residual corporate expense remaining in the Treasury/ Nonbank segment reflects the costs of portfolio management activities, goodwill amortization and merger-related restructuring charges. In general this approach should not result in significant volatility to business segment returns.

Consumer Bank
       The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for our secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases, and student loans.
       The Consumer Bank combines traditional deposit and lending products with innovative financial solutions all supported by state-of-the-art technology -- including smart cards, electronic banking and Internet access -- to provide quality customer service.
       Our new Future Bank retail branch model, rolled out initially in Atlanta, Georgia, will be implemented in 1998 throughout our full-service branch network in 12 states and Washington, D.C. The Future Bank model increases service options and access for our customers, improves sales capacity for employees and ultimately reduces costs. Through our First Union Direct Bank, N.A., centralized customer information centers manage the majority of the servicing and administrative tasks for the branches, freeing the Future Bank financial consultants to focus on building relationships and tailoring financial solutions to meet customer needs. First Union Direct also provides direct telephone sales and servicing for all our consumer lending products.
       First Union's mortgage origination and home equity offices across the nation also are included in the Consumer Bank through our operating subsidiaries First Union Mortgage Corporation (FUMC) and First Union Home Equity Bank, N.A. (FUHEB). Our equity lending business, including FUHEB and branch-based lending, is the second largest in the nation, while FUMC was the nation's 12th largest mortgage servicer, with a mortgage servicing portfolio of $61 billion at December 31, 1997. In addition, FUHEB is a major participant in both the "A" credit quality market as well as in the sub-prime market. FUHEB securitized and sold $914 million in sub-prime originations through our Capital Markets Group in 1997.
       Consumer loans in 1997 exclude $5 billion in securitized adjustable rate mortgages (ARMs), home equity loans, student loans, indirect auto loans and community reinvestment loans, as well as $3 billion in credit card receivables and Signet's loan-by-check portfolio, which were transferred to assets held for sale. Loan originations in the consumer portfolio were led by mortgage and home equity loans.
       The managed credit card portfolio was $7 billion at December 31, 1997. This amount includes $2 billion of securitized credit cards and $2 billion in credit card receivables that were transferred to assets held for sale.

Capital Management
       The Capital Management Group unites our banking and investment offerings for retail and institutional customers, providing products and services that primarily produce fee income. At December 31, 1997, this group had $80 billion in assets under management, which encompassed $50 billion in total trust and institutional assets, including $12 billion in mutual funds held in trust. Including the mutual funds held in trust, the First Union-advised mutual funds amounted to $42 billion at December 31, 1997. An additional $10 billion in mutual fund assets were added in 1998 with Wheat First, which expanded our marketing power with a combined sales force of more than 4,300 registered representatives in 20 states and more than 2,000 brokerage locations.
       The trust unit anticipates continued growth with the addition of new products and services. On the personal trust side, a Family Trust program was introduced in September 1997 to assist trust and investment management customers in providing elder care. Corporate Trust has added structured finance trust services and an investment holding company subsidiary, Delaware Financial Services Corporation.
       Capital Management results in 1997 reflect the December 1996 purchase accounting acquisition of Keystone Investments, Inc., the Boston, Mass.-based investment adviser to the Keystone family of mutual funds, now combined with the Evergreen Funds. Evergreen manages $42 billion in assets for more than 1 million shareholders, and offers over 70 mutual funds. Thirty-five Evergreen portfolios were rated "four" or "five" stars by the Morningstar ratings service at December 31, 1997. We are also introducing a new family of First Union-advised mutual funds designed for the institutional and corporate marketplace.
       Our CAP Accounts are an asset management product that enables customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in several of our lines of business, including mutual funds and retail brokerage services. The CAP Account item in Table 4 reflects direct CAP Account fee income only. At year-end 1997, CAP Account assets were $26 billion and there were 290,000 accounts. CAP customers generally hold balances split evenly between deposits and securities. Trading activity by customers through their CAP Accounts also increased in 1997. We also have introduced variations of the CAP Account designed to appeal to a broader mass of investors and to attract first-time investors, including the CAP1 Account with a lower minimum balance and a CAP for Business Account targeted primarily toward small businesses, professional associations and nonprofit groups.
       The Private Client Group (formerly Private Banking) provides high net worth clients with a single point of access to First Union's investments, mortgages, personal loans, trusts, financial planning, brokerage services and other services. At December 31, 1997, the Private Client Group managed $2 billion of average net loans and $2 billion of average deposits, in addition to a variety of fee-generating capital markets and investment products.
       Retail brokerage services are the primary distribution center for investment and insurance products. This segment does not reflect sales of credit, life or other insurance products sold in other areas of the corporation. Retail brokerage revenues were $282 million. Mutual fund sales through the brokerage unit reached $3 billion and annuity sales exceeded $1 billion. Brokerage expenses in 1997 largely reflected significant investment in reengineering our processes to implement a new operating system designed to support future growth and to provide enhanced customer service features, including cost basis investment reporting and dividend reinvestment. New brokerage products introduced in 1997 include a fee-based account that offers access to Schwab OneSource mutual funds. The expanded operating system positions retail brokerage to pursue an expanded Internet sales distribution channel in 1998.
       We anticipate increased growth in all of the Capital Management business lines as we introduce new products and services throughout our multistate network and with the addition of new customers from our acquisitions.

Commercial Bank
       Our Commercial Bank's products and services go beyond traditional commercial banking to areas such as asset-based financing, risk management products, property and casualty insurance, leasing, treasury services, international services, pension plans and 401(k)s.
       As a result, the Commercial Bank is increasing its proportion of fee income along with the rest of the corporation as customers demand more innovative products and transaction efficiency. The Commercial Bank provides a comprehensive array of financial products to corporate, middle-market, commercial and small- business customers. Specialized relationship teams throughout our region focus on sales and service. In addition, we have an integrated approach that leverages the capabilities of First Union's Capital Markets Group for the more complex financing solutions. The increase in Commercial Bank fee income was led by its Cash Management unit. Service charge volume has increased as a result of higher sales volume and improved collection policies and procedures.
       In addition, we have streamlined the processes in the Commercial Bank, which has increased efficiency. Revenue per relationship manager increased in 1997 to $1 million.
       Cash Management offers corporate customers a comprehensive selection of treasury management services, including a full range of electronic commerce, collection, disbursement and information reporting services. These products are designed and priced based on the diverse needs of companies of various sizes and industries.
       Combined with CoreStates, First Union is the nation's third largest cash management bank based on revenue, ranking in the Top 10 for all core cash management products, and leading the nation in corporate check clearing. The combination adds significantly to First Union's commercial cash management offerings, including Internet-based electronic commerce services, a nationwide lockbox network and expanded international cash management capabilities.
       Cash management products stimulate the gathering of commercial deposit balances. Deposit balances and their economic profitability are reflected in both the Commercial Bank and Capital Markets segments. Cash Management in Table 4 reflects only the direct service charge income from cash management products.
       Small Business Banking provides a comprehensive selection of proprietary and joint venture financial products including insurance, investment services and retirement planning services as well as loans and commercial deposit services to entrepreneurs, professionals and companies with annual sales ranging up to $10 million. Small Business Banking loan volume in 1997 was $1 billion and average net loans were $2 billion in 1997. Small Business Banking reflects only lending activities.

Capital Markets
       In 1997 our Capital Markets Group produced strong momentum with record transaction volume and earnings, capped by the announcement of our merger with Wheat First. With this transaction, we are able to provide a crucial product to First Union's Capital Markets clients. We also have enhanced the competitive products and service offerings available to Wheat First's more than 950,000 brokerage customers.
       Our institutional business has a sales force of more than 100 traders covering 1,000 institutional clients, and we are a market maker in more than 300 NASDAQ stocks. We have 30 equity research analysts covering more than 300 companies with a focus on key specialized industries: communications and technology; financial services; consumer; furnishings, textiles and building; health care; and industrial.
       The announcement of the merger with Wheat First followed the May 1997 Federal Reserve Board approval of public equity underwriting through First Union's Section 20 subsidiary, First Union Capital Markets Corp. (FUCMC), renamed Wheat First Securities, Inc. Wheat First moved First Union far ahead in its business plan to make this service available to customers.
       With the addition of equity underwriting, sales and trading capabilities, our Capital Markets Group provides corporate and institutional clients one-stop shopping for a full range of investment banking products and services. These products and services are fully integrated with our wholesale delivery strategy, and they are a natural extension of our Commercial Bank. We have the capability to help a company grow from its first checking account to its initial public offering. In the Capital Markets Group, the Commercial Bank and the bank and nonbank brokerage units, the strategy is the same: the focus is on providing customized solutions that are in our clients' best interests.
       Our primary focus has been to bring a full line of business products to middle-market customers who have been underserved by other capital markets providers. We believe this strategy, coupled with new powers, provides a rewarding platform for long-term growth.
       We have relationships with 42 percent of the middle-market and corporate businesses in our regional marketplace. Our relationship coverage begins in our East Coast banking markets and extends nation-wide through industry-specific specialization in such areas as health care; financial institutions; real estate; media and communications; utilities; energy; forest products; and specialty finance. In addition our International unit continues to develop strong correspondent banking relationships overseas. The primary focus of the International unit is to meet the trade finance and foreign exchange needs of our corporate customers and to provide commercial banking and capital markets products to the United States subsidiaries of foreign corporations. This unit is expected to expand significantly as a result of consummation of the merger with CoreStates, which has been involved in the international arena for a century.
       Capital Markets has five primary units: Investment Banking; Real Estate Finance; Risk Management; Commercial Leasing and Rail; and Traditional Banking.
       The Investment Banking unit provides loan syndications, high-yield debt and equity underwriting, private finance, merger and acquisition advisory services, merchant banking and asset securitizations.
       Loan syndications are significant contributors to earnings in the Investment Banking unit. The Loan Syndications unit, which spreads the risk of large credit facilities among several lenders, served as agent on 63 leveraged transactions amounting to $12 billion in 1997.
       The High-Yield unit, which underwrites below-investment grade debt and preferred stock securities, completed its first sole-managed high yield transaction in 1997 -- a $100 million offering for a communications company. This unit completed 18 high-yield bond offerings amounting to $3 billion in 1997.
       The Private Finance unit structures and places senior and subordinated debt, preferred and common stock, and other hybrid securities with institutional investors. This unit closed 17 transactions in 1997 with transaction volume of $309 million.
       The Mergers and Acquisition Advisory unit offers full advisory services to companies engaged in corporate sales and divestitures, acquisitions, fairness opinions and takeover defenses. In 1997 the M&A unit was involved in 21 closed or announced transactions with an aggregate value of nearly $3 billion.
       The Merchant Banking unit, or Capital Partners, was established in 1987 to make equity and subordinated debt investments in growing companies. This unit currently has committed and funded investments amounting to $625 million in 65 companies.
       The Asset Securitization unit undertakes the pooling and underwriting of corporate receivables and other financial assets, which are then sold in the form of securities to investors. In 1997 this unit securitized and sold to investors $6 billion of assets and securities.
       The Real Estate Finance unit expanded into a variety of commercial real estate finance activities in 1997. In addition to its commercial conduit operations, the Real Estate Finance unit offers credit tenant lease financings, real estate investment trust (REIT) lending, affordable housing debt and equity financings and off-balance sheet lending products for corporate real estate clients. In 1997 the Commercial Real Estate Finance unit expanded to the West, Midwest and Southwest by opening offices in Irvine, California, Chicago and Houston. The unit, which provides loan origination capabilities for mortgage loans secured by multi-family and commercial properties, originated $2 billion in loans in 1997. In November 1997 FUCMC and Lehman Bros. completed a $2 billion offering of securities backed by commercial mortgage loans, representing the industry's largest commercial mortgage loan securitization. In December 1997 the Mortgage Finance unit priced a $407 million offering of securities backed by sub-prime home equity loans -- representing First Union's largest lead-managed home equity securitization. This transaction, coupled with two other securitizations earlier in the year, underscores the synergies within FUHEB in leveraging our capabilities in the home equity securities market. The Mortgage Finance unit issued new securities amounting to $1 billion in 1997.
       Our Risk Management unit creates customized solutions to risk management needs that allow customers to manage a wide variety of market risks, including interest rate risk, foreign exchange risk and commodity risk. The derivatives desk makes markets and trades in a large variety of derivative products and spot and forward exchange markets. The interest rate derivatives group completed more than 2,100 transactions with a notional principal value of $58 billion in 1997. The unit contributed $103 million in gross revenues in 1997. The unit expects to introduce equity derivatives for customers in the first quarter of 1998.
       Our Commercial Leasing and Rail unit includes First Union Rail which, with three major acquisitions in 1996, became the second largest general railcar leasing company in the United States with a fleet of more than 60,000 rail cars. First Union Rail also has developed innovative fleet management and logistics services, using the latest computer technologies to manage programs for customers and to provide insurance coverage and car accounting systems.
       The Traditional Banking unit includes Specialized Industries, Diversified Finance and International Finance. Specialized Industries delivers custom-tailored corporate finance advice to customers in six industry segments. Relationship managers from Diversified Finance, which includes leveraged finance and asset-based lending, also call on middle-market customers nationally. The relationship banking areas are the primary source for many of our Investment Banking products. The unit had $9 billion in average net loans in 1997.
       First Union will continue to expand its relationship banking efforts, including increased industry segment coverage and an expanded international presence as a result of the combination with CoreStates.

Treasury/Nonbank Segment
       The Treasury/Nonbank segment includes First Union's Central Money Book
(CMB) and certain expenses that are not allocated to the business segments, including goodwill amortization and corporate restructuring costs. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. The Securities Available for Sale, Investment Securities, Liquidity and Funding Sources and Market Risk Management sections provide information about our securities portfolios, funding sources and asset and liability management functions.
       Additionally the Treasury/Nonbank segment includes amortization expense and capital not allocated to business segments related to other intangible assets (excluding deposit base premium and mortgage and other servicing assets) and charges that are unusual and infrequent, including merger-related and restructuring charges. The Treasury/Nonbank segment includes the income and expense related to the restructuring of the credit card receivables and other unsecured loans.

CoreStates

       Discreet CoreStates segment data which would conform to First Union's segment reporting methodologies and assumptions are not available, and accordingly, the amounts related to CoreStates in the Business Segments table represent the consolidated historical results of CoreStates. Additionally, the information presented above does not include CoreStates financial data.
       CoreStates was composed of five primary businesses: Global and Specialized Banking; Regional Banking; Retail Credit Services; Trust and Asset Management; and Third Party Processing. Each segment was comprised of well-defined business lines with market or product specific missions. These segments may or may not conform to those defined by First Union.
       Global and Specialized Banking includes specialized banking, secured lending, real estate, large corporate banking, Congress Financial Corporation, international banking, investment banking and cash management. Regional Banking consists of retail banking and delivery, small business lending, commercial business lending and middle market lending. Retail Credit Services include credit card, dealer services, educational lending, mortgage services, merchant credit card processing and consumer and commercial card processing. Trust and Asset Management consists of personal trust (including private banking), institutional trust, retirement plan services and investment management. Third Party Processing includes QuestPoint specialty transaction processing, earnings from CoreStates investment in Electronic Payment Services, Inc., and earnings from CoreStates Bank's Financial Institutions Division.


Results of Operations

INCOME STATEMENT REVIEW

Net Interest Income
       Tax-equivalent net interest income increased 4 percent to $8.0 billion in 1997 from $7.7 billion in 1996. The increase in tax-equivalent net interest income was primarily the result of increased earning assets.
       Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1997, $72 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in 1997 was $36 million.

Net Interest Margin
       The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was 4.59 percent in 1997 compared with 4.55 percent in 1996. The margin increase in 1997 was partially a result of upward repricing of credit card loans and an increase in lease financings. The average rate earned on earning assets was 8.29 percent in 1997 and 8.16 percent in 1996. The average rate paid on interest-bearing liabilities was 4.40 percent in 1997 and 4.26 percent in 1996. It should be noted that the margin is not our primary management focus or goal. Our focus is on increasing revenues.
       We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the Market Risk Management section.

Noninterest Income
       We are meeting the challenges of increasing competition, changing customer demands and demographic shifts by making discretionary investments to enhance revenue growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management Groups, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 24 percent increase in noninterest income, excluding investment securities transactions, to $4.3 billion in 1997 from $3.4 billion in 1996.
       Almost all categories of noninterest income increased in 1997 from a year earlier. On an unrestated basis, fee income from Capital Management and Capital Markets activities made up one-half of noninterest income in 1997. These two groups are discussed further in the Business Segments section. Service charges on deposit accounts increased 14 percent from 1996 and mortgage banking income increased 25 percent, reflecting primarily purchase accounting acquisitions completed in 1996. Equipment leasing rental income increased 67 percent primarily reflecting the full year of railcar leasing activity.

Trading Activities
       Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading profits increased 56 percent to $252 million in 1997 compared with $162 million in 1996. The increase was largely related to asset securitization activity and to increased customer transactions. Trading account assets were $6 billion at December 31, 1997, compared with $5 billion at year-end 1996.

Noninterest Expense
       Noninterest expense was $7.3 billion in 1997 compared with $6.9 billion in 1996. Noninterest expense in 1997 included $284 million in pre-tax, merger-related and restructuring charges. Noninterest expense in 1996 included pre-tax, merger-related and restructuring charges of $421 million and the SAIF special assessment of $149 million pre-tax. The increase from 1996 also included the incremental impact of the fourth quarter 1996 purchase accounting acquisitions and expenses associated with our capital securities issues. More information on these capital securities is in the Guaranteed Preferred Beneficial Interests section.
       The increases in various categories of noninterest expense reflect our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues, and in technology and retail branch transformation. Our overhead efficiency ratio continued to improve even while we increased our discretionary investments. This ratio was 57 percent in 1997, compared with 56 percent in 1996. These ratios exclude amounts related to the capital securities issues, merger-related and restructuring charges, and SAIF.
       Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $2.9 billion in other intangible assets at December 31, 1997, compared with $3.2 billion at December 31, 1996. Costs related to environmental matters were not material.
       We are well aware of the ramifications of the change from December 31, 1999, to January 1, 2000. In February 1996 we assembled a corporate project team and engaged a leading technology firm to begin an initial assessment of the scope of the project. We determined early on that our single system platform would help minimize expenses related to the year 2000 project. Also minimizing the impact is the fact that our Emerald deposit system and essentially all of our Capital Markets systems are already year 2000 compliant. We have analyzed our computer hardware platforms and software programs and expect to have virtually all of the systems and application modifications in place and tested by the end of 1998, allowing time in 1999 for any system refinements that may be needed. Our relationship with third- party vendors, counterparties and customers also present year 2000 challenges, and we are assessing and monitoring their progress. Our process regarding vendors and counterparties includes direct access with the entity, surveys and testing procedures to assess whether such parties will be able to successfully interact with First Union in the year 2000. In addition we are assessing the needs of our customers and the possible effects of their inability to become year 2000 compliant. Excluding any such expenses related to future acquisitions, First Union currently estimates total cumulative expenses for making its computer systems year 2000 compliant will be between $60 million and $65 million pretax.

Income Taxes
       Income taxes were $1.1 billion in 1997 compared with $1.3 billion in 1996. The decrease resulted primarily from an after-tax benefit of $264 million realized in 1997 from the reorganization of certain corporate and interstate banking entities. The tax benefit had the result of reducing the corporation's effective tax rate to 29 percent from 36 percent. This benefit was principally offset by a higher provision for loan losses related to the restructuring of the unsecured consumer loan portfolio.


Balance Sheet Review
Earning Assets
       Earnings from our primary earning assets, securities and loans, are subject to two principal kinds of risks: interest rate risk and credit risk. Interest rate risk could result if rate indices related to sources and uses of funds were mismatched. Our Funds Management Committee manages interest rate risk, as well as credit risks associated with securities, under specific policy standards, which are discussed in more detail in the Market Risk Management section. In addition to certain securities, off-balance sheet transactions such as interest rate swaps have been used to maintain interest rate risk at acceptable levels in accordance with our policy standards. The loan portfolio carries the potential credit risk of past due, nonperforming or, ultimately, charged-off loans. We manage this risk primarily through credit approval standards, which are discussed in the Loans section. Average earning assets in 1997 were $175 billion, a 3 percent increase from $170 billion in 1996.

Securities Available For Sale
       The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $52 million in 1997 and $96 million in 1996.
       At December 31, 1997, we had securities available for sale with a market value of $24 billion compared with $19 billion at year-end 1996. The market value of securities available for sale was $444 million above amortized cost at December 31, 1997. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments.
       The average rate earned on securities available for sale in 1997 was 6.83 percent compared with 6.62 percent in 1996. The average maturity of the portfolio was 5.72 years at December 31, 1997.

Investment Securities
       The investment securities portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $3.5 billion at December 31, 1997, and $4.2 billion at December 31, 1996.
       The average rate earned on investment securities was 7.97 percent in 1997 and 7.66 percent in 1996. The average maturity of the portfolio was 6.94 years at December 31, 1997.

Loans
       The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth and portfolio diversification by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.
       The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are typically used to finance fixed assets or acquisitions. Commercial real estate loans typically are used to finance the construction or purchase of commercial real estate.
       Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.
       Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.
       The loan portfolio at December 31, 1997, was composed of 55 percent in commercial loans and 45 percent in consumer loans compared with 50 percent and 50 percent, respectively, in 1996.
       Net loans at December 31, 1997, were $132 billion compared with $135 billion at December 31, 1996. Average net loans were $135 billion in 1997 and $129 billion in 1996. First Union transferred to assets held for sale $3 billion in loans in 1997 as part of its strategy of balance sheet management to maximize its return on investment. The increase in average loans was primarily attributable to the fourth quarter 1996 purchase accounting acquisitions and growth in both our consumer and Capital Markets portfolios.
       At December 31, 1997, unused loan commitments related to commercial and consumer loans were $58 billion and $30 billion, respectively. Commercial and standby letters of credit were $9 billion at December 31, 1997. At December 31, 1997, loan participations sold to other lenders amounted to $4 billion. They were recorded as a reduction of gross loans.
       The average rate earned on loans was 8.80 percent in 1997 compared with
8.70 percent in 1996. Factors contributing to the increase in the rate on loans included a reduction in lower-yielding mortgage loans, the upward repricing of credit card loans and growth in high-yielding leveraged leases. The 1997 reduction in mortgage loans resulted from the sale of $1 billion of ARMs and from the natural runoff of our mortgage portfolio. The improvement in the yield on credit cards reflected the repricing of loans originated with lower introductory rates and the targeted repricing of certain accounts to improve overall profitability. The reduction in installment loans-other was primarily attributable to the securitization of student loans, indirect auto loans and community reinvestment loans.
       The Asset Quality section provides information about geographic exposure in the loan portfolio.

Commercial Real Estate Loans

       Commercial real estate loans amounted to 12 percent of the total portfolio at December 31, 1997, and 13 percent at December 31, 1996. This portfolio included commercial real estate mortgage loans of $13 billion at December 31, 1997, compared with $14 billion at December 31, 1996.

ASSET QUALITY


Nonperforming Assets

       At December 31, 1997, nonperforming assets were $991 million, or 0.75 percent of net loans and foreclosed properties, compared with $1.05 billion, or
0.78 percent, at December 31, 1996.
       Loans or properties of less than $5 million each made up 75 percent, or $740 million, of nonperforming assets at December 31, 1997. Of the rest:
o Eleven loans or properties between $5 million and $10 million each accounted for $80 million; and
o   Seven loans or properties over $10 million each accounted for $171 million.

 Forty-nine percent of nonperforming assets were collateralized primarily by real estate at December 31, 1997, and 56 percent at year-end 1996.

Past Due Loans
       Accruing loans 90 days past due were $326 million at December 31, 1997, compared with $474 million at December 31, 1996. Of the past dues, $44 million were commercial and commercial real estate loans and $282 million were consumer loans. At December 31, 1997, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.

Net Charge-Offs
       Net charge-offs amounted to $872 million in 1997 compared with $824 million in 1996. Net charge-offs were 0.65 percent of average net loans in 1997 compared with 0.64 percent in 1996. Excluding net charge-offs related to the credit card portfolio, net charge-offs were 0.31 percent compared with 0.35 percent in 1996. At December 31, 1997, the owned credit card portfolio represented 3 percent of the loan portfolio.
       We do not believe that the higher levels of net charge-offs in the credit card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. The higher credit card-related net charge-offs were concentrated in certain vintages that were transferred to assets held for sale. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

Provision and Allowance for Loan Losses
       The loan loss provision was $1.1 billion in 1997 compared with $678 million in 1996. We increased the loan loss provision to facilitate the restructuring of the unsecured consumer loan portfolio, which resulted in the sale of $3 billion of credit card receivables and other unsecured loans.
       The allowance for loan losses was $1.8 billion at December 31, 1997, and $2.2 billion at December 31, 1996. The decrease was commensurate with the reduction in the credit card portfolio. We establish reserves based on various factors, including results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for consumer loans are based principally on delinquencies and historical and projected loss rates.

       At December 31, 1997, impaired loans, which are included in nonaccrual loans, amounted to $485 million compared with $553 million at December 31, 1996. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses at December 31, 1997, was $89 million related to $384 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In 1997 the average recorded investment in impaired loans was $479 million, and $37 million of interest income was recognized on loans while they were impaired. This income was recognized using a cash-basis method of accounting.

Geographic Exposure
       The loan portfolio in the East Coast region of the United States is spread primarily across 106 metropolitan areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C., are our largest markets. Substantially all of the $16 billion commercial real estate portfolio at December 31, 1997, was located in our East Coast banking region.

Liquidity and Funding Sources
       Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.
       Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.
       Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities held for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $44 million at December 31, 1997.

Core Deposits
       Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $127 billion at December 31, 1997, compared with $129 billion at December 31, 1996. The decline largely reflected runoff that is typical following acquisitions, in addition to customers' movement into investment products.
       The portion of core deposits in higher-rate, other consumer time deposits was 29 percent at December 31, 1997, and 33 percent at year-end 1996. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.
       Average core deposit balances were $124 billion in 1997 and in 1996. In 1997 and 1996, average noninterest- bearing deposits were 22 percent and 21 percent, respectively, of average core deposits. Average balances in money market and noninterest-bearing deposits were higher when compared with 1996, while savings and now and other consumer time deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The Net Interest Income Summaries provide additional information about average core deposits.

Purchased Funds
       Purchased funds at December 31, 1997, were $42 billion compared with $35 billion at year-end 1996, largely reflecting funding needs related to the increased securities available for sale portfolio and the decrease in core deposits. Average purchased funds in 1997 were $39 billion compared with $36 billion in 1996. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

Cash Flows
       Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; depreciation and amortization; and deferred income taxes or benefits. This cash was available in 1997 to increase earning assets, to make discretionary investments and to reduce borrowings.

Long-Term Debt
       Long-term debt was 77 percent of total stockholders' equity at December 31, 1997, compared with 74 percent at year-end 1996.
       Under a shelf registration statement filed with the Securities and Exchange Commission, we have available for issuance $1.9 billion of senior or subordinated debt securities, common stock or preferred stock at April 30, 1998. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.

Debt Obligations
       We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. In 1998, $3 billion of long-term debt will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

Guaranteed Preferred Beneficial Interests
       In 1997 we issued $945 million of trust capital securities. As a result, $1.7 billion of capital securities were outstanding as of December 31, 1997. Subsidiary trusts issued these capital securities, and proceeds were received by issuing junior subordinated debentures to the trusts. These capital securities are considered tier 1 capital for regulatory purposes. Expenses of $116 million in 1997 related to capital securities are included in sundry expense.

Stockholders' Equity
       The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

       Total stockholders' equity was $15 billion at December 31, 1997, and December 31, 1996. Common shares outstanding amounted to 961 million at December 31, 1997, compared with 989 million at December 31, 1996. In 1997 we repurchased 52 million shares of our common stock at a cost of $2.4 billion compared with 51 million shares at a cost of $1.6 billion in 1996. In addition in 1997 we issued
7.5 million shares and received $358 million in proceeds, which were used for general corporate purposes.
       We paid $1.1 billion in dividends to common stockholders in 1997 compared with $1 billion in 1996.
       At December 31, 1997, stockholders' equity included a $286 million unrealized after-tax gain related to debt and equity securities. The Securities Available for Sale section provides additional information about debt and equity securities.

Subsidiary Dividends
       Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends cannot exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, our subsidiaries had $458 million available for dividends at December 31, 1997, without prior regulatory approval. Our subsidiaries paid $2 billion in dividends to the parent company in 1997. In addition the consolidation of our banks in our southern region and Connecticut into First Union National Bank, based in Charlotte, North Carolina, resulted in a reduction of capital of $835 million, which was paid to the parent company.

Regulatory Capital
       Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas including tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At December 31, 1997, the tier 1 and total capital ratios were 8.43 percent and
13.02 percent, respectively, compared with 7.91 percent and 12.58 percent at December 31, 1996. Amounts prior to 1997 are not restated for the Signet acquisition.
       In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at December 31, 1997, was 7.09 percent and at December 31, 1996, it was 6.74 percent.
       The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio

(deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.
       Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.
       The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At December 31, 1997, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.
       The Accounting and Regulatory Matters section provides more information about proposed changes in risk-based capital standards. The Merger and Consolidation Activity and the Accounting and Regulatory Matters sections provide additional information about the consolidation of our regional banks.


MARKET RISK MANAGEMENT
Interest Rate Risk Methodology
       Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.
       The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.
       In 1997 we modified our methodology for measuring exposure to interest rate risk for policy measurement. This change in methodology is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. The fundamental difference between our previous and our new methodologies is in the absolute amount of change in interest rates we incorporate in our alternative scenarios and the rapidity with which these rate changes occur. Previously we measured the impact that 100 basis point rate changes over a three-month period had on earnings per share over the subsequent 12 months. Our new methodology uses 200 basis point changes over a 12-month period. We retained our 5 percent policy limit described below because our change in methodology was intended to focus on the pattern of rate change rather than on the average amount of change in rates between the two methodologies.
       We believe our earnings simulation model is a more relevant depiction of interest rate risk than traditional gap tables because it captures multiple effects excluded in less sophisticated presentations, and it includes significant variables that we identify as being affected by interest rates. For example our model captures rate of change differentials, such as federal funds rates versus savings account rates; maturity effects, such as calls on securities; and rate barrier effects, such as caps and floors on loans. It also captures changing balance sheet levels, such as commercial and consumer loans (both floating and fixed rate); noninterest-bearing deposits and investment securities. In addition our model considers leads and lags that occur in long-term rates as short-term rates move away from current levels; the elasticity in the repricing characteristics of savings and money market deposits; and the effects of prepayment volatility on various fixed-rate assets such as residential mortgages, mortgage-backed securities and consumer loans. These and certain other effects are evaluated in developing the scenarios from which sensitivity of earnings to changes in interest rates is determined.
       We use two separate measures that each include three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate" scenario and the "flat rate" scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Earnings Sensitivity
       Our January 1998 estimate for future short-term interest rates (our "most likely" scenario) includes an average federal funds rate declining gradually from 5.50 percent in January 1998 to 5.38 percent by December 1998, then declining to 5.25 percent by December 1999. Our "flat rate" scenario holds the federal funds rate at 5.50 percent over this same horizon. Based on the January outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short- term rates from our "flat rate" scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 1.0 percent. Our model indicates that earnings would benefit by 0.8 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario). Our model indicates that a 200 basis point rise in rates from our "most likely" scenario is less detrimental than the same rise from our "flat rate" scenario. Over the next year, earnings would increase by 0.4 percent if rates fall gradually by 200 basis points, and would decrease by 0.8 percent if rates gradually rise 200 basis points, compared to our "most likely" scenario. In 1999, earnings would fall below those earned in our "most likely" scenario by 0.1 percent if rates were 200 basis points lower than our "most likely" scenario. If rates were 200 basis points higher than our "most likely" scenario in 1999, then earnings would be negatively affected by 2.5 percent.
       In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios and time periods. These alternate "what if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement and extend to periods beyond the policy measurement period.
       While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changes in interest rates.

Off-Balance Sheet Derivatives For Interest Rate Risk Management
       As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.
       Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.
       Despite significant year-to-year fluctuations in the market value of both on- and off-balance sheet positions and related fluctuations in net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.
       The fair value appreciation of off- balance sheet derivative financial instruments used to manage our interest rate sensitivity was $566 million at December 31, 1997, compared with fair value appreciation of $325 million at December 31, 1996.
       The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. Deferred gains and losses were each $14 million at December 31, 1997. Net gains of $3 million will increase net interest income in 1998. Net losses of $3 million in the aggregate will reduce net interest income in subsequent years.
       Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.
       In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of December 31, 1997, the total credit risk in excess of thresholds was $301 million. This amount does not include credit risk related to CoreStates dealer transactions and trading activities.The fair value of collateral held approximated the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

Trading Risk Management
       Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the imposition of value-at-risk limits and an active, independent monitoring process.
       We use the value-at-risk methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also measures the effect of correlation among the various trading instruments to determine how much risk is eliminated by "offsetting" positions. The analysis captures all financial assets and liabilities that are considered trading positions (including loan trading activities), foreign exchange and financial and foreign currency derivative instruments. The calculation uses historical data from either the most recent 180 or 260 business days, depending on the activity. Value-at-risk amounts related to interest rate risk and currency risk at December 31, 1997, were $11 million and $2 million, respectively.

ACCOUNTING AND REGULATORY MATTERS
       Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," does not change the recognition or measurement associated with pension or postretirement plans. It standardizes certain disclosures, requires additional information about changes in the benefit obligations and about change in the fair value of plan assets to facilitate analysis, and it eliminates certain disclosures that were not deemed useful. This Standard is effective for financial statements issued for periods beginning after December 31, 1997.
       Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and assessing performance. Information such as segment earnings, certain revenue and expense items and certain segment assets are required to be presented, and such amounts are required to be reconciled to the company's financial statements. Certain information related to this Standard is included in the Business Segments section. The corporation will assess the current methodologies and reporting for compliance with the Standard. This Standard is effective for financial statements issued for periods beginning after December 15, 1997.
       Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and the presentation of comprehensive income, which is defined as the change in equity transactions with nonowners. It includes net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. This Standard requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for fiscal years beginning after December 15, 1997, including interim periods.
       The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.
       The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The Risk-Based Capital section provides information on risk assessment classifications.
       Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.
       The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank was allowed to merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provided that a state may enact laws permitting interstate merger transactions before June 1, 1997. Certain states in which First Union conducts banking operations have enacted such legislation. Information about First Union's consolidation under this legislation is in the Merger and Consolidation Activity section.
       Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

EARNINGS AND BALANCE SHEET ANALYSIS (1996 compared with 1995)
       First Union's operating earnings in 1996, before special charges, were $2.6 billion, or basic earnings per common share of $2.70. Diluted operating earnings per common share were $2.68 in 1996. The special charges were after-tax merger-related and restructuring charges of $272 million and an after-tax SAIF special assessment of $96 million. Operating earnings in 1995 were $2.3 billion, or basic earnings per share of $2.38 before restructuring charges of $163 million after-tax, or 17 cents per share, taken in the fourth quarter of 1995. Diluted operating earnings per common share were $2.33 in 1995. After the special charges, net income applicable to common stockholders was $2.3 billion, or basic earnings per share of $2.33, in 1996 compared with $2.2 billion, or $2.21 per share, in 1995. Diluted earnings per common share were $2.30 in 1996 and $2.17 in 1995.
       The restructuring charges were related in part to the January 1, 1996, First Fidelity pooling of interests acquisition. The SAIF special assessment resulted from 1996 legislation to recapitalize the SAIF.
       Tax-equivalent net interest income increased 4 percent to $7.7 billion in 1996 from $7.4 billion in 1995. The increase was primarily the result of assets acquired in purchase accounting acquisitions, an increase in the securities available for sale portfolio and the repricing of variable rate assets.
       Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In 1996, $77 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in 1996 was $22 million.
       The net interest margin was 4.55 percent in 1996 compared with 4.76 percent in 1995. The margin decline was primarily related to the securitization of credit card receivables; the addition of lower spread investment securities in the early months of 1996; the addition of acquired banks and thrifts with lower margins; the reduction in the prime rate from 1995; and the purchase of lower-spread assets related to Capital Markets activities. The average rate earned on earning assets was 8.16 percent in 1996 and 8.42 percent in 1995. The average rate paid on interest-bearing liabilities was 4.26 percent in 1996 and
4.36 percent in 1995.
       Noninterest income, excluding investment securities transactions, increased to $3.4 billion in 1996 from $3.0 billion in 1995. Virtually all categories of noninterest income increased in 1996. Securities available for sale transactions resulted in gains of $96 million in 1996 and $76 million in 1995. Trading profits were $162 million in 1996 compared with $122 million in 1995. Trading account assets were $4.6 billion at year-end 1996 compared with $2.5 billion at year-end 1995. The increase was the result of general market conditions and expanded trading volume.
       Noninterest expense increased in 1996 to $6.9 billion from $6.5 billion in 1995. The 1996 results include $421 million in pre-tax, merger-related and restructuring charges and a $149 million pre-tax SAIF special assessment. The 1995 results include pre-tax restructuring charges of $233 million. In addition to the special charges, the increase in noninterest expense was primarily related to purchase accounting acquisitions that resulted in higher personnel costs, an increase in equipment expense and an increase in external data processing expense.
       At December 31, 1996, we had $3.2 billion in other intangible assets compared with $2.8 billion at December 31, 1995. Costs related to environmental matters were not material.
       Income taxes were $1.3 billion in 1996 compared with $1.2 billion in 1995. The increase resulted primarily from increased income before income taxes.
       Average earning assets in 1996 were $170 billion, a 9 percent increase from $156 billion in 1995.
       At December 31, 1996, we had securities available for sale with a market value of $19 billion compared with $23 billion at year-end 1995. The market value of securities available for sale was $48 million above amortized cost at December 31, 1996. The average rate earned on securities available for sale in 1996 was 6.62 percent compared with 6.45 percent in 1995. The average maturity of the portfolio was 4.84 years at December 31, 1996.
       Our investment securities amounted to $4.2 billion at December 31, 1996, compared with $6.2 billion at year-end 1995. This decline resulted from scheduled maturities, prepayments and issuer calls. The average rate earned on investment securities was 7.66 percent in 1996 and 7.11 percent in 1995. The increase in yield was primarily related to the year-end 1995 transfer of lower-yielding securities to the available for sale portfolio. The average maturity of the portfolio was 5.14 years at December 31, 1996.
       Net loans at December 31, 1996, were $135 billion compared with $128 billion at year-end 1995. Average net loans in 1996 increased 6 percent to $129 billion from $121 billion in 1995. Demand for credit slowed in 1996, and branch sales campaigns focused more heavily on investment products rather than on lending products. Commercial loans increased slightly in 1996, primarily due to additional lease financings.
       The loan portfolio at December 31, 1996, was composed of 50 percent in commercial loans and 50 percent in consumer loans, which did not represent a significant change from year-end 1995. At December 31, 1996, unused loan commitments related to commercial and consumer loans were $72 billion. Commercial and standby letters of credit were $8 billion. At December 31, 1996, loan participations sold to other lenders amounted to $3 billion. They were recorded as a reduction of gross loans.
       The average rate earned on loans was 8.70 percent in 1996 and 8.95 percent in 1995. Factors affecting loan rates in 1996 compared with 1995 included a general decrease in market rates used to price loans. For example the prime rate decreased to an average of 8.27 percent in 1996 from 8.44 percent in 1995. Other factors included the 1995 credit card securitization, as well as a larger portfolio of fixed and adjustable rate mortgages as a result of bank and thrift acquisitions. These factors were offset somewhat by the upward repricing of adjustable rate mortgages and credit card portfolio introductory rates.

       Commercial real estate loans amounted to 13 percent of the total portfolio at December 31, 1996, compared with 14 percent at December 31, 1995. This portfolio included commercial real estate mortgage loans of $14 billion at December 31, 1996, and $15 million at December 31, 1995.
       At December 31, 1996, nonperforming assets were $1 billion, or 0.78 percent of net loans and foreclosed properties, compared with $1.1 billion, or
0.90 percent, at December 31, 1995. Fifty-six percent of nonperforming assets were collateralized primarily by real estate at December 31, 1996, compared with 43 percent at year-end 1995.
       Accruing loans 90 days past due were $474 million and $445 million, respectively, at December 31, 1996 and December 31, 1995. Net charge-offs as a percentage of average net loans were 0.64 percent in 1996 compared with 0.45 percent in 1995. Net charge-offs, excluding credit cards, were 0.35 percent in 1996 compared with 0.27 percent in 1995. The loan loss provision was $678 million in 1996 compared with $403 million in 1995. The allowance for loan losses was $2.2 billion at December 31, 1996, compared with $2.3 billion at year-end 1995. In 1996 we reallocated the acquired First Fidelity allowance for loan losses based on First Union's policies and procedures. The ratio of the allowance for loan losses to nonaccrual and restructured loans was 241 percent at December 31, 1996, and 252 percent at December 31, 1995. The ratio of the allowance to net loans was 1.64 percent at December 31, 1996, compared with 1.80 percent at December 31, 1995.
       At December 31, 1996, impaired loans, which are included in nonaccrual loans, amounted to $553 million. Included in the allowance for loan losses was $51 million related to $312 million of impaired loans. The remaining impaired loans are recorded at or below fair value. In 1996 the average recorded investment in impaired loans was $675 million, and $28 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.
       Core deposits were $129 billion at December 31, 1996, compared with $126 billion at December 31, 1995. Average core deposit balances were $124 billion in 1996, an increase of $4 billion from 1995 that was primarily related to acquisitions. In 1996 and 1995, average noninterest-bearing deposits were 21 percent of average core deposits. Average balances in money market, other consumer time and noninterest-bearing deposits were higher when compared with 1995, while savings and NOW deposits were lower. Purchased funds at December 31, 1996, were $35 billion, compared with $33 billion at year-end 1995. Average purchased funds in 1996 were $36 billion, an increase of 30 percent from $28 billion in 1995. The increase was used primarily to fund loans and to purchase available for sale portfolio securities earlier in the year.
       Long-term debt was 74 percent of total stockholders' equity at December 31, 1996 and 70 percent at December 31, 1995. In 1996 we added $1 billion of subordinated notes and debentures with rates ranging from 6.824 percent to 7.80 percent and maturities of 10 years to 30 years. Proceeds from these debt issues were used for general corporate purposes.
       At December 31, 1996, total stockholders' equity was $15 billion, compared with $14 billion at December 31, 1995, and 989 million common shares were outstanding compared with 981 million shares at December 31, 1995. We repurchased 51 million shares of common stock at a cost of $1.6 billion. This compares with repurchases of 69 million shares at a cost of $1.6 billion in 1995.
       In 1996 First Union redeemed the outstanding shares of its Series D and Series F preferred stock at a cost of $109 million. In 1996 First Union also redeemed its Series B convertible preferred stock, substantially all of which converted into 6 million shares of common stock. We paid $1 billion in dividends to preferred and common stockholders in 1996. Preferred dividends were $9 million in 1996 compared with $26 million in 1995. At December 31, 1996, stockholders' equity was increased by a $29 million unrealized after-tax gain related to debt and equity securities.

       At December 31, 1996, the tier 1 and total capital ratios were 7.91 percent and 12.58 percent, respectively, compared with 7.40 percent and 11.81 percent at December 31, 1995. The leverage ratio at December 31, 1996, was 6.74 percent compared with 6.16 percent at December 31, 1995. These ratios have not been restated for the Signet acquisition.


Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA
---------------------------------------------------------------------------------------------------------------------

                                                                    Years Ended December 31,
                                                   ----------------------------------------------------------

(In millions, except per share data)                   1997          1996         1995       1994       1993
-------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                   $  14,362        13,758       13,028     10,245      9,507
-------------------------------------------------------------------------------------------------------------
Interest income (a)                               $  14,461        13,876       13,177     10,405      9,691
Interest expense                                      6,452         6,151        5,732      3,739      3,376
-------------------------------------------------------------------------------------------------------------
Net interest income (a)                               8,009         7,725        7,445      6,666      6,315
Provision for loan losses                             1,103           678          403        458        559
-------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for  loan losses (a)                                6,906         7,047        7,042      6,208      5,756
Securities available for sale transactions               52            96           76         24         76
Investment security transactions                          3             4            6          4          7
Noninterest income                                    4,267         3,435        2,976      2,336      2,332
Merger-related and restructuring charges (b)            284           421          233        107         17
SAIF special assessment (c)                               -           149            -          -          -
Noninterest expense                                   7,052         6,360        6,309      5,558      5,405
-------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                        3,892         3,652        3,558      2,907      2,749
Income taxes                                          1,084         1,261        1,213        938        826
Tax-equivalent adjustment                                99           118          149        160        184
-------------------------------------------------------------------------------------------------------------
Net income                                            2,709         2,273        2,196      1,809      1,739
Dividends on preferred stock                              -             9           26         46         46
-------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders before redemption premium              2,709         2,264        2,170      1,763      1,693
Redemption premium on preferred stock                     -             -            -         41          -
-------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stockholders after redemption premium           $   2,709         2,264        2,170      1,722      1,693
-------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Basic earnings                                    $    2.84          2.33         2.21       1.86       1.85
Diluted earnings                                       2.80          2.30         2.17       1.83       1.81
Cash dividends                                    $    1.22          1.10         0.98       0.86       0.75
Average common shares (In thousands)
  Basic                                             955,241       973,712      979,852    927,941    913,621
  Diluted                                           966,792       982,755    1,001,145    946,969    940,167
Average common stockholders' equity (d)           $  14,365        13,788       12,977     11,453     10,190
Common stock price
  High                                               52 7/8        38 1/2       29 3/8     23 3/4     25 3/4
  Low                                                36 5/8        25 3/4       20 5/8     19 5/8     18 7/8
  Period-end                                      $  51 1/4            37       27 3/4     20 5/8     20 5/8
    To earnings                                       18.30 X       16.09        12.79      11.27      11.40
    To book value                                       321 %         249          199        164        172
Book value                                        $   15.95         14.85        13.91      12.58      11.99
BALANCE SHEET DATA
Assets                                              205,735       197,341      188,855    159,577    148,759
Long-term debt                                    $  11,752        10,815        9,586      6,405      5,685
-------------------------------------------------------------------------------------------------------------

(a)  Tax-equivalent.
(b) After tax merger-related and restructuring charges amounted to $204 million in 1997, $272 million in 1996, $163 in 1995, $70 million in 1994 and $11 million in 1993.
(c) The SAIF special assessment amounted to $96 million after tax in 1996.
(d) Average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.


Table 2
NONINTEREST INCOME

---------------------------------------------------------------------------------------------------------

                                                                                Years Ended December 31,
                                                      ---------------------------------------------------

(In millions)                                             1997      1996       1995       1994      1993
---------------------------------------------------------------------------------------------------------
Trading account profits                            $       252       162        122         75       104
Service charges on deposit accounts                      1,119       979        921        820       809
Mortgage banking income                                    256       205        196        100       181
Capital management income                                1,078       782        631        483       451
Securities available for sale transactions                  52        96         76         24        76
Investment security transactions                             3         4          6          4         7
Fees for other banking services                            263       280        226        157       125
Equipment lease rental income                              187       112         32         22        20
Sundry income                                            1,112       915        848        679       642
---------------------------------------------------------------------------------------------------------
        Total noninterest income                   $     4,322     3,535      3,058      2,364     2,415
---------------------------------------------------------------------------------------------------------




Table 3
NONINTEREST EXPENSE
-----------------------------------------------------------------------------------------------------------------

                                                                                         Years Ended December 31,
                                                           ------------------------------------------------------

(In millions)                                                   1997        1996       1995       1994       1993
------------------------------------------------------------------------------------------------------------------
Salaries                                                    $  2,909       2,649      2,514      2,173      2,057
Other benefits                                                   641         628        597        548        506
------------------------------------------------------------------------------------------------------------------
        Personnel expense                                      3,550       3,277      3,111      2,721      2,563
Occupancy                                                        544         546        553        515        501
Equipment                                                        649         569        471        388        349
Advertising                                                      141         100        127        107         86
Telecommunications                                               168         158        142        115        109
Travel                                                           125         114         96         76         67
Postage, printing and supplies                                   225         236        220        180        182
FDIC assessment                                                   29          45        169        254        261
Professional fees                                                292         257        342        290        216
External data processing                                          94         146        101         72         90
Other intangible amortization                                    315         290        280        192        158
Merger-related and restructuring charges                         284         421        233        107         17
SAIF special assessment                                            -         149          -          -          -
Sundry expense                                                   920         622        697        648        823
------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                           $  7,336       6,930      6,542      5,665      5,422
------------------------------------------------------------------------------------------------------------------
Overhead efficiency ratio (a)                                     59 %        62         62         63         62
Overhead efficiency ratio, adjusted (b)                           57 %        56         60         62         62
------------------------------------------------------------------------------------------------------------------

(a) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income.

(b) These ratios are the result of reducing noninterest expense by merger-related and restructuring charges and the 1996 SAIF special assessment. Additionally, net operating revenue and noninterest expense are reduced by trust capital securities expense included in sundry expense.


Table 4
BUSINESS SEGMENTS
--------------------------------------------------------------------------------------------------------------

                                                                                  Year Ended December 31, 1997
                           -----------------------------------------------------------------------------------
                                                            First
                                               First        Union                        Retail
                                               Union         Home          Card          Branch
(In millions)                               Mortgage       Equity      Products        Products         Total
--------------------------------------------------------------------------------------------------------------
CONSUMER BANK
Income statement data
  Net interest income                 $           58          124           476           2,425         3,083
  Provision for loan losses                        3            9           363             147           522
  Noninterest income                             302           44           245             647         1,238
  Noninterest expense                            302           77           290           1,783         2,452
  Income tax expense                              20           30            25             418           493
--------------------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders               $           35           52            43             724           854
--------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                          30.28 %      57.87         10.15           33.74         30.78
  Average loans, net                  $        1,182        3,928         4,731          42,669        52,510
  Average deposits                               826           -              -          59,597        60,423
  Average attributed common
    equity                            $          114           91           424           2,145         2,774
--------------------------------------------------------------------------------------------------------------


                                                                                                  Retail        Internal
                                                       Evergreen       Private          CAP    Brokerage             Mgt.
(In millions)                                  Trust       Funds        Client      Account     Services     Elimination     Total
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                 $           33           2            98          116           14               -       263
  Provision for loan losses                        -           -             3            -            -               -         3
  Noninterest income                             369         252             7           55          268             (31)      920
  Noninterest expense                            303         167            58          105          254               -       887
  Income tax expense                              36          32            16           24           10             (11)      107
------------------------------------------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders               $           63          55            28           42           18             (20)      186
------------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                          44.25  %    82.56         17.68        44.82        17.83               -     33.25
  Average loans, net                  $           17           -         1,880            -          252               -     2,149
  Average deposits                             1,381           -         1,577       10,300            -               -    13,258
  Average attributed common
    equity                            $          142          67           155           93          101               -       558
------------------------------------------------------------------------------------------------------------------------------------



                                               Small                      Real
                                            Business        Cash        Estate                   Deposit
(In millions)                                Banking         Mgt.      Banking      Lending     Products            Total
---------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANK
Income statement data
  Net interest income                 $           57          36           209          449          754            1,505
  Provision for loan losses                        3           -            11           46            -               60
  Noninterest income                               -         236             -            -          102              338
  Noninterest expense                             27         196            75          280          435            1,013
  Income tax expense                              10          28            48           42          154              282
---------------------------------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders               $           17          48            75           81          267              488
---------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                          16.95 %     61.64         13.27         6.30        63.67            19.87
  Average loans, net                  $        1,620           -         8,145       18,184            -           27,949
  Average deposits                                 -           -             -            -       18,608           18,608
  Average attributed common
    equity                            $          101          78           565        1,296          419            2,459
---------------------------------------------------------------------------------------------------------------------------

                                                                     (Continued)


Table 4
BUSINESS SEGMENTS
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                 Year Ended December 31, 1997
                                        -------------------------------------------------------------------------------------

                                                               Real                                 Commercial
                                          Investment         Estate         Risk    Traditional        Leasing
(In millions)                                Banking        Finance          Mgt.      Banking          & Rail         Total
-----------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                 $           79             21            9           230              96           435
  Provision for loan losses                        1             (1)           -             1                 -           1
  Noninterest income                             226            178           94            93             202           793
  Noninterest expense                            214             92           60           124             189           679
  Income tax expense                              33             39           16            72              40           200
-----------------------------------------------------------------------------------------------------------------------------
  Net income applicable to
    common stockholders               $           57             69           27           126              69           348
-----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                          16.13 %        45.19        50.44         18.39           46.33         24.99
  Average loans, net                  $        2,326            646            -         8,546           3,369        14,887
  Average deposits                               818            212          111         2,658              21         3,820
  Average attributed common
    equity                            $          353            152           54           684             149         1,392
-----------------------------------------------------------------------------------------------------------------------------


                                      Consumer    Capital    Commercial      Capital   Treasury/
(In millions)                             Bank        Mgt.         Bank      Markets     Nonbank   CoreStates         Total
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED (b)
Income statement data
  Net interest income             $     3,083         263         1,505          435         457        2,167         7,910
  Provision for loan losses               522           3            60            1         254          263         1,103
  Noninterest income                    1,238         920           338          793         107          926         4,322
  Noninterest expense                   2,452         887         1,013          679         558        1,747         7,336
  Income tax expense                      493         107           282          200        (268)         270         1,084
----------------------------------------------------------------------------------------------------------------------------
Net income applicable to
  common stockholders after
  merger-related and
  restructuring charges           $       854         186           488          348          20          813         2,709
After-tax merger-related and
  restructuring charges                     -           -          -           -             194           10           204
---------------------------------------------------------------------------------------------------------------------------
Net income applicable to
  common stockholders before
  merger-related and
  restructuring charges           $       854         186           488          348         214          823         2,913
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    common equity (a)                   30.78 %     33.25         19.87        24.99        5.52        24.68         20.24
  Average loans, net              $    52,510       2,149        27,949       14,887       2,934       34,088       134,517
  Average deposits                     60,423      13,258        18,608        3,820       3,771       32,967       132,847
  Average attributed common
    equity                        $     2,774         558         2,459        1,392       3,875        3,335        14,393
----------------------------------------------------------------------------------------------------------------------------

(a) Average attributed common equity excludes merger-related and restructuring charges and average net unrealized gains or losses on debt and equity securities. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used herein.

(b) Discreet CoreStates segment data which would conform to the Corporation's segment reporting methodologies and assumptions are not available, and accordingly, the amounts related to CoreStates represent the consolidated historical results of CoreStates.


Table 5
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
----------------------------------------------------------------------------------------------------

                                                                            Years Ended December 31,
                                            --------------------------------------------------------

                                                  1997          1996       1995      1994       1993
----------------------------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity                  13.58 X        13.61      13.22     12.63      13.31
                 X
Return on assets                                 1.38 %         1.20       1.26      1.20       1.22
----------------------------------------------------------------------------------------------------
Return on total stockholders' equity (b)        18.86 %        16.36      16.65     15.14      16.23
                 X
Earnings retained                               57.88 %        54.24      60.43     58.59      64.45
----------------------------------------------------------------------------------------------------
Internal capital growth (b)                     10.91 %         8.87      10.06      8.87      10.46
----------------------------------------------------------------------------------------------------
DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                                 39.18 %        39.18      36.13     38.30      33.59
  Preferred and common shares                   39.18          39.38      36.84     39.84      35.32
Net income
  Common shares                                 42.12          45.55      38.84     39.85      33.81
  Preferred and common shares                   42.12 %        45.76      39.57     41.41      35.55
----------------------------------------------------------------------------------------------------
SELECTED RATIOS ON
Operating earnings
  Return on assets                               1.49 %         1.39       1.36      1.25       1.22
  Return on common
    stockholders' equity (b) (c)                20.24          18.76      17.98     15.65      16.73
Net income
  Return on common
    stockholders' equity (b) (c)                18.86 %        16.42      16.72     15.04      16.62
----------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
(c) Based on average balances and net income applicable to common stockholders.

Table 6
SELECTED QUARTERLY DATA
--------------------------------------------------------------------------------------------------------------------

                                                                        1997                                   1996
                                ------------------------------------------------------------------------------------

(In millions, except per
  share data)                      Fourth          Third    Second     First   Fourth     Third    Second     First
--------------------------------------------------------------------------------------------------------------------
Interest income               $     3,635          3,663     3,621     3,443    3,484     3,457     3,452     3,365
Interest expense                    1,681          1,657     1,613     1,501    1,574     1,534     1,538     1,505
--------------------------------------------------------------------------------------------------------------------
Net interest income                 1,954          2,006     2,008     1,942    1,910     1,923     1,914     1,860
Provision for loan losses             445            225       228       205      190       164       204       120
--------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses         1,509          1,781     1,780     1,737    1,720     1,759     1,710     1,740
Securities available for sale
  transactions                         18             15        10         9       20        33        21        22
Investment security
  transactions                          -              2         1         -        1         -         2         1
Noninterest income                  1,147          1,065     1,030     1,025      976       873       817       769
Merger-related and
  restructuring charges (a)           225              -        59        -        10        12       104       295
SAIF special assessment (b)             -              -        -         -         -       149         -         -
Noninterest expense                 1,941          1,711     1,712     1,688    1,646     1,605     1,580     1,529
--------------------------------------------------------------------------------------------------------------------
Income before income
  taxes (benefits)                    508          1,152     1,050     1,083    1,061       899       866       708
Income taxes (benefits)               (68)           404       368       380      373       316       315       257
--------------------------------------------------------------------------------------------------------------------
Net income                            576            748       682       703      688       583       551       451
Dividends on preferred stock            -              -         -         -        1         1         3         4
--------------------------------------------------------------------------------------------------------------------
Net income applicable to
  common stockholders         $       576            748       682       703      687       582       548       447
--------------------------------------------------------------------------------------------------------------------
PER COMMON
  SHARE DATA
  Basic earnings              $      0.61           0.79      0.72      0.72     0.71      0.60      0.56      0.46
  Diluted earnings                   0.60           0.78      0.70      0.72     0.70      0.60      0.55      0.45
  Cash dividends                     0.32           0.32      0.29      0.29     0.29      0.29      0.26      0.26
  Common stock price
    High                           52 7/8       50 11/16    47 7/8    47 3/4   38 1/2    33 7/8    32 1/4    31 3/8
    Low                          46 15/16         45 7/8    39 1/8    36 5/8   33 1/2    30 1/2    28 3/4    25 3/4
    Period-end                $    51 1/4        50 1/16    46 1/4    40 1/2   37        33 3/8    30 3/8    30 1/8
--------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS (c)
Return on assets (d)                 1.14 %         1.50      1.39      1.50     1.51      1.23      1.16      0.98
Return on common
  stockholders' equity (e)          15.44          20.36     19.37     19.91    20.70     16.87     15.85     13.14
Stockholders' equity to assets       7.51 %         7.29      7.15      7.51     7.31      7.27      7.27      7.54
--------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS (f)
Return on assets (d)                 1.47 %         1.50      1.47      1.50     1.52      1.45      1.30      1.39
Return on common
  stockholders' equity (e)          19.82 %        20.31     20.42     19.91    20.39     19.50     17.49     18.57
--------------------------------------------------------------------------------------------------------------------
CORPORATION AS
  REPORTED
  Net interest income         $     1,416          1,463     1,460     1,404    1,372     1,383     1,381     1,329
  Net income                          362            547       483       504      494       386       470       274
  Net income applicable to
    common stockholders               362            547       483       504      493       385       467       270
  Basic earnings per share           0.57           0.88      0.78      0.80     0.80      0.63      0.75      0.43
  Diluted earnings per share  $      0.56           0.87      0.77      0.79     0.79      0.62      0.74      0.43
--------------------------------------------------------------------------------------------------------------------

(a) Merger-related restructuring charges amounted to $204 million after tax in 1997 and $272 million after tax in 1996.
(b) The SAIF special assessment amounted to $96 million after tax in 1996.
(c) Based on average balances and after merger-related and restructuring charges and SAIF special assessment.
(d)  Based on net income.
(e) Based on net income applicable to common stockholders, excluding average net unrealized gains or losses on debt and equity securities.
(f) Based on average balances and before merger-related and restructuring charges and SAIF special assessment.

Table 7
SELECTED FIVE-YEAR DATA
----------------------------------------------------------------------------------------------------------------

                                                                                       Years Ended December 31,
                                                            ----------------------------------------------------

(Dollars in millions)                                            1997      1996       1995       1994      1993
----------------------------------------------------------------------------------------------------------------
FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (a)                                           $      4,827     5,707      3,836      3,842     6,277
    Wholesale                                                   3,845       399        428        933     2,431
----------------------------------------------------------------------------------------------------------------
        Total                                            $      8,672     6,106      4,264      4,775     8,708
----------------------------------------------------------------------------------------------------------------
  VOLUME OF RESIDENTIAL
    LOANS SERVICED                                       $     64,363    61,909     57,504     33,881    32,786
----------------------------------------------------------------------------------------------------------------
FIRST UNION CORPORATION
  OTHER DATA
  ATMs                                                          3,701     3,458      3,165      2,039     1,986
  Employees                                                    65,943    67,793     68,978     54,479    56,430
  Common stockholders                                         120,437   103,538     89,257     54,236    58,670
----------------------------------------------------------------------------------------------------------------

(a)  Includes originations of affiliated banks.

Table 8
SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                             December 31, 1997
                               ------------------------------------------------------------------------------------------------


                                                                                      Gross Unrealized                 Average
                               1 Year          1-5      5-10  After 10              ------------------   Amortized    Maturity
(In millions)                  or Less        Years     Years     Years      Total    Gains     Losses        Cost    in Years
-------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                $     718        1,106     1,420       178      3,422    (120)          -       3,302        6.05
U.S. Government agencies           170        5,749     7,722        46     13,687    (234)          4      13,457        5.41
CMOs                               333        1,806       176       224      2,539     (25)          7       2,521        4.68
State, county and municipal         13           30        22        71        136      (1)          -         135       12.75
Other                              114        2,250       237     1,139      3,740     (87)         12       3,665        6.83
-------------------------------------------------------------------------------------------------------------------------------
        Total                $   1,348       10,941     9,577     1,658     23,524    (467)         23      23,080        5.72
-------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities              $   1,348       10,875     9,577       751     22,551    (414)         21      22,158
Sundry securities                    -           66         -       907        973     (53)          2         922
-------------------------------------------------------------------------------------------------------------------
        Total                $   1,348       10,941     9,577     1,658     23,524    (467)         23      23,080
-------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities              $   1,334       10,743     9,341       740     22,158
Sundry securities                    -           66         -       856        922
-----------------------------------------------------------------------------------
        Total                $   1,334       10,809     9,341     1,596     23,080
-----------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                   6.06 %       6.30      7.01      7.07       6.57
  U.S. Government agencies        5.96         7.11      7.05      7.57       7.07
  CMOs                            7.49         6.62      5.68      5.77       6.59
  State, county and municipal     8.09         6.93      6.64      6.90       6.98
  Other                           6.90         5.69      6.91      6.44       6.03
  Consolidated                    6.48 %       6.66      7.02      6.47       6.78
-----------------------------------------------------------------------------------

                                                                                                             December 31, 1996
                               ------------------------------------------------------------------------------------------------


                                                                                      Gross Unrealized                 Average
                               1 Year          1-5      5-10  After 10              ------------------   Amortized    Maturity
(In millions)                  or Less        Years     Years     Years      Total    Gains     Losses        Cost    in Years
-------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                $     595        2,677        53        22      3,347     (16)         15       3,346        2.25
U.S. Government agencies           100        2,669     8,970        31     11,770     (45)         60      11,785        5.74
CMOs                               199        1,256         1         8      1,464      (9)          9       1,464        3.12
State, county and municipal         29           35        25        31        120      (1)          -         119        7.10
Other                              122        1,128       115     1,133      2,498     (77)         16       2,437        4.68
-------------------------------------------------------------------------------------------------------------------------------
        Total                $   1,045        7,765     9,164     1,225     19,199    (148)        100      19,151        4.84
-------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities              $   1,045        7,748     9,164       225     18,182     (97)        100      18,185
Sundry securities                    -           17         -     1,000      1,017     (51)          -         966
-------------------------------------------------------------------------- ----------------------------------------

        Total                $   1,045        7,765     9,164     1,225     19,199    (148)        100      19,151
-------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities              $   1,042        7,716     9,192       235     18,185
Sundry securities                    -           16         -       950        966
-----------------------------------------------------------------------------------
        Total                $   1,042        7,732     9,192     1,185     19,151
-----------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                   6.10 %       6.05      7.24      6.46       6.08
  U.S. Government agencies        5.83         6.82      6.98      7.77       6.93
  CMOs                            6.32         6.99      6.03      6.03       6.90
  State, county and municipal     7.68         7.41      7.72      7.14       7.47
  Other                           7.36         6.15      7.83      5.76       6.11
  Consolidated                    6.31 %       6.49      6.99      5.86       6.68
-----------------------------------------------------------------------------------

Included in "U.S. Government agencies" and "Other" at December 31, 1997, are $2.7 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on-and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1997, these securities had a weighted average maturity of
3.75 years and a weighted average yield of 5.31 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 6.57 percent based on a weighted average funding cost differential of (1.26) percent. The amounts included in this paragraph are not restated for the CoreStates acquisition.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1997. Average maturity in years excludes preferred and common stocks and money market funds.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

There were forward commitments to purchase securities at a cost of $6.4 billion that had a market value of $6.4 billion at December 31, 1997. Gross gains and losses realized on the sale of debt securities in 1997 were $54 million and $43 million, respectively, and gross gains and losses on sundry securities were $52 million and $11 million, respectively. Gross gains and losses realized on the sale of debt securities in 1996 were $163 million and $130 million, respectively, and gross gains on sundry securities $63 million.

Table 9
INVESTMENT SECURITIES
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                             December 31, 1997
                              -------------------------------------------------------------------------------------------------


                                                                                      Gross Unrealized                 Average
                                1 Year          1-5      5-10  After 10             ------------------      Market    Maturity
(In millions)                  or Less        Years     Years     Years    Total      Gains     Losses       Value    in Years
-------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury               $       14            3         1         -       18          -          -          18        0.86
U.S. Government agencies           171          861       323        24    1,379         28        (2)       1,405        3.89
CMOs                                31          380        42        67      520          9          -         529        4.77
State, county and municipal        105          282       302       327    1,016        120          -       1,136        8.60
Other                               16           56        79       442      593          2       (13)         582       20.70
-------------------------------------------------------------------------------------------------------------------------------
        Total               $      337        1,582       747       860    3,526        159       (15)       3,670        6.94
-------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
Debt securities             $      337        1,582       747       544    3,210        159        (2)       3,367
Sundry securities                    -            -         -       316      316          -       (13)         303
-------------------------------------------------------------------------------------------------------------------

        Total               $      337        1,582       747       860    3,526        159       (15)       3,670
-------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities             $      338        1,623       791       615    3,367
Sundry securities                    -            -         -       303      303
---------------------------------------------------------------------------------
        Total               $      338        1,623       791       918    3,670
---------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                   5.96 %       5.62      6.10         -     5.91
  U.S. Government agencies        6.03         7.29      6.92      5.35     7.02
  CMOs                            7.82         7.88      6.34      2.66     7.08
  State, county and municipal     9.77        10.90     13.14     12.20    11.87
  Other                           3.75         4.74      7.18      9.72     8.74
  Consolidated                    7.25 %       7.98      9.43      9.99     8.71
---------------------------------------------------------------------------------


                                                                                                             December 31, 1996
                              -------------------------------------------------------------------------------------------------

                                                                                      Gross Unrealized                 Average
                                1 Year          1-5      5-10  After 10              ------------------     Market    Maturity
(In millions)                  or Less        Years     Years     Years    Total      Gains     Losses       Value    in Years
-------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury               $       12           23         -         1       36          1          -          37        2.36
U.S. Government agencies           108          988       319         5    1,420         25        (4)       1,441        4.13
CMOs                               221          715         1         8      945          8        (1)         952        2.51
State, county and municipal        160          388       215       408    1,171        113        (1)       1,283        7.16
Other                               41          159        50       368      618          5        (8)         615        8.68
-------------------------------------------------------------------------------------------------------------------------------
        Total               $      542        2,273       585       790    4,190        152       (14)       4,328        5.14
-------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
Debt securities             $      542        2,273       585       468    3,868        152        (2)       4,018
Sundry securities                    -            -         -       322      322          -       (12)         310
-------------------------------------------------------------------------------------------------------------------

        Total               $      542        2,273       585       790    4,190        152       (14)       4,328
-------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities             $      547        2,318       608       545    4,018
Sundry securities                    -            -         -       310      310
---------------------------------------------------------------------------------
        Total               $      547        2,318       608       855    4,328
---------------------------------------------------------------------------------
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                   5.80 %       6.31         -      6.34     6.14
  U.S. Government agencies        5.81         7.60      7.18      6.34     7.36
  CMOs                            6.47         6.98      6.03      6.03     6.85
  State, county and municipal     7.50         8.81      9.76     11.31     9.68
  Other                           5.83         6.41      7.12      6.64     6.56
  Consolidated                    6.58 %       7.51      8.12      9.05     7.77
----------------------------------------------------------------------------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at December 31, 1997.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

There were no commitments to purchase or sell investment securities at December 31, 1997. Gross gains realized on calls of sundry securities in 1997 were $3 million. In 1996, gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities were $5 million and $1 million, respectively.

Table 10
LOANS
----------------------------------------------------------------------------------------------------

                                                                           Years Ended December 31,
                                             -------------------------------------------------------

(In millions)                                      1997        1996       1995      1994       1993
----------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural     $     46,117      41,489     40,959    35,220     31,871
Real estate - construction and other              3,037       3,474      3,350     2,651      2,791
Real estate - mortgage                           13,160      14,300     15,071    14,533     14,448
Lease financing                                   8,610       6,348      4,556     2,278      1,769
Foreign                                           3,885       2,842      1,675     1,121        968
----------------------------------------------------------------------------------------------------
        Total commercial                         74,809      68,453     65,611    55,803     51,847
----------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                           28,998      33,181     32,782    26,615     23,862
Installment loans - Bankcard (a)                  3,914       7,295      5,358     5,837      3,425
Installment loans - other                        22,271      23,855     22,493    18,153     17,171
Vehicle leasing                                   5,331       4,529      3,615     2,799      1,905
----------------------------------------------------------------------------------------------------
        Total retail                             60,514      68,860     64,248    53,404     46,363
----------------------------------------------------------------------------------------------------
        Total loans                             135,323     137,313    129,859   109,207     98,210
----------------------------------------------------------------------------------------------------
UNEARNED INCOME
Loans                                               661         542        513       456        372
Lease financing                                   2,975       2,124      1,441       786        463
----------------------------------------------------------------------------------------------------
        Total unearned income                     3,636       2,666      1,954     1,242        835
----------------------------------------------------------------------------------------------------
        Loans, net                         $    131,687     134,647    127,905   107,965     97,375
----------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

                                      T-11

Table 11
CERTAIN COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES
----------------------------------------------------------------------------------------------------------------

                                                                                              December 31, 1997
                                                      ----------------------------------------------------------

                                                                            Real
                                                       Commercial,       Estate-
                                                         Financial  Construction      Real
                                                               and           and   Estate-
(In millions)                                         Agricultural         Other  Mortgage    Foreign     Total
----------------------------------------------------------------------------------------------------------------
FIXED RATE
1 year or less                                      $       11,285           37      1,405      2,417    15,144
1-5 years                                                    4,447          252      3,473        199     8,371
After 5 years                                                1,642          199      1,788          -     3,629
----------------------------------------------------------------------------------------------------------------
        Total                                               17,374          488      6,666      2,616    27,144
----------------------------------------------------------------------------------------------------------------
ADJUSTABLE RATE
1 year or less                                              14,045          905      1,350      1,148    17,448
1-5 years                                                   11,934        1,339      3,196        119    16,588
After 5 years                                                2,764          305      1,948          2     5,019
----------------------------------------------------------------------------------------------------------------
        Total                                               28,743        2,549      6,494      1,269    39,055
----------------------------------------------------------------------------------------------------------------
        Total                                       $       46,117        3,037     13,160      3,885    66,199
================================================================================================================

Table 12
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
------------------------------------------------------------------------------------------------------------

                                                                                   Years Ended December 31,
                                                       -----------------------------------------------------

(In millions)                                              1997        1996       1995       1994      1993
------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of year                           $    2,212       2,308      2,259      2,259     2,171
Provision for loan losses                                 1,103         678        403        458       559
Allowance relating to loans acquired, transferred
 to accelerated disposition or sold                       (596)          50        193         82       197
Loan losses, net                                          (872)       (824)      (547)      (540)     (668)
------------------------------------------------------------------------------------------------------------
Balance, end of year                                 $    1,847       2,212      2,308      2,259     2,259
------------------------------------------------------------------------------------------------------------
  as % of loans, net                                       1.40  %     1.64       1.80       2.09      2.32
------------------------------------------------------------------------------------------------------------
  as % of nonaccrual and restructured loans                 211  %      241        252        228       142
------------------------------------------------------------------------------------------------------------
  as % of nonperforming assets                              186  %      211        201        170       111
------------------------------------------------------------------------------------------------------------
LOAN LOSSES
Commercial, financial and agricultural               $      172         221        187        276       357
Real estate - construction and other                         49          98         64        123       127
Real estate - mortgage                                       54          60         97        123       174
Installment loans - Bankcard                                511         405        255        110        95
Installment loans - Bankcard special adjustment (a)           -          34          -          -         -
Installment loans - other and Vehicle leasing               288         258        163        125       137
------------------------------------------------------------------------------------------------------------
        Total                                             1,074       1,076        766        757       890
------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                       74         120        103        101       111
Real estate - construction and other                         23          33         24         20        17
Real estate - mortgage                                        9          12         22         23        24
Installment loans - Bankcard                                 35          40         23         18        16
Installment loans - other and Vehicle leasing                61          47         47         55        54
------------------------------------------------------------------------------------------------------------
        Total                                               202         252        219        217       222
------------------------------------------------------------------------------------------------------------
        Loan losses, net                             $      872         824        547        540       668
------------------------------------------------------------------------------------------------------------
          as % of average loans, net                       0.65 %      0.64       0.45       0.53      0.72
------------------------------------------------------------------------------------------------------------
          as % of average loans, net,
            excluding Bankcard                             0.31 %      0.35       0.27       0.46      0.66
------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                   $      384         324        514        569       797
  Commercial real estate loans                              135         218          -          -         -
  Consumer real estate loans                                233         240          -          -         -
  Installment loans                                         124         123        131          -         -
  Real estate loans                                           -           -        260        397       686
------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                              876         905        905        966     1,483
Restructured loans                                            2          14         11         27       106
Foreclosed properties                                       113         128        232        335       448
------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                   $      991       1,047      1,148      1,328     2,037
------------------------------------------------------------------------------------------------------------
          as % of loans,
          net and foreclosed properties                    0.75 %      0.78       0.90       1.23      2.08
------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                      $      326         474        445        350       294
------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard special adjustment includes a 1996 one-time charge-off related to an anticipated regulatory change that would reduce the period delinquent loans could be held before charge-off.
Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" narrative discussions in Management's Analysis of Operations do not (i) represent or result from trends or uncertainties that management expects will materially affect future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.



Table 13
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES (a)
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Years Ended December 31,
                          --------------------------------------------------------------------------------------------------------

                                    1997                  1996                  1995                   1994                  1993
                          ---------------       ---------------        --------------        ---------------        --------------
                                   Loans                 Loans                 Loans                  Loans                 Loans
                                    % to                  % to                  % to                   % to                  % to
                                   Total                 Total                 Total                  Total                 Total
(In millions)                Amt.  Loans           Amt.  Loans            Amt. Loans            Amt.  Loans            Amt. Loans
----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural      $    480      35 %    $    543      30 %     $    645     32 %     $    689      32 %     $    657     32 %
Real estate -
  Construction and
    other                     44       2            90       3            102      3            106       2            243      3
  Mortgage                   149      31           284      34            405     36            403      39            466     40
Installment loans -
  Bankcard                   225       3           442       5            322      4            238       5            142      3
  Other and Vehicle
    leasing                  227      20           309      21            334     20            251      19            275     19
Lease financing               46       6            73       5             37      4             39       2             26      2
Foreign                       49       3            39       2             60      1             44       1             18      1
Unallocated                  627       -           432       -            403      -            489       -            432      -
----------------------------------------------------------------------------------------------------------------------------------
        Total           $  1,847     100 %    $  2,212     100 %     $  2,308    100 %     $  2,259     100 %     $  2,259    100 %
----------------------------------------------------------------------------------------------------------------------------------

(a) The allocation of the allowance for loan losses to the respective classifications is not necessarily indicative of future losses or future allocations. See the "Loans" and the "Provision and Allowance for Loan Losses" discussions in Management's Analysis of Operations and the "Allowance for Loan Losses" discussion in Note 1 of Notes to Supplemental Consolidated Financial Statements.

Table 14
INTANGIBLE ASSETS
--------------------------------------------------------------------------------------------------------------------------

                                                                                                 Years Ended December 31,
                                                                      ----------------------------------------------------

(In millions)                                                             1997       1996       1995      1994       1993
--------------------------------------------------------------------------------------------------------------------------
MORTGAGE AND OTHER SERVICING ASSETS                                 $      427        284        209       135         95
--------------------------------------------------------------------------------------------------------------------------
CREDIT CARD PREMIUM                                                 $       24         35         46        62         82
--------------------------------------------------------------------------------------------------------------------------
OTHER INTANGIBLE ASSETS
Goodwill                                                            $    2,465      2,650      2,202     1,665      1,110
Deposit base premium                                                       473        551        622       627        404
Other                                                                       10         15         19        29         40
--------------------------------------------------------------------------------------------------------------------------
        Total                                                       $    2,948      3,216      2,843     2,321      1,554
==========================================================================================================================

Table 15
FORECLOSED PROPERTIES
-------------------------------------------------------------------------------------------------------------

                                                                                   Years Ended December 31,
                                                         ----------------------------------------------------

(In millions)                                               1997       1996       1995      1994       1993
-------------------------------------------------------------------------------------------------------------
Foreclosed properties                                  $     129        145        257       377        511
-------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, beginning
  of year                                                     17         25         42        63        109
Provision for foreclosed properties                            2        (1)        (3)        14         46
Transfer from allowance for segregated assets                  -          1          -         2          5
Dispositions, net                                             (3)       (8)       (14)      (37)       (97)
-------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of year              16         17         25        42         63
-------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                             $     113        128        232       335        448
-------------------------------------------------------------------------------------------------------------

                                                    T-15

Table 16
DEPOSITS
---------------------------------------------------------------------------------------------

                                                                    Years Ended December 31,
                                         ----------------------------------------------------

(In millions)                                1997       1996      1995       1994       1993
---------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                    $   31,005     29,713    27,706     24,542     24,976
Savings and NOW accounts                   37,281     35,892    36,654     33,634     31,903
Money market accounts                      21,240     21,193    18,719     19,284     20,455
Other consumer time                        37,324     42,457    42,857     36,671     33,545
---------------------------------------------------------------------------------------------
        Total core deposits               126,850    129,255   125,936    114,131    110,879
Foreign                                     3,928      3,307     4,720      5,916      2,254
Other time                                  6,299      3,867     3,456      2,592      2,616
---------------------------------------------------------------------------------------------
        Total deposits                 $  137,077    136,429   134,112    122,639    115,749
---------------------------------------------------------------------------------------------

                                                     T-16

Table 17
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
------------------------------------------------------------------------

                                                      December 31, 1997
                                                    --------------------

                                                        Time      Other
(In millions)                                    Certificates      Time
------------------------------------------------------------------------
MATURITY OF
3 months or less                                $      3,783          -
Over 3 months through 6 months                         2,307          -
Over 6 months through 12 months                        2,016          -
Over 12 months                                         2,728          -
------------------------------------------------------------------------

        Total                                   $     10,834          -
------------------------------------------------------------------------

Table 18
CAPITAL RATIOS
----------------------------------------------------------------------------------------------------

                                                                           Years Ended December 31,
                                              ------------------------------------------------------

(In millions)                                      1997        1996       1995       1994      1993
----------------------------------------------------------------------------------------------------
CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                             $   13,972      11,358     10,085      7,854     6,216
  Total capital                                  21,585      18,058     16,089     12,190     9,722
Adjusted risk-based assets                      165,802     143,549    136,261     94,410    67,702
Adjusted leverage ratio assets               $  197,075     168,455    163,668    116,642    93,654
Ratios
  Tier 1 capital                                   8.43 %      7.91       7.40       8.32      9.18
  Total capital                                   13.02       12.58      11.81      12.91     14.36
  Leverage                                         7.09        6.74       6.16       6.73      6.64
STOCKHOLDERS' EQUITY TO ASSETS (a)
  Year-end                                         7.42        7.41       7.30       7.52      7.83
  Average                                          7.36 %      7.35       7.56       7.92      7.51
----------------------------------------------------------------------------------------------------
BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank (North Carolina)       6.97 %      6.43       6.46       7.32      8.24
  First Union National Bank (New Jersey)          10.70        8.98       9.16          -         -
  First Union Bank of Delaware                    11.83       13.61      25.45          -         -
  First Union Home Equity Bank                    10.95        8.40       7.50       7.60         -
Total capital
  First Union National Bank (North Carolina)      10.20       10.20      10.15      10.69     11.35
  First Union National Bank (New Jersey)          13.99       12.22      10.95          -         -
  First Union Bank of Delaware                    13.09       14.87      26.74          -         -
  First Union Home Equity Bank                    13.20       10.77      10.09      12.10         -
Leverage
  First Union National Bank (North Carolina)       6.02        5.95       5.72       6.10      5.52
  First Union National Bank (New Jersey)           7.06        7.06       7.43          -         -
  First Union Bank of Delaware                     6.24       10.60      17.20          -         -
  First Union Home Equity Bank                    10.16 %      7.84       6.48       7.22         -
----------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent. The 1992-1996 capital ratios presented herein have not been restated to reflect the Signet pooling of interests acquisition. The amounts presented herein have been restated for all periods presented to reflect the CoreStates acquisition.
(b) By the end of 1997, all First Union bank affiliates were merged into First Union National Bank (North Carolina), except those included herein. Accordingly, historical information related to such affiliates is not presented, and historical ratios for First Union National Bank (North Carolina) are not restated. On February 26, 1998, First Union National Bank (New Jersey) and First Union National Bank (North Carolina) were combined. The combined banks will operate as First Union National Bank. The amounts presented herein do not include those of acquired banks.

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

-------------------------------------------------------------------------------------------------------------------------------

                                                          Weighted
                                                         Average Rate              Estimated
                                           ------------------------------------------------
                                                                     Maturity
December 31, 1997                Notional                                  In       Fair
(In millions)                    Amount  Receive          Pay        Years (b)     Value               Comments
---------------------------------------------------------------------------------------------------------------------------
ASSET RATE
  CONVERSIONS
  Interest rate swaps         $  16,287       6.50  %       5.94 %        3.59           Converts floating rate loans to fixed
    Carrying amount                                                             $   13   rate.  Adds to liability sensitivity.
    Unrealized gross gain                                                          190   Similar characteristics to a fixed
    Unrealized gross loss                                                          (14)  income security funded with variable
                                                                                         rate liabilities. Includes $1.4 billion
                                                                                         of callable swaps expected to mature
                                                                                         in December 1999 if swap rates are
                                                                                         below 6.99 percent.
                                                                                  -------
        Total                                                                      189
                                                                                  -------
  Forward interest rate swaps       725       6.20            -           2.97       -   Converts floating rate loans to fixed
    Carrying amount                                                                      rates in future periods. Effective
    Unrealized gross gain                                                            1   December 1998 with put options on
    Unrealized gross loss                                                            -   forward swaps referenced under
                                                                                         "Rate Sensitivity Hedges" linked to
                                                                                         this item.
                                                                                 --------
        Total                                                                        1
                                                                                 --------
  Interest rate floors              579       6.06          5.90          1.60           Paid a premium to convert floating
    Carrying amount                                                                  3   rate loans to fixed rate when 3
    Unrealized gross gain                                                            2   month LIBOR is below an average
    Unrealized gross loss                                                           (1)  of 6.06 percent.
                                                                                 --------
        Total                                                                        4
                                                                                 --------
  Portfolio swaps                   100       8.19          6.08          6.30       -   Converts 3 month floating rate
    Carrying amount                                                                      treasury bill-based portfolio assets
    Unrealized gross gain                                                           11   to 1 month floating rate LIBOR
    Unrealized gross loss                                                            -   assets.
                                                                                 --------
        Total                                                                       11
                                                                                 --------
  Mortgage swap                       9       6.05          8.09          4.30       -   Offsets interest rate risk in a portion
    Carrying amount                                                                      of the fixed rate long-term mortgage
    Unrealized gross gain                                                            -   portfolio.
    Unrealized gross loss                                                            -
                                                                                 --------
        Total                                                                        -
                                                                                 --------
  Interest rate caps                 14       8.50          7.65          0.90       -     Offsets corresponding rate caps in
    Carrying amount                                                                        commercial loans.
    Unrealized gross gain                                                            -
    Unrealized gross loss                                                            -
                                                                                 --------
        Total                                                                         -
----------------------------------------                                         --------
        Total asset rate
          conversions         $  17,714       6.48  %       5.94 %        3.52 $     205
-----------------------------------------------------------------------------------------





                                   (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

-------------------------------------------------------------------------------------------------------------------------------

                                                          Weighted
                                                         Average Rate              Estimated
                                           --------------------------------------------------
                                                                     Maturity
December 31, 1997                Notional                                  In         Fair
(In millions)                    Amount    Receive               Pay  Years (b)      Value               Comments
-------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps         $    10,627       6.77  %       6.24 %        7.09          Converts $6.0 billion of fixed rate
    Carrying amount                                                              $   19   long-term debt to floating rate by
    Unrealized gross gain                                                           309   matching the terms of the swap to
    Unrealized gross loss                                                           (19)  the debt issue. Also converts $1.1
                                                                                          billion of fixed rate CDs to variable
                                                                                          rate, $950 million of fixed rate bank
                                                                                          notes to floating rate, $1 billion of
                                                                                          capital trust securities to variable
                                                                                          rate, and $1.5 billion of deposits
                                                                                          to variable rate.
                                                                                   -----
        Total                                                                       309
                                                                                   -----
  Forward interest rate swaps         459       6.83              -         3.30      -   Converts fixed rate deposit liabilities
    Carrying amount                                                                       to floating rate in future periods.
    Unrealized gross gain                                                             6
    Unrealized gross loss                                                             -
                                                                                   -----
        Total                                                                         6
                                                                                   -----
  Interest rate floors                336       4.65             -          2.67          $250 million and $86 million offset
    Carrying amount                                                                   1   corresponding rate purchased floors
    Unrealized gross gain                                                             -   in long-term debt and 2 year floating
    Unrealized gross loss                                                            (1)  rate retail deposits, respectively.
                                                                                   -----
        Total                                                                         -
------------------------------------------                                         -----
        Total liability rate
          conversions         $    11,422       6.71  %       6.24 %        6.81 $  315
----------------------------------------------------------------------------------------







                                                                (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

-------------------------------------------------------------------------------------------------------------------------------

                                                          Weighted
                                                         Average Rate              Estimated
                                           --------------------------------------------------
                                                                     Maturity
December 31, 1997                Notional                                  In         Fair
(In millions)                    Amount    Receive          Pay      Years (b)       Value               Comments
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Put options on forward swaps     $ 725         -   %       6.20 %        0.95           Paid a premium for the right to
    Carrying amount                                                              $    5   terminate $725 million of forward
    Unrealized gross gain                                                             -   interest rate swaps based on
    Unrealized gross loss                                                             -   interest rates in effect in December
                                                                                          1998.  Reduces liability sensitivity.
                                                                                  ------
        Total                                                                         5
                                                                                  ------
  Call options on forward swaps       200        -            -            6.70           Paid a premium for the right to
    Carrying amount                                                                   3   extend interest rate swaps hedging
    Unrealized gross gain                                                             1   $50 million of deposits and other
    Unrealized gross loss                                                             -   borrowings if LIBOR rates rise
                                                                                          above a certain level, and to execute
                                                                                          interest rate swaps to convert $150
                                                                                          million of long-term fixed rate debt
                                                                                          into floating rate.
                                                                                  ------
        Total                                                                         4
                                                                                  ------
  Interest rate caps (LIBOR)          158       5.88          7.03          1.86          Paid a premium for the right to lock
    Carrying amount                                                                   1   in 3 month LIBOR reset rates on
    Unrealized gross gain                                                             -   pay variable rate swaps.
    Unrealized gross loss                                                            (1)
                                                                                  ------
        Total                                                                         -
                                                                                  ------
  Periodic caps                       408         -           7.84          8.37          Paid a premium for the right to lock
    Carrying amount                                                                   5   in 1 year LIBOR reset rates for the
    Unrealized gross gain                                                             -   purpose of converting floating rate
    Unrealized gross loss                                                             -   liabilities to fixed rate.
                                                                                  ======

        Total                                                                         5
                                                                                  ------
  Interest rate caps (CMT)          2,200         -           5.70          3.96          Paid a premium for the right to lock
    Carrying amount                                                                  27   in 1 year Treasury rates for the
    Unrealized gross gain                                                             -   purpose of converting floating rate
    Unrealized gross loss                                                            (1)  liabilities to fixed rate.
                                                                                  ------
        Total                                                                        26
                                                                                  ------
  Interest rate floors                625       7.13           -            1.40          Paid a premium for the right to
    Carrying amount                                                                   2   receive a fixed rate if LIBOR is
    Unrealized gross gain                                                             6   below 7.13 percent.  Adds to
    Unrealized gross loss                                                             -   liability sensitivity when rates are
                                                                                          below 7.13 percent.
                                                                                  ======

        Total                                                                         8
                                                                                  ------
  Interest rate caps                  200         -           6.13          0.70          Received a premium for the
    Carrying amount                                                                   -   obligation to pay a fixed rate when
    Unrealized gross gain                                                             -   rates are above 6.13 percent.  Adds
    Unrealized gross loss                                                             -   to liability sensitivity when rates
                                                                                          are above 6.13 percent.
                                                                                  ------
        Total                                                                         -
                                                                                  ------
  Forward rate locks                   50       5.69           -            0.50          Offsets interest rate risk and
    Carrying amount                                                                   -   corresponding price risk associated
    Unrealized gross gain                                                             -   with the anticipated sale of 10- and
    Unrealized gross loss                                                             -   15-year fixed rate home equity
                                                                                          loans.
                                                                                  ------
        Total                                                                         -
                                                                                  ------






                                                                    (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

-------------------------------------------------------------------------------------------------------------------------------

                                                          Weighted
                                                         Average Rate              Estimated
                                           --------------------------------------------------
                                                                     Maturity
December 31, 1997                Notional                                  In         Fair
(In millions)                    Amount    Receive          Pay      Years (b)       Value               Comments
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES (continued)
  Short eurodollar futures         12,922         -           6.11          0.40             Locks in 3 month LIBOR reset rates
    Carrying amount                                                                      -   on pay variable rate swaps.  $4.8
    Unrealized gross gain                                                                -   billion effective March and June
    Unrealized gross loss                                                              (10)  1998 and $2.8 billion effective
                                                                                             September 1998.  $621 million
                                                                                             converts 1 month floating rate loans
                                                                                             to 1 month fixed rate loans.
                                                                                   --------
        Total                                                                          (10)
                                                                                   --------
  Long eurodollar futures           2,468       6.47             -          1.13             Converts floating rate LIBOR-based
    Carrying amount                                                                      -   loans to fixed rate. Adds to liability
    Unrealized gross gain                                                                4   sensitivity. Similar characteristics to
    Unrealized gross loss                                                                -   fixed income security funded with
                                                                                             variable rate liabilities. $500 million
                                                                                             effective December 1998, March,
                                                                                             June and September 1999.  $468
                                                                                             million converts 1 month floating
                                                                                             rate loans to 3 month fixed rate
                                                                                             loans.
                                                                                   --------
        Total                                                                            4
                                                                                   --------
  Call Options on eurodollar
    futures                           768       6.79             -          0.46             Paid a premium for the right to buy
      Carrying amount                                                                    -   Eurodollar futures that convert
      Unrealized gross gain                                                              2   floating rate LIBOR-based loans to
      Unrealized gross loss                                                              -   fixed rate.  Interest rate risk limited
                                                                                             to premium paid.  $256 million
                                                                                             effective March 1998, June 1998
                                                                                             and September 1998.
                                                                                   --------
        Total                                                                            2
                                                                                   --------
  Short Deutschemark futures           56         -           3.94          0.21             Locks in 3 month Deutschemark
    Carrying amount                                                                      -   funding levels in March 1998 for a
    Unrealized gross gain                                                                -   portion of the German bonds in the
    Unrealized gross loss                                                                -   foreign bond portfolio.
                                                                                   --------
        Total                                                                            -
                                                                                   --------
  CMT Floor                           100       6.42          5.84          3.34             First Union Mortgage Corporation
    Carrying amount                                                                      1   paid a premium for a CMT floor in
    Unrealized gross gain                                                                1   order to offset the decline in value
    Unrealized gross loss                                                                -   of mortgage servicing in a falling
                                                                                             rate environment.
                                                                                   --------
        Total                                                                            2
-------------------------------------------                                        --------
        Total rate sensitivity
          hedges              $    20,880       6.66  %       6.10 %        1.14 $      46
-------------------------------------------------------------------------------------------



(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Estimated maturity approximates average life except for eurodollar futures, average life of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the pay rates in effect as of December
31, 1997. Weighted average receive rates are fixed rates set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable and unamortized premiums paid/received.

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

-------------------------------------------------------------------------------------------------------------------------------

                                                          Weighted
                                                         Average Rate              Estimated
                                           --------------------------------------------------
                                                                       Maturity
December 31, 1996                Notional                                    In       Fair
(In millions)                    Amount    Receive          Pay        Years (b)     Value               Comments
-------------------------------------------------------------------------------------------------------------------------------
ASSET RATE
CONVERSIONS
  Interest rate swaps         $    24,088       6.27  %       5.56 %        2.18             Converts floating rate loans to fixed
    Carrying amount                                                                 $   11   rate.  Adds to liability sensitivity.
    Unrealized gross gain                                                              183   Similar characteristics to a fixed
    Unrealized gross loss                                                              (41)  income security funded with
                                                                                             variable rate liabilities. Includes
                                                                                             $4.8 billion of indexed amortizing
                                                                                             swaps, with $1.3 billion maturing
                                                                                             within 1 year and $3.5 billion within
                                                                                             4 years.
                                                                                   --------
        Total                                                                          153
                                                                                   --------
  Forward interest rate swaps          57       7.83            -           1.21             Converts floating rate loans to fixed
    Carrying amount                                                                      -   rates in future periods. Effective
    Unrealized gross gain                                                                1   March 1997 with put options on
    Unrealized gross loss                                                                -   forward swaps referenced under
                                                                                             "Rate Sensitivity Hedges" linked to
                                                                                             this item.
                                                                                   --------
        Total                                                                            1
                                                                                   --------
  Interest rate floors                558       5.98          5.51          1.98             Paid a premium to convert floating
    Carrying amount                                                                      4   rate loans to fixed rate when 3
    Unrealized gross gain                                                                -   month LIBOR is below 5.98
    Unrealized gross loss                                                                -   percent (approximately).
                                                                                   --------
        Total                                                                            4
                                                                                   --------
  Mortgage swap                       139       6.24          8.09          5.10             Offsets interest rate risk in a portion
    Carrying amount                                                                      -   of the fixed rate long-term mortgage
    Unrealized gross gain                                                                1   portfolio.
    Unrealized gross loss                                                                -
                                                                                   --------
        Total                                                                            1
                                                                                   --------
  Interest rate caps                   20       8.25          7.33          1.90             Offsets corresponding rate caps in
    Carrying amount                                                                      -   commercial loans.
    Unrealized gross gain                                                                -
    Unrealized gross loss                                                                -
                                                                                   --------
        Total                                                                            -
------------------------------------------                                         --------
        Total asset rate
          conversions         $    24,862       6.27  %       5.57 %        2.18 $     159
-------------------------------------------------------------------------------------------







                                                                (Continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-------------------------------------------------------------------------------------------------------------------------------

                                                        Weighted
                                                    Average Rate                 Estimated
                                             ----------------------------------------------
                                                                        Maturity
December 31, 1996                Notional                                     In      Fair
(In millions)                      Amount     Receive        Pay       Years (b)     Value   Comments
-------------------------------------------------------------------------------------------------------------------------------
LIABILITY RATE
  CONVERSIONS
  Interest rate swaps         $    12,322        6.58 %     5.73 %          4.67             Converts $4.8 billion of fixed rate
    Carrying amount                                                                $    31   long-term debt to floating rate by
    Unrealized gross gain                                                              178   matching the terms of the swap
    Unrealized gross loss                                                             (81)   to the debt issue. Rate sensitivity
                                                                                             remains unchanged due to the direct
                                                                                             linkage of the swap to the debt issue.
                                                                                             Also converts $3.4 billion of fixed
                                                                                             rate CDs to variable rate, $1.2
                                                                                             billion of fixed rate bank notes to
                                                                                             floating rate and $2.9 billion of
                                                                                             deposits to variable rate.

                                                                                   --------
        Total                                                                          128
                                                                                   --------
  Forward interest rate swaps         482        6.73          -            4.10             Converts fixed rate deposit liabilities
    Carrying amount                                                                      -    to floating rate in future periods.
    Unrealized gross gain                                                                2
    Unrealized gross loss                                                              (1)
                                                                                   --------
        Total                                                                            1
                                                                                   --------
  Interest rate floors                357        4.69          -            3.33             $250 million and $107 million offset
    Carrying amount                                                                      2   corresponding rate purchased floors
    Unrealized gross gain                                                                -    in long-term debt and 2 year floating
    Unrealized gross loss                                                              (1)   rate retail deposits, respectively.
                                                                                   --------
        Total                                                                            1
------------------------------------------                                         --------
        Total liability rate
          conversions         $    13,161        6.53  %    5.73 %          4.61   $   130
-------------------------------------------------------------------------------------------
ASSET HEDGES
Forward sale of Treasury notes$       662           -  %    5.74 %          0.03             Sold U.S. Treasury notes forward to
  Carrying amount                                                                  $     -   hedge the market value of similar
  Unrealized gross gain                                                                  5   U.S. Treasury notes in the available
  Unrealized gross loss                                                                  -   for sale portfolio.
                                                                                   --------
        Total                                                                            5
------------------------------------------                                         --------
        Total asset hedges    $       662           -  %    5.74 %          0.03   $     5
-------------------------------------------------------------------------------------------


                                                                     (Continued)



Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-------------------------------------------------------------------------------------------------------------------------------

                                                        Weighted
                                                    Average Rate                 Estimated
                                             ----------------------------------------------
                                                                        Maturity
December 31, 1996                  Notional                                   In      Fair
(In millions)                        Amount   Receive        Pay       Years (b)     Value               Comments
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES
  Put options on eurodollar
    futures                       $  12,678         - %     6.37 %          0.31             Paid a premium for the right to lock
      Carrying amount                                                              $     6   in the 3 month LIBOR reset rates on
      Unrealized gross gain                                                              -   pay variable rate swaps. $7.6 billion
      Unrealized gross loss                                                            (5)   effective  March 1997; $5.1 billion
                                                                                             effective June 1997.
                                                                                   --------
        Total                                                                            1
                                                                                   --------
  Call options on forward swaps         250         -          -            7.70             Paid a premium for the right to
    Carrying amount                                                                      3   extend interest rate swaps hedging
    Unrealized gross gain                                                                3   $100 million of deposits and other
    Unrealized gross loss                                                                -   borrowings if LIBOR rates rise
                                                                                             above a certain level, and to execute
                                                                                             interest rate swaps to convert $150
                                                                                             million of long-term fixed rate debt
                                                                                             into floating rate.

                                                                                   --------
        Total                                                                            6
                                                                                   --------
  Interest rate caps (LIBOR)            168      5.54       7.03            2.70             Paid a premium for the right to lock
    Carrying amount                                                                      1   in 3 month LIBOR reset rates on
    Unrealized gross gain                                                                -   pay variable rate swaps.
    Unrealized gross loss                                                                -
                                                                                   --------
        Total                                                                            1
                                                                                   --------
  Periodic caps                         483         -       7.77            9.39             Paid a premium for the right to lock
    Carrying amount                                                                      6   in 1 year LIBOR reset rates for the
    Unrealized gross gain                                                                2   purpose of converting floating rate
    Unrealized gross loss                                                                -   liabilities to fixed rate.
                                                                                   --------
        Total                                                                            8
                                                                                   --------
  Interest rate floors                  725      7.04          -            2.20             Paid a premium for the right to
    Carrying amount                                                                      2   receive a fixed rate if LIBOR is
    Unrealized gross gain                                                               12   below 7.04 percent.  Adds to
    Unrealized gross loss                                                                -   liability sensitivity when rates are
                                                                                             below 7.04 percent.
                                                                                   --------
        Total                                                                           14
                                                                                   --------
  Interest rate caps                    200         -       6.18            1.70             Received a premium for the
    Carrying amount                                                                      -   obligation to pay a fixed rate when
    Unrealized gross gain                                                                -   rates are above 6.18 percent.  Adds
    Unrealized gross loss                                                                -   to liability sensitivity when rates
                                                                                             are above 6.18 percent.
                                                                                   --------
        Total                                                                            -
                                                                                   --------
  Forward rate locks                    165      5.52          -            0.10             Offsets interest rate risk and
    Carrying amount                                                                      -   corresponding price risk associated
    Unrealized gross gain                                                                2   with the anticipated sale of 10- and
    Unrealized gross loss                                                                -   15-year fixed rate home equity
                                                                                             loans.
                                                                                   --------
        Total                                                                            2
                                                                                   --------

                                                                     (continued)

Table 19
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
-------------------------------------------------------------------------------------------------------------------------------

                                                        Weighted
                                                    Average Rate                 Estimated
                                           --------------------------------------------------
                                                                        Maturity
December 31, 1996                  Notional                                   In      Fair
(In millions)                        Amount   Receive        Pay        Years(b)     Value               Comments
-------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY
  HEDGES (continued)
  Short eurodollar futures           16,955         -       5.82            0.21             Locks in 3 month LIBOR reset rates
    Carrying amount                                                                      -   on pay variable rate swaps. $15.0
    Unrealized gross gain                                                                -   billion effective March 1997; $89
    Unrealized gross loss                                                             (11)   million effective June 1997.  $1.9
                                                                                             billion converts 1 month floating rate
                                                                                             loans to 1 month fixed rate loans.

                                                                                   --------
        Total                                                                         (11)
                                                                                   --------
  Long eurodollar futures            17,108      6.19          -            1.13             Converts floating rate LIBOR-based
    Carrying amount                                                                      -   loans to fixed rate. Adds to liability
    Unrealized gross gain                                                               10   sensitivity. Similar characteristics to
    Unrealized gross loss                                                              (2)   fixed income security funded with
                                                                                             variable rate liabilities. $4.6
                                                                                             billion effective September 1997; $2.0
                                                                                             billion effective December 1997,
                                                                                             March, June and September 1998; $500
                                                                                             million effective December 1998,
                                                                                             March, June and September 1999. $2.5
                                                                                             billion converts 1 month floating rate
                                                                                             loans to 3 month fixed rate loans.

                                                                                   --------
        Total                                                                            8
                                                                                   --------
  CMT floor                             100      6.42       6.37            4.34             First Union Mortgage Corporation
    Carrying amount                                                                      1   paid a premium for a CMT floor in
    Unrealized gross gain                                                                1   order to offset the decline in value of
    Unrealized gross loss                                                                -   mortgage servicing in a falling rate
                                                                                             environment.
                                                                                   --------
        Total                                                                            2
------------------------------------------                                         --------
        Total rate sensitivity
          hedges                  $  48,832      6.24 %     5.95 %          0.74   $    31
-------------------------------------------------------------------------------------------


(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Estimated maturity approximates duration except for forward bullets, average duration of 1.0 years; and long eurodollar futures, average duration of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of December 31, 1996. Weighted average receive rates were set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.


Table 20
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
----------------------------------------------------------------------------------------------------------------------

December 31, 1997                                  1 Year          1 -2       2 -5       5 -10    After 10
(In millions)                                     or Less          Years      Years      Years      Years      Total
----------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                                $    1,747           1,561     11,167      3,237          2     17,714
Weighted average receive rate                        5.90  %         6.49       6.58       6.53       6.80       6.48
Estimated fair value                           $       (8)             14        170         29          -        205
----------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                                $    2,643             927      2,462      3,502      1,888     11,422
Weighted average receive rate                        5.98  %         7.06       6.87       6.79       7.29       6.71
Estimated fair value                           $       (9)             18         77        125        104        315
----------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                                $   15,022           2,185      3,137        436        100     20,880
Weighted average receive rate                        6.59  %         6.65       6.30       7.94       7.72       6.66
Estimated fair value                           $       (7)              9         32         12          -         46
----------------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------------------

December 31, 1996                                  1 Year           1 -2        2 -5      5 -10   After 10
(In millions)                                     or Less           Years      Years      Years      Years      Total
----------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount                                $   11,509           2,064     10,874        415           -    24,862
Weighted average receive rate                        6.15  %         5.64       6.54       5.88           -      6.27
Estimated fair value                           $       39              (9)       145        (16)          -       159
----------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount                                $    2,984           2,175      2,984      4,158        860     13,161
Weighted average receive rate                        6.27  %         5.99       6.58       6.88       6.48       6.53
Estimated fair value                           $       16               8         54         56         (4)       130
----------------------------------------------------------------------------------------------------------------------
ASSET HEDGES
Notional amount                                $      662               -          -          -          -        662
Weighted average receive rate                           -  %            -          -          -          -          -
Estimated fair value                           $        5               -          -          -          -          5
----------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount                                $   39,118           6,805      2,303        506        100     48,832
Weighted average receive rate                        5.87  %         6.55       6.51       8.03       7.70       6.24
Estimated fair value                           $       (5)              7         13         15          1         31
----------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in Table 19.

Table 21
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
-------------------------------------------------------------------------------------------------------------

                                                           Asset    Liability                 Rate
                                                            Rate        Rate      Asset   Sensitivity
(In millions)                                           Conversions Conversions  Hedges     Hedges     Total
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                         $      21,644      11,368      1,016     34,564    68,592
Additions                                                 11,555       8,305        662     89,766   110,288
Maturities/Amortizations                                  (5,786)     (4,678)      (697)   (48,647)  (59,808)
Terminations                                              (2,551)     (1,834)      (319)   (26,851)  (31,555)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                24,862      13,161        662     48,832    87,517
Additions                                                  4,905       2,435            -   41,765    49,105
Maturities/Amortizations                                 (11,553)     (3,147)      (662)   (55,730)  (71,092)
Terminations                                                (500)     (1,027)           -  (13,987)  (15,514)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                         $      17,714      11,422            -   20,880    50,016
-------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

Table 22
INTEREST DIFFERENTIAL
--------------------------------------------------------------------------------------------------------------

                                                          1997 Compared to 1996         1996 Compared to 1995
                                               ---------------------------------------------------------------
                                               Interest              Variance   Interest             Variance
                                                Income/    Attributable to (b)   Income/   Attributable to (b)
                                                Expense   --------------------  Expense  --------------------
(In millions)                                  Variance       Rate     Volume   Variance      Rate     Volume
--------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Interest-bearing bank balances                $      52          1         51        (20)      (11)        (9)
Federal funds sold and securities
  purchased under resale agreements                  22         15          7        198       (12)       210
Trading account assets (a)                           21         (3)        24        162        (9)       171
Securities available for sale (a)                   (26)        44        (70)       501        32        469
Investment securities (a)
  U.S. Government and other                         (62)        10        (72)      (447)       22       (469)
  State, county and municipal                       (27)         -        (27)       (70)       (3)       (67)
--------------------------------------------------------------------------------------------------------------
        Total investment securities                 (89)        10        (99)      (517)       19       (536)
--------------------------------------------------------------------------------------------------------------
Loans (a)                                           605        134        471        375      (320)       695
--------------------------------------------------------------------------------------------------------------
        Total earning assets                  $     585        201        384        699      (301)     1,000
--------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Deposits                                            117        100         17         15       (63)        78
Short-term borrowings                               132         56         76        309      (169)       478
Long-term debt                                       52         18         34         95       (39)       134
--------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities    $     301        174        127        419      (271)       690
--------------------------------------------------------------------------------------------------------------
Net interest income                           $     284         27        257        280       (30)       310
--------------------------------------------------------------------------------------------------------------

(a) Income related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense assuming a federal tax rate of 35 percent; and state tax rates of 7.5 percent in 1997, and 7.75 percent in 1996 in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in 1997, and 10.75 percent in 1996 in Connecticut.

(b) Changes attributable to rate/volume are allocated to both rate and volume on an equal basis.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES
------------------------------------------------------------------------------------------------------------------

                                                           YEAR ENDED 1997                       YEAR ENDED 1996
                                            ----------------------------------------------------------------------
                                                                      Average                              Average
                                                       Interest         Rates                  Interest      Rates
                                              Average   Income/       Earned/        Average    Income/     Earned/
(In millions)                                Balances   Expense          Paid       Balances    Expense       Paid
------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances            $     3,184       182          5.68  %  $    2,298        130         5.67 %
Federal funds sold and securities
  purchased under resale agreements             7,219       399          5.51          7,104        377         5.32
Trading account assets (a) (d)                  5,174       341          6.59          4,811        320         6.64
Securities available for sale (a) (d)          20,844     1,423          6.83         21,869      1,449         6.62
Investment securities (a) (d)
  U.S. Government and other                     2,478       179          7.22          3,497        241         6.89
  State, county and municipal                   1,085       105          9.67          1,370        132         9.64
----------------------------------------------------------------                    --------------------
        Total investment securities             3,563       284          7.97          4,867        373         7.66
----------------------------------------------------------------                    --------------------
Loans (a) (b) (d)
  Commercial
    Commercial, financial and agricultural     43,118     3,464          8.03         40,089      3,285         8.20
    Real estate - construction and other        3,295       293          8.89          3,562        302         8.48
    Real estate - mortgage                     13,619     1,180          8.67         14,230      1,283         9.02
    Lease financing                             4,199       423         10.09          3,124        264         8.44
    Foreign                                     3,349       215          6.43          2,144        136         6.33
----------------------------------------------------------------                    --------------------
        Total commercial                       67,580     5,575          8.25         63,149      5,270         8.35
----------------------------------------------------------------                    --------------------
  Retail
    Real estate - mortgage                     31,241     2,426          7.77         32,856      2,514         7.65
    Installment loans - Bankcard (c)            7,005     1,058         15.11          6,478        922        14.24
    Installment loans - other and
     Vehicle leasing                           28,691     2,773          9.66         26,637      2,521         9.47
----------------------------------------------------------------                    --------------------
        Total retail                           66,937     6,257          9.35         65,971      5,957         9.03
----------------------------------------------------------------                    --------------------
        Total loans                           134,517    11,832          8.80        129,120     11,227         8.70
----------------------------------------------------------------                    --------------------
        Total earning assets                  174,501    14,461          8.29        170,069     13,876         8.16
                                                       --------------------                    -------------------
Cash and due from banks                         8,695                                  8,620
Other assets                                   12,897                                 10,596
                                            ----------                              ---------
--------------------------------------------
        Total assets                      $   196,093                             $  189,285
------------------------------------------------------                              ---------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                   33,104       898          2.71         33,360        828         2.48
    Money market accounts                      24,033       694          2.89         22,179        622         2.80
    Other consumer time                        39,752     2,067          5.20         42,226      2,198         5.21
    Foreign                                     3,092       164          5.29          3,307        167         5.07
    Other time                                  5,377       325          6.05          3,853        216         5.60
----------------------------------------------------------------                    --------------------
        Total interest-bearing deposits       105,358     4,148          3.94        104,925      4,031         3.84
  Federal funds purchased and securities
    sold under repurchase agreements           22,759     1,147          5.04         22,815      1,133         4.97
  Commercial paper                              1,948       112          5.76          1,865         98         5.27
  Other short-term borrowings                   5,680       338          5.96          4,228        234         5.53
  Long-term debt                               10,916       707          6.47         10,386        655         6.30
----------------------------------------------------------------                    --------------------
        Total interest-bearing liabilities    146,661     6,452          4.40        144,219      6,151         4.26
                                                       --------------------                    -------------------
  Noninterest-bearing deposits                 27,489                                 26,351
  Other liabilities                             5,823                                  4,753
  Guaranteed preferred beneficial interests     1,680                                     57
  Stockholders' equity                         14,440                                 13,905
------------------------------------------------------                              ---------
         Total liabilities and
           stockholders' equity           $   196,093                             $  189,285
------------------------------------------------------                              ---------
Interest income and rate earned                        $ 14,461          8.29  %             $   13,876         8.16 %
Interest expense and equivalent rate paid                 6,452          3.70                     6,151         3.61
------------------------------------------------------------------------------      --------------------
Net interest income and margin                         $  8,009          4.59  %             $    7,725         4.55 %
------------------------------------------------------------------------------                 -------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and state tax rates of 7.5 percent in 1997, 7.75 percent in 1995 and 1996, 7.8275 percent in 1994, and 7.905 percent in 1993 in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland;
9.975 percent in 1995 through 1997, and 10.25 percent in 1993 and 1994 in Washington, D.C.; 4.87 percent in 1996 and 1997 in Delaware; 6.5 percent in 1996 and 1997 in New Jersey; and 10.5 percent in 1997, and 10.75 percent in 1996 in Connecticut. Lease financing amounts include related deferred income taxes.


    ----------------------------------------------------------------------------------------------------------------

                   YEAR ENDED 1995                       YEAR ENDED 1994                       YEAR ENDED 1993
    ------------------------------------    ------------------------------------------------------------------------

                         Average                                 Average                               Average
               Interest    Rates                       Interest    Rates                    Interest     Rates
     Average    Income/  Earned/             Average    Income/  Earned/          Average    Income/   Earned/
    Balances    Expense     Paid            Balances    Expense     Paid         Balances    Expense      Paid
    ----------------------------------------------------------------------------------------------------------------
 $     2,439        150        6.15  %    $    2,896        136        4.70 %  $    3,431        135         3.96 %

       3,231        179        5.55            1,680         69        4.14         1,381         44         3.18
       2,294        158        6.90            1,294         77        5.97         1,225         59         4.79
      14,690        948        6.45           14,708        816        5.55         9,296        547         5.88

      10,470        688        6.58           11,451        670        5.85        17,430      1,020         5.85
       2,050        202        9.83            2,464        245        9.97         2,502        251        10.03
    --------------------                    --------------------                 --------------------
      12,520        890        7.11           13,915        915        6.58        19,932      1,271         6.38
    --------------------                    --------------------                 --------------------


      38,493      3,265        8.48           32,173      2,585        8.03        29,036      2,252         7.75
       3,077        315       10.24            2,606        225        8.64         3,286        225         6.83
      15,246      1,483        9.73           14,554      1,252        8.60        13,587      1,156         8.51
       2,453        209        8.52            1,326        120        9.06         1,171        127        10.85
       1,453        102        7.05            1,145         62        5.39           936         46         4.94
    --------------------                    --------------------                 --------------------
      60,722      5,374        8.85           51,804      4,244        8.19        48,016      3,806         7.93
    --------------------                    --------------------                 --------------------

      29,426      2,190        7.44           25,411      1,802        7.09        21,112      1,570         7.44
       6,366        902       14.17            4,321        562       13.00         3,292        433        13.14

      24,731      2,386        9.65           19,299      1,784        9.25        19,739      1,826         9.25
    --------------------                    --------------------                 --------------------
      60,523      5,478        9.05           49,031      4,148        8.46        44,143      3,829         8.67
    --------------------                    --------------------                 --------------------
     121,245     10,852        8.95          100,835      8,392        8.32        92,159      7,635         8.28
    --------------------                    --------------------                 --------------------
     156,419     13,177        8.42          135,328     10,405        7.69       127,424      9,691         7.60
               ------------------                      ------------------                   -------------------
       8,306                                   7,844                                8,049
       9,257                                   7,072                                7,574
    ---------                               ---------                            ---------
 $   173,982                              $  150,244                           $  143,047
    ---------                               ---------                            ---------



      33,781        824        2.44           30,835        604        1.96        27,470        553         2.01
      20,654        633        3.06           21,006        496        2.36        20,936        462         2.21
      40,766      2,112        5.18           33,209      1,384        4.17        34,963      1,459         4.17
       4,284        237        5.53            2,800        121        4.30         1,516         46         3.05
       3,437        210        6.11            2,543        121        4.77         2,830        119         4.21
    --------------------                    --------------------                 --------------------
     102,922      4,016        3.90           90,393      2,726        3.02        87,715      2,639         3.01

      14,599        831        5.69           10,960        470        4.28        10,158        354         3.48
       2,104        123        5.83            1,607         67        4.19         1,090         32         2.92
       3,376        202        6.00            2,050        109        5.30         1,290         53         4.12
       8,334        560        6.72            6,049        367        6.07         5,492        298         5.43
    --------------------                    --------------------                 --------------------
     131,335      5,732        4.36          111,059      3,739        3.37       105,745      3,376         3.19
               ------------------                      ------------------                   -------------------
      24,822                                  23,322                               22,403
       4,669                                   3,964                                4,151
           -                                       -                                    -
      13,156                                  11,899                               10,748
    ---------                               ---------                            ---------

 $   173,982                              $  150,244                           $  143,047
    ---------                               ---------                            ---------
             $   13,177        8.42  %               $   10,405        7.69 %             $    9,691         7.60 %
                  5,732        3.66                       3,739        2.76                    3,376         2.65
               ------------------                      ------------------                   -------------------
             $    7,445        4.76  %               $    6,666        4.93 %             $    6,315         4.95 %
               ------------------                      ------------------                   -------------------



b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Installment loans -Bankcard include credit card, ICR, signature and First Choice amounts for all years.

(d) Tax-equivalent adjustments included in trading account assets, securities available for sale, investment securities, commercial, financial and agricultural loans, commercial real estate--mortgage loans, and lease financing are (in millions) $5, $11, $38, $32, $8 and $5, respectively, in 1997; and $10, $14, $48, $35, $8 and $3, respectively, in 1996.

FIRST UNION CORPORATION AND SUBSIDIARIES
MANAGEMENT'S STATEMENT OF RESPONSIBILITY
--------------------------------------------------------------------------------


      Management of First Union Corporation and its subsidiaries (the "Corporation") is committed to the highest standards of quality customer service and the enhancement of stockholder value. Management expects the Corporation's employees to respect its customers and to assign the highest priority to customer needs.

      The accompanying supplemental consolidated financial statements were prepared in conformity with generally accepted accounting principles and include, as necessary, best estimates and judgments by management. Other financial information contained in this supplemental annual report is presented on a basis consistent with the supplemental consolidated financial statements unless otherwise indicated.

      To ensure the integrity, objectivity and fairness of the information in these supplemental consolidated financial statements, management of the Corporation has established and maintains internal control supplemented by a program of internal audits. The internal control is designed to provide reasonable assurance that assets are safeguarded and transactions are executed, recorded and reported in accordance with management's intentions and authorizations and to comply with applicable laws and regulations. To enhance the reliability of internal control, management recruits and trains highly qualified personnel, and maintains sound risk management practices.

      The supplemental consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. KPMG Peat Marwick LLP reviews the results of its audit with both management and the Audit Committee of the Board of Directors of the Corporation. The Audit Committee, composed entirely of outside directors, meets periodically with management, internal auditors and KPMG Peat Marwick LLP to determine that each is fulfilling its responsibilities and to support actions to identify, measure and control risks and augment internal controls.






Edward E. Crutchfield
Chairman and
Chief Executive Officer






Robert T. Atwood
Executive Vice President and
Chief Financial Officer


May 15, 1998

FIRST UNION CORPORATION AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


Board of Directors and Stockholders
First Union Corporation

      We have audited the supplemental consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

      We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The supplemental consolidated financial statements give retroactive effect to the merger of First Union Corporation and CoreStates Financial Corp on April 28, 1998, which has been accounted for as a pooling of interests as described in
Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the consummation date. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated statements of First Union Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

      In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Union Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.





KPMG Peat Marwick LLP
Charlotte, North Carolina


May 15, 1998

FIRST UNION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------

                                                                                                      December 31,
                                                                                              --------------------

(In millions, except per share data)                                                              1997       1996
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                     $   10,275     10,538
Interest-bearing bank balances                                                                   3,832      2,762
Federal funds sold and securities purchased under resale agreements                              7,781      8,312
------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                         21,888     21,612
------------------------------------------------------------------------------------------------------------------
Trading account assets                                                                           5,952      4,602
Securities available for sale (amortized cost $23,080 in 1997; $19,151 in 1996)                 23,524     19,199
Investment securities (market value $3,670 in 1997; $4,328 in 1996)                              3,526      4,190
Loans, net of unearned income ($3,636 in 1997; $2,666 in 1996)                                 131,687    134,647
  Allowance for loan losses                                                                     (1,847)    (2,212)
------------------------------------------------------------------------------------------------------------------
        Loans, net                                                                             129,840    132,435
------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                           4,863      4,883
Due from customers on acceptances                                                                1,496      1,502
Other intangible assets                                                                          2,948      3,216
Other assets                                                                                    11,698      5,702
------------------------------------------------------------------------------------------------------------------
        Total assets                                                                        $  205,735    197,341
------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                                                  31,005     29,713
  Interest-bearing deposits                                                                    106,072    106,716
------------------------------------------------------------------------------------------------------------------
        Total deposits                                                                         137,077    136,429
Short-term borrowings                                                                           31,681     27,620
Bank acceptances outstanding                                                                     1,496      1,493
Other liabilities                                                                                6,725      5,567
Long-term debt                                                                                  11,752     10,815
------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                      188,731    181,924
------------------------------------------------------------------------------------------------------------------
Guaranteed preferred beneficial interests in junior subordinated
  deferrable interest debentures                                                                 1,735        789
------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                                                      -          -
Common stock, $3.33-1/3 par value; authorized 2 billion shares, outstanding
  961 million shares in 1997; 989 million shares in 1996                                         3,203      3,295
Paid-in capital                                                                                  1,582      1,855
Retained earnings                                                                               10,198      9,449
Unrealized gain on debt and equity securities, net                                                 286         29
------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                                              15,269     14,628
------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                                          $  205,735    197,341
------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------------

                                                                                                 Years Ended December 31,
                                                                                  ---------------------------------------

(In millions, except per share data)                                                   1997           1996          1995
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                      $    11,787         11,181        10,799
Interest and dividends on securities available for sale                               1,412          1,435           935
Interest and dividends on investment securities
  Taxable income                                                                        176            238           670
  Nontaxable income                                                                      70             87           142
Trading account interest                                                                336            310           153
Other interest income                                                                   581            507           329
-------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                        14,362         13,758        13,028
-------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                  4,148          4,031         4,016
Interest on short-term borrowings                                                     1,597          1,465         1,156
Interest on long-term debt                                                              707            655           560
-------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                        6,452          6,151         5,732
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                   7,910          7,607         7,296
Provision for loan losses                                                             1,103            678           403
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                   6,807          6,929         6,893
-------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trading account profits                                                                 252            162           122
Service charges on deposit accounts                                                   1,119            979           921
Mortgage banking income                                                                 256            205           196
Capital management income                                                             1,078            782           631
Securities available for sale transactions                                               52             96            76
Investment security transactions                                                          3              4             6
Fees for other banking services                                                         263            280           226
Equipment lease rental income                                                           187            112            32
Sundry income                                                                         1,112            915           848
-------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                      4,322          3,535         3,058
-------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                                                              2,909          2,649         2,514
Other benefits                                                                          641            628           597
-------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                                             3,550          3,277         3,111
Occupancy                                                                               544            546           553
Equipment                                                                               649            569           471
Advertising                                                                             141            100           127
Telecommunications                                                                      168            158           142
Travel                                                                                  125            114            96
Postage, printing and supplies                                                          225            236           220
FDIC assessment                                                                          29             45           169
Professional fees                                                                       292            257           342
External data processing                                                                 94            146           101
Other intangible amortization                                                           315            290           280
Merger-related and restructuring charges                                                284            421           233
SAIF special assessment                                                                   -            149             -
Sundry expense                                                                          920            622           697
-------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                     7,336          6,930         6,542
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                            3,793          3,534         3,409
Income taxes                                                                          1,084          1,261         1,213
-------------------------------------------------------------------------------------------------------------------------
        Net income                                                                    2,709          2,273         2,196
Dividends on preferred stock                                                              -              9            26
-------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders                            $     2,709          2,264         2,170
-------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Basic earnings                                                                  $      2.84           2.33          2.21
Diluted earnings                                                                       2.80           2.30          2.17
Cash dividends                                                                  $      1.22           1.10          0.98
AVERAGE COMMON SHARES (In thousands)
Basic                                                                               955,241        973,712       979,852
Diluted                                                                             966,792        982,755     1,001,145
-------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------


                                                                                                  Unrealized
                                                                                                       Gain
                                                                                                  (Loss) on
(Shares in thousands,                 Preferred Stock          Common Stock                        Debt and
                                   ------------------      ----------------   Paid-in   Retained     Equity
  dollars in millions)               Shares   Amount        Shares   Amount   Capital   Earnings  Securities     Total
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994,
  as originally reported              5,213  $   230       285,361   $  951     2,361      5,022       (290)     8,274
Common stock issued in
  1997 two-for-one stock split            -        -       285,361      951      (951)         -           -        -
Common stock issued for
  pooled bank acquired
  April 28, 1998                          -        -       370,656    1,236       153      2,331          11     3,731
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994,
  as restated                         5,213      230       941,378    3,138     1,563      7,353       (279)    12,005
Stockholders' equity of
  pooled bank not restated
  prior to 1995                           -        -        64,501      215       277        641        (22)     1,111
Net income                                -        -             -        -         -      2,196          -      2,196
Purchase of common stock
  primarily for purchase
  accounting acquisitions                 -        -       (68,816)    (230)   (1,157)      (167)         -     (1,554)
Common stock issued for
  stock options exercised                 -        -        20,414       68       332        (51)         -        349
Common stock issued
  through dividend
  reinvestment plan                       -        -         3,044        9        55          1          -         65
Common stock issued for
  purchase accounting
  acquisitions                            -        -        25,090       84       527          -          -        611
Converted preferred stock            (1,574)     (40)        3,316       12        53        (25)         -          -
Pre-merger transactions of
  pooled bank                          (251)      (7)       (7,812)     (26)     (171)      (436)         -       (640)
Cash dividends paid by
  First Union Corporation
    8.90% per Series 1990
    preferred share                       -        -            -         -         -         (7)         -         (7)
    $0.98 per common share                -        -            -         -         -       (336)         -       (336)
  Acquired companies
    Preferred shares                      -        -            -         -         -        (19)         -        (19)
    Common shares                         -        -            -         -         -       (507)         -       (507)
Unrealized gain on debt and
  equity securities                       -        -            -         -         -          -        508        508
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995            3,388      183       981,115    3,270     1,479      8,643        207     13,782
Net income                                -        -            -         -         -      2,273          -      2,273
Redemption of preferred
  stock                                (433)    (109)           -         -         -          -          -       (109)
Purchase of common stock
  primarily for purchase
  accounting acquisitions                 -        -       (50,648)    (167)   (1,184)      (233)         -     (1,584)
Common stock issued for
  stock options exercised                 -        -        17,659       58       356          -          -        414
Common stock issued
  through dividend
  reinvestment plan                       -        -         2,250        8        54          -          -         62
Common stock issued for
  purchase accounting
  acquisitions                            -        -        31,994      106     1,096       (194)         -      1,008
Converted preferred stock            (2,955)     (74)        6,224       20        54          -          -          -
Cash dividends paid by
  First Union Corporation
    Preferred shares                      -        -             -         -        -         (9)         -         (9)
    $1.10 per common share                -        -             -         -        -       (611)         -       (611)
  Acquired companies
    Common shares                         -        -             -         -        -       (420)         -       (420)
Unrealized loss on debt and
  equity securities                       -        -             -         -        -          -       (178)      (178)
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                -        -       988,594    3,295     1,855      9,449         29     14,628
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------


                                                                                               Unrealized
                                                                                                    Gain
                                                                                               (Loss) on
(Shares in thousands,                Preferred Stock       Common Stock                         Debt and
                                   ------------------  ----------------   Paid-in   Retained      Equity
  dollars in millions)               Shares   Amount    Shares   Amount   Capital   Earnings  Securities     Total
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                -       -    988,594    3,295     1,855      9,449         29     14,628
Net income                                -       -          -        -         -      2,709          -      2,709
Purchase of common stock                  -       -    (51,675)    (172)   (1,369)      (819)         -     (2,360)
Common stock issued for
  stock options exercised                 -       -     14,923       50       709          -          -        759
Common stock issued
  through dividend
  reinvestment plan                       -       -      1,525        5        51          -          -         56
Common stock issued
  through public offering                 -       -      7,500       25       333          -          -        358
Common stock issued for
  purchase accounting
  acquisitions                            -       -        117        -         3          -          -          3
Cash dividends paid by
  First Union Corporation
    $1.22 per common share                -       -          -        -         -       (711)         -       (711)
  Acquired companies
    Common shares                         -       -          -        -         -       (430)         -       (430)
Unrealized gain on debt and
  equity securities                       -       -          -        -         -          -         257        257
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                -   $   -    960,984   $ 3,203     1,582     10,198        286     15,269
-------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------

                                                                                                    Years Ended December 31,
                                                                                             --------------------------------

(In millions)                                                                                     1997       1996       1995
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                     $ 2,709      2,273      2,196
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                              40         37        (34)
  Provision for loan losses                                                                      1,103        678        403
  Provision for foreclosed properties                                                                2         (1)        (3)
  Gain on sale of mortgage servicing rights                                                         (1)       (49)        (3)
  Securities available for sale transactions                                                       (52)       (96)       (76)
  Investment security transactions                                                                  (3)        (4)        (5)
  Depreciation and amortization                                                                    922        779        705
  Deferred income taxes                                                                            553        554        425
  Trading account assets, net                                                                   (1,350)    (2,067)      (476)
  Mortgage loans held for resale                                                                  (964)        (9)      (304)
  (Gain) loss on sales of premises and equipment                                                     5         (3)        11
  Gain on sale of segregated assets                                                                 (7)       (12)       (18)
  Other assets, net                                                                               (648)     1,215       (343)
  Other liabilities, net                                                                           933        (47)       668
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                3,242      3,248      3,146
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                         9,243     21,453      9,490
  Maturities of securities available for sale                                                    2,278      4,162      2,455
  Purchases of securities available for sale                                                   (15,374)   (20,121)   (10,678)
  Calls and underdeliveries of investment securities                                                 4         10         33
  Maturities of investment securities                                                            1,500      2,328      4,816
  Purchases of investment securities                                                              (840)      (663)    (4,355)
  Origination of loans, net                                                                     (1,114)    (3,102)    (7,872)
  Sales of premises and equipment                                                                  160         60         47
  Purchases of premises and equipment                                                             (648)    (1,148)      (792)
  Other intangible assets, net                                                                     (44)       (18)       (72)
  Purchase of bank-owned separate account life insurance                                        (2,011)         -          -
  Cash equivalents acquired, net of purchases of banking organizations                               6       (484)     2,527
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                        (6,840)     2,477     (4,401)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Purchases (sales) of deposits, net                                                               620     (2,789)    (4,045)
  Securities sold under repurchase agreements and other short-term borrowings, net               4,061      1,380      7,199
  Issuance of guaranteed preferred beneficial interests                                            945        789          -
  Issuances of long-term debt                                                                    2,731      2,863      3,928
  Increase in long-term debt due to a spin-off of an acquired company                                -          -      1,388
  Payments of long-term debt                                                                    (1,797)    (1,922)    (1,310)
  Sales of common stock                                                                            815        402        374
  Purchases of preferred stock                                                                       -          -         (7)
  Redemption of preferred stock                                                                      -       (109)         -
  Purchases of common stock                                                                     (2,360)    (1,584)    (1,554)
  Cash dividends paid                                                                           (1,141)    (1,040)      (869)
-----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                         3,874     (2,010)     5,104
-----------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                           276      3,715      3,849
        Cash and cash equivalents, beginning of year                                            21,612     17,897     14,048
-----------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                               $   21,888     21,612     17,897
-----------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
Interest                                                                                     $    7,250      6,187      5,602
Income taxes                                                                                        502        574        756
NONCASH ITEMS
Increase in securities available for sale                                                             -        592      7,602
Increase (decrease) in investment securities                                                          -        303     (6,923)
Increase in other assets                                                                              -          -         15
Increase in assets available for sale and a decrease in loans                                     3,200          -          -
Increase in foreclosed properties and a decrease in loans                                            17         59         72
Conversion of preferred stock to common stock                                                         -         74         40
Issuance of common stock for purchase accounting acquisitions                                         3      1,008        611
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                                   397       (295)       701
    Other assets (deferred income taxes)                                                     $      140       (117)       193
-----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

FIRST UNION CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



GENERAL
      First Union Corporation (the "Parent Company") is a bank holding company whose principal wholly owned subsidiaries are national banking associations using the name First Union National Bank; Wheat First Securities, Inc., an investment banking firm; First Union Mortgage Corporation, a mortgage banking firm; First Union Brokerage Services, Inc., a securities brokerage firm; and certain business trusts as more fully described in Note 11.
      The accounting and reporting policies of First Union Corporation and subsidiaries (the "Corporation") are in accordance with generally accepted accounting principles and conform to general practices within the banking, investment banking and mortgage banking industries. The consolidated financial statements include accounts of the Parent Company and all its subsidiaries. In consolidation, all significant intercompany accounts and transactions are eliminated.
      The Corporation is a diversified financial services company with principal operations in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Its foreign banking operations are immaterial.
      Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
      Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Generally, both cash and cash equivalents are considered to have maturities of three months or less, and accordingly, the carrying amount of such instruments is deemed to be a reasonable estimate of fair value.
SECURITIES
      The classification of securities is determined at the date of commitment or purchase. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.
      Trading account assets, primarily debt securities, and trading derivatives, which include interest rate futures, options, caps, floors and forward contracts, are recorded at market value. Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments and from recording the results of sales of trading account securities.
      Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment net of tax recorded as a component of stockholders' equity. Securities available for sale are used as a part of the Corporation's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk and other factors.
      Investment securities, primarily debt securities, are stated at cost, net of the amortization of premium and the accretion of discount. The Corporation intends and has the ability to hold such securities until maturity.
      The market value of securities, including securities sold not owned, is generally based on quoted market prices or dealer quotes. If a quoted market price is not available, market value is estimated using quoted market prices for similar securities.
INTEREST RATE SWAPS, FLOORS AND CAPS
      The Corporation uses interest rate swaps, floors and caps for interest rate risk management, in connection with providing risk management services to customers and for trading for its own account.
      Interest rate swaps, floors and caps used to achieve interest rate risk management objectives are designated as hedges of specific assets and liabilities. The net interest payable or receivable on swaps, floors and caps is accrued and recognized as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for purchased floors and caps are amortized over the term of the floors and caps as a yield adjustment of the related asset or liability. Floors and caps are written only to adjust the amount or term of purchased floors and caps to more effectively reduce interest rate risk, and a net written position is not created. Premiums received on floors and caps offset the premium paid on the floors and caps they adjust. On the early termination of swaps, floors and caps, the net proceeds received or paid, including premiums, are deferred and included in other assets or liabilities, and they are amortized over the shorter of the remaining contract life or the maturity of the related asset or liability.

--------------------------------------------------------------------------------
On disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any deferred amount is recognized in earnings. Additionally, the fair value of the swap, floor and cap agreements, and changes in fair value as a result of changes in market interest rates, are not recognized in the consolidated financial statements. These hedges are designed to be effective hedges of the hedged items, and if determined to be ineffective, they are recorded at market value. The rate indices specified in the floors and caps have been, and they are expected to be, highly correlated with the interest rates of the hedged items.
      Interest rate swaps, floors and caps entered into for trading purposes and sold to customers are recorded at market value with both realized and unrealized gains and losses recognized as trading profits. The fair value of these financial instruments represents the estimated amount the Corporation would receive or pay to terminate the contracts or agreements, and it is determined using a valuation model that considers current market yields, quoted prices and other relevant variables.
INTEREST RATE FUTURES, FORWARD AND OPTION CONTRACTS
      The Corporation uses interest rate futures, forward and option contracts for interest rate risk management and in connection with hedging interest rate products sold to customers.
      Interest rate futures and option contracts are used to hedge interest rate risk arising from specific financial instruments. Gains and losses on interest rate futures are (i) deferred and included in the carrying value of the related assets or liabilities, and (ii) amortized over the estimated lives of those assets and liabilities as a yield adjustment. Premiums paid for option contracts are included in other assets, and they are amortized over the option term as a yield adjustment of the related asset or liability. On the early termination of futures contracts, the deferred amounts are amortized over the remaining maturity of the related asset or liability. On disposition or settlement of the asset or liability being hedged, deferral accounting is discontinued and any deferred amount is recognized in earnings. Additionally, interest rate futures and forwards that are designed as hedges are expected to reduce overall interest rate risk, and they have been, and they are expected to be, highly correlated with the interest rate risk of the hedged items. Interest rate futures and forwards that do not reduce overall interest rate risk or that are not highly correlated are recorded at market value.
      Interest rate futures, forward and option contracts used to hedge risk management products sold to customers are recorded at market value, and both the realized and unrealized gains and losses are recognized as trading profits. The market value of these financial instruments is based on dealer or exchange quotes.
LOANS
      Commercial, financial and agricultural loans include industrial revenue bonds, highly leveraged transaction loans and certain other loans that are made primarily on the strength of the borrower's general credit standing and ability to generate repayment cash flows from income sources even though such bonds and loans may be secured by real estate or other assets. Commercial real estate construction and mortgage loans represent interim and permanent financing of commercial properties that are secured by real estate. Retail real estate mortgage loans represent 1-4 family first mortgage loans. Bankcard installment loans include credit card, instant cash reserve, signature and First Choice unsecured revolving lines of credit. Retail installment loans represent all other consumer loans, including home equity and second mortgage loans.
      Mortgage notes held for sale are valued at the lower of cost or market value as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. Gains or losses resulting from sales of mortgage loans are recognized when the proceeds are received from investors.
      In many lending transactions, collateral is taken to provide an additional measure of security. Generally, the cash flow or earning power of the borrower represents the primary source of repayment, and collateral liquidation is a secondary source of repayment. The Corporation determines the need for collateral on a case-by-case or product-by-product basis. Factors considered include the current and prospective creditworthiness of the customer, terms of the instrument and economic conditions.
      Unearned income is generally accreted to interest income using the constant yield method. Interest income is recorded on an accrual basis.
      A loan is considered to be impaired when based on current information, it is probable the Corporation will not receive all amounts due in accordance with the contractual terms of a loan agreement. Discounted cash flows using stated loan rates or the estimated collateral fair value are used in determining the value of impaired loans.

--------------------------------------------------------------------------------


      When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement.
      A loan is also considered impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1997 and 1996, there were no accruing impaired loans.
      The accrual of interest is generally discontinued on all loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans and bankcard products that become approximately 120 days and 180 days past due, respectively, are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan the Corporation has classified as nonaccrual, such loan is returned to accrual status.
      Fair values are estimated for loans with similar financial characteristics. These loans are segregated by type of loan, considering credit risk and prepayment characteristics. Each loan category is further segmented into fixed and adjustable rate categories.
      The fair values of performing loans for all portfolios are calculated by discounting estimated cash flows through expected maturity dates. These cash flows are discounted using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans. Such market yields also reflect a component for the estimated cost of servicing the portfolio. A prepayment assumption is used as an estimate of the number of loans that will be repaid prior to their scheduled maturity.
      For performing residential mortgage loans, fair values are estimated using a discounted cash flow analysis utilizing yields of comparable mortgage-backed securities. The loan portfolio is segmented into homogeneous pools based on loan types, coupon rates, maturities, prepayment characteristics and credit risk. These pools are compared with similar mortgage-backed securities to arrive at an appropriate discount rate; whole loan liquidity and risk characteristics are considered within the comparison.
     The fair value of nonperforming loans is calculated by estimating the timing and amount of cash flows. These cash flows are discounted using estimated market yields commensurate with the risk associated with such cash flows. Estimates of cash flows are made using knowledge of the borrower and available market data.
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. ALLOWANCE FOR LOAN LOSSES
      The allowance for loan losses is the amount considered adequate to provide for potential losses in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various classifications of loans, the fair value of underlying collateral and other factors.
      Management believes the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions.
      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's bank subsidiaries' allowances for losses on loans and real estate owned. Such agencies may require such subsidiaries to recognize changes to the allowances based on their judgments about information available to them at the time of their examination.

--------------------------------------------------------------------------------

PREMISES AND EQUIPMENT
      Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis for financial purposes and on straight-line and accelerated bases for tax purposes, using estimated lives generally as follows: buildings, 10 to 50 years; furniture and equipment, 3 to 10 years; and leasehold improvements and capitalized leases, over the lives of the respective leases.
INTANGIBLE ASSETS
      Generally, goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years. The Corporation's unamortized goodwill is periodically reviewed to ensure that there are no conditions which exist indicating that the recorded amount of goodwill is not recoverable from future undiscounted cash flows. The review process includes an evaluation of the earnings history of each subsidiary, its contribution to the Corporation, capital levels and other factors. If events or changes in circumstances indicate further evaluation is warranted, the undiscounted net cash flows of the operations to which goodwill relates are estimated. If the estimated undiscounted net cash flows are less than the carrying amount of goodwill, a loss is recognized to reduce goodwill's carrying value to fair value, and when appropriate, the amortization period is also reduced. Unamortized goodwill associated with disposed assets is charged to current earnings. Credit card premiums are amortized principally over the estimated period of benefit not to exceed 10 years using the sum-of-the-years' digits method. Deposit base premiums are amortized principally over a 10-year period using accelerated methods. Annually, the fair value of the unamortized balance of such premiums is estimated on a discounted cash flow basis, and if such value is less than such balance, the difference is charged to noninterest expense.
FORECLOSED PROPERTIES
      Foreclosed properties are included in other assets, and they represent other real estate that has been acquired through loan or in-substance foreclosures or deeds received in lieu of loan payments. Generally, such properties are appraised annually, and they are recorded at the lower of cost or fair value less estimated selling costs. When appropriate, adjustments to cost are charged or credited to the allowance for foreclosed properties.
TRANSFERS AND SERVICING OF FINANCIAL ASSETS
      The Corporation records the securitization or transfer of assets as sales when the assets securitized or transferred have been isolated from the Corporation and the transferee obtains the unconditional right to pledge or exchange the assets, or the transferee is a qualifying special purpose entity. Transfers not meeting these criteria are generally treated as secured borrowings. Gains or losses on the securitization or transfer of assets determined to be sales are based on the fair value of the assets obtained and liabilities assumed less the carrying value of the assets sold. Any servicing assets or other interests retained remain on the balance sheet at their allocated carrying value based on relative fair value. Servicing assets purchased are initially recorded at fair value. Gains or losses resulting from the securitization or transfer of assets are recorded in noninterest income. Retained residual interests subject to prepayment risk are recorded as trading account assets or as securities available for sale. Servicing assets and liabilities are included in other assets and other liabilities, and they are amortized to noninterest income in proportion to net servicing income.
      Servicing assets are evaluated for impairment based on the fair value of those assets. Fair values are estimated based on market prices for similar servicing assets and on the discounted estimated future net cash flows based on market consensus loan prepayment estimates, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation, the servicing assets are stratified based on predominant risk characteristics of the underlying loans, including loan type (conventional or government), amortization type (fixed or adjustable), note rate, and in certain instances, period of origination. To the extent the carrying value of the servicing asset exceeds fair value by individual stratum, a valuation allowance is established. Servicing assets amounted to $427 million and $284 million at December 31, 1997 and 1996, respectively.
PENSION AND SAVINGS PLANS
      Substantially all employees with one year of service are eligible for participation in a non-contributory, defined benefit pension plan and a matching savings plan. Pension cost is determined annually by an actuarial valuation, which includes service costs for the current year and amortization of amounts related to prior years. The Corporation's funding policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and to amortize amounts related to prior years using the projected unit credit valuation method. The difference between the pension cost included in current income and the funded amount is included in other assets or other liabilities, as appropriate. Actuarial assumptions are evaluated annually.

--------------------------------------------------------------------------------


      The matching savings plan permits eligible employees to make basic contributions to the plan of up to six percent of base compensation and supplemental contributions of up to nine percent of base compensation. Annually, on approval of the Board of Directors, employee basic contributions may be matched up to six percent of the employee's base compensation.

INCOME TAXES
      The operating results of the Parent Company and its eligible subsidiaries are included in a consolidated federal income tax return. Each subsidiary pays its allocation of federal income taxes to the Parent Company or receives payment from the Parent Company to the extent tax benefits are realized. Where state income tax laws do not permit consolidated income tax returns, applicable state income tax returns are filed.

INCOME PER COMMON SHARE
      Basic earnings per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing such net income by the sum of such weighted average number of shares and the potentially dilutive shares, including restricted stock awards, that could occur through the issuance of common stock options or convertible securities.

--------------------------------------------------------------------------------

NOTE 2: ACQUISITIONS



The supplemental consolidated financial statements give retroactive effect to the pooling of interests acquisition of CoreStates Financial Corp ("CoreStates") as more fully described below. As a result, the supplemental consolidated balance sheets as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, are presented as if the combining companies had been consolidated for all periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the consolidated financial statements for the period that includes the date of acquisition. The supplemental consolidated statements of changes in stockholders' equity reflect the accounts of the Corporation as if the additional common stock had been issued for all periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Corporation included in the Corporation's 1997 annual report on Form 10-K.
      On November 28, 1997, the Corporation acquired Signet Banking Corporation ("Signet"), a bank holding company based in Virginia. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include Signet historical information for all periods presented herein. At September 30, 1997, Signet had assets of $11 billion, net loans of $7 billion, deposits of $8 billion and net income applicable to common stockholders of $73 million.
      As a result of the merger, each of the 61 million net outstanding shares of Signet common stock was converted into 1.10 shares of the Corporation's common stock and common stock equivalents, except that cash was paid for fractional share interests.
      Additionally, merger-related and restructuring charges associated with the Signet merger of $269 million ($194 million after tax) are included as a component of noninterest expense in 1997. The remaining unpaid balance of the initial accrual of $269 million is $169 million at December 31, 1997. The remaining restructuring charges will be paid primarily in 1998, and they include $17 million of noncash charges.
      At December 31, 1997, the Corporation had two pending acquisitions, both of which were consummated in January 1998. The first relates to the purchase accounting acquisition of Covenant Bancorp, Inc. ("Covenant"), which at December 31, 1997, had assets of $415 million, for 1.6 million shares of the Corporation's common stock, substantially all of which were repurchased in the open market at a cost of $79 million. The second relates to the pooling of interests accounting acquisition of Wheat First Butcher Singer, Inc. ("Wheat First"), which at December 31, 1997 had assets of $1 billion and stockholders' equity of $171 million for 10.3 million shares of the Corporation's common stock. Financial information related to Wheat First is not considered material to the historical results of the Corporation, and accordingly, the Corporation's financial statements will not be restated.

      On April 28, 1998, the Corporation acquired CoreStates, a multi-bank holding company based in Pennsylvania. The merger was accounted for as a pooling of interests. On such date, each of the 204 million shares of CoreStates' common stock was exchanged for 1.62 shares of the Corporation's common stock. In 1998, the Corporation currently estimates after-tax, merger-related and restructuring expenses of $795 million related to the CoreStates acquisition. At December 31, 1997, CoreStates had assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income applicable to common stockholders of $813 million. Certain pro forma financial information related to the Corporation and CoreStates and which does not include information related to Covenant or Wheat First follows.

-----------------------------------------------------------------------------------------------------------------

                                                                                         Years Ended December 31,
                                                                           --------------------------------------

(In millions, except per share data)                                              1997         1996         1995
-----------------------------------------------------------------------------------------------------------------
(Unaudited)
Interest income                                                          $      14,362       13,758       13,028
Interest expense                                                                 6,452        6,151        5,732
Provision for loan losses                                                        1,103          678          403
Noninterest income                                                               4,322        3,535        3,058
Noninterest expense                                                              7,336        6,930        6,542
Income taxes                                                                     1,084        1,261        1,213
-----------------------------------------------------------------------------------------------------------------
Net income                                                                       2,709        2,273        2,196
Dividends on preferred stock                                                         -            9           26
-----------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                             $       2,709        2,264        2,170
-----------------------------------------------------------------------------------------------------------------
Basic earning per share                                                  $        2.84         2.33         2.21
Diluted earning per share                                                $        2.80         2.30         2.17
-----------------------------------------------------------------------------------------------------------------
CORPORATION AS REPORTED
Net interest income                                                      $       5,743        5,465        5,129
Net income                                                                       1,896        1,624        1,541
Net income applicable to common stockholders                                     1,896        1,615        1,515
Basic earning per share                                                          3.03         2.61         2.44
Diluted earning per share                                                $       2.99         2.58         2.38
-----------------------------------------------------------------------------------------------------------------




On January 1, 1996, the Corporation acquired First Fidelity Bancorporation ("First Fidelity"), a multi-bank holding company based in New Jersey. The merger was accounted for as a pooling of interests, and accordingly, all historical financial information for the Corporation has been restated to include First Fidelity historical information for all periods presented herein. At December 31, 1995, First Fidelity had assets of $35 billion, net loans of $25 billion, deposits of $28 billion and net income applicable to common stockholders of $398 million.
      As a result of the merger, each of the 79 million net outstanding shares of First Fidelity common stock was converted into 1.35 shares of the Corporation's common stock and common stock equivalents, except that cash was paid for fractional share interests. In addition, the 3 million net outstanding shares of First Fidelity Series B Convertible Preferred Stock were converted into a like number of shares of the Corporation's Series B Convertible Class A Preferred Stock (the "Series B Stock") having substantially identical terms as the First Fidelity Series B, the 350,000 outstanding shares of First Fidelity Series D Adjustable Rate Cumulative Preferred Stock were converted into a like number of shares of the Corporation's Series D Adjustable Rate Cumulative Class A Preferred Stock (the "Series D Stock") having substantially identical terms as the First Fidelity Series D, and the 3 million net outstanding First Fidelity Depository Receipts (each representing a 1/40th interest in a share of First Fidelity Series F 10.64% Preferred Stock (74,130 net outstanding shares) were converted into a like number of the Corporation's Depository Receipts (each representing a 1/40th interest in the Corporation's Series F 10.64% Class A Preferred Stock (the "Series F Stock") having substantially identical terms as the First Fidelity Series F. See Note 12 for information related to the redemption of the Series B Stock, the Series D Stock and the Series F Stock.
      Additionally, merger-related and restructuring expenses associated with the First Fidelity merger of $281 million ($181 million after tax) and $94 million ($73 million after tax) are included as a component of noninterest expense in 1996 and 1995, respectively. The remaining unpaid balance of the initial accrual of $375 million was $29 million at December 31, 1996, and it was paid in 1997.

      In 1996, various banking subsidiaries of the Parent Company also acquired twelve financial institutions and certain other assets which in the aggregate amounted to the addition of $7.8 billion in assets, $4.8 billion in net loans and $5.1 billion in deposits. The purchase method of accounting, which requires
(i) no restatement of the Corporation's historical financial statements, and
(ii) the inclusion of the acquired company's financial information on a fair value basis only from the date of consummation, was used in these transactions. With respect to these transactions, the Parent Company issued 32 million shares of its common stock in exchange for the common stock of certain of the acquired financial institutions, and it paid cash for the other financial institutions and assets, which in the aggregate amounted to $1.1 billion. These transactions resulted in an increase to stockholders' equity of $1.0 billion, and the increase was reduced by the Parent Company's purchase in the open market of 24 million shares of its common stock for $764 million in 1996. These transactions also resulted in an increase in goodwill of $595 million, which will be amortized on a straight-line basis over 25 years, and in deposit base premium of $70 million, which will be amortized on an accelerated basis over 10 years.

------------------------------------------------------------------------------------------------------------------------------------

NOTE 3: SECURITIES AVAILABLE FOR SALE

                                                                                                                   December 31, 1997
                                           -----------------------------------------------------------------------------------------

                                                                                                        Gross Unrealized
                                              1 Year          1-5        5-10    After 10             ------------------   Amortized
(In millions)                                or Less        Years       Years       Years       Total   Gains      Losses     Cost
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                            $    718        1,106       1,420         178       3,422    (120)          -       3,302
U.S. Government agencies                      170        5,749       7,722          46      13,687    (234)          4      13,457
Collateralized mortgage obligations           333        1,806         176         224       2,539     (25)          7       2,521
State, county and municipal                    13           30          22          71         136      (1)          -         135
Other                                         114        2,250         237       1,139       3,740     (87)         12       3,665
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $  1,348       10,941       9,577       1,658      23,524    (467)         23      23,080
-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                          $  1,348       10,875       9,577         751      22,551    (414)         21      22,158
Sundry securities                               -           66           -         907         973     (53)          2         922
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $  1,348       10,941       9,577       1,658      23,524    (467)         23      23,080
-----------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                          $  1,334       10,743       9,341         740      22,158
Sundry securities                               -           66           -         856         922
-----------------------------------------------------------------------------------------------------------------------------------
        Total                            $  1,334       10,809       9,341       1,596      23,080
---------------------------------------------------------------------------------------------------

                                                                                                                   December 31, 1996
                                           -----------------------------------------------------------------------------------------


                                                                                                     Gross Unrealized
                                           1 Year          1-5        5-10    After 10              -------------------    Amortized
(In millions)                             or Less        Years       Years       Years       Total   Gains      Losses          Cost
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                            $    595        2,677          53          22       3,347     (16)         15      3,346
U.S. Government agencies                      100        2,669       8,970          31      11,770     (45)         60     11,785
Collateralized mortgage obligations           199        1,256           1           8       1,464      (9)          9      1,464
State, county and municipal                    29           35          25          31         120      (1)          -        119
Other                                         122        1,128         115       1,133       2,498     (77)         16      2,437
------------------------------------------------------------------------------------------------------------------------------------
        Total                            $  1,045        7,765       9,164       1,225      19,199    (148)        100     19,151
----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                          $  1,045        7,748       9,164         225      18,182     (97)        100     18,185
Sundry securities                               -           17           -       1,000       1,017     (51)          -        966
------------------------------------------------------------------------------------------------------------------------------------
        Total                            $  1,045        7,765       9,164       1,225      19,199    (148)        100     19,151
------------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST
Debt securities                          $  1,042        7,716       9,192         235      18,185
Sundry securities                               -           16           -         950         966
---------------------------------------------------------------------------------------------------
        Total                            $  1,042        7,732       9,192       1,185      19,151
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Securities available for sale with an aggregate amortized cost of $6.9 billion at December 31, 1997, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Included in "U.S. Government agencies" and "Other" at December 31, 1997, are $2.7 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At December 31, 1997, these securities had a weighted average maturity of
3.75 years and a weighted average yield of 5.31 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 6.57 percent based on a weighted average funding cost differential of (1.26) percent. The amounts included in this paragraph are not restated for the CoreStates acquisition.
      Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1997 and 1996.
      At December 31, 1997 and 1996, collateralized mortgage obligations had a weighted average yield based on amortized cost of 6.59 percent and 6.90 percent, respectively.
      At December 31, 1997 and 1996, there were forward commitments to purchase securities at a cost of $6.4 billion and $127 million, respectively, that at December 31, 1997 and 1996, had a market value of $6.4 billion and $127 million, respectively.
      Gross gains and losses realized on the sale of debt securities in 1997 were $54 million and $43 million, respectively, and on sundry securities such gains and losses were $52 million and $11 million, respectively.
      Gross gains and losses realized on the sale of debt securities in 1996 were $163 million and $130 million, respectively, and on sundry securities such gains were $63 million.
      Gross gains and losses realized on the sale of debt securities in 1995 were $83 million and $46 million, respectively, and on sundry securities such gains were $39 million.
      At December 31, 1997, stockholders' equity includes an after-tax amount of $286 million, which is based on net unrealized appreciation in the securities available for sale portfolio of $444 million.
      At December 31, 1996, stockholders' equity includes an after-tax amount of $29 million, which is based on net unrealized appreciation in the securities available for sale portfolio of $48 million.

------------------------------------------------------------------------------------------------------------------------------------

NOTE 4: INVESTMENT SECURITIES

                                                                                                                   December 31, 1997
                                                 -----------------------------------------------------------------------------------


                                                                                                         Gross Unrealized
                                               1 Year     1-5         5-10    After 10                   -----------------    Market
(In millions)                                 or Less    Years       Years       Years       Total       Gains      Losses     Value
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                                  $   14        3           1           -          18           -           -        18
U.S. Government agencies                          171      861         323          24       1,379          28          (2)    1,405
Collateralized mortgage obligations                31      380          42          67         520           9           -       529
State, county and municipal                       105      282         302         327       1,016         120           -     1,136
Other                                              16       56          79         442         593           2         (13)      582
------------------------------------------------------------------------------------------------------------------------------------
        Total                                  $  337    1,582         747         860       3,526         159         (15)    3,670
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
Debt securities                                $  337    1,582         747         544       3,210         159          (2)    3,367
Sundry securities                                   -        -           -         316         316           -         (13)      303
------------------------------------------------------------------------------------------------------------------------------------
        Total                                  $  337    1,582         747         860       3,526         159         (15)    3,670
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                                $  338    1,623         791         615       3,367
Sundry securities                                   -        -           -         303         303
---------------------------------------------------------------------------------------------------
        Total                                  $  338    1,623         791         918       3,670
---------------------------------------------------------------------------------------------------

                                                                                                               December 31, 1996
                                       -----------------------------------------------------------------------------------------


                                                                                                         Gross Unrealized
                                               1 Year      1-5        5-10     After 10                  -----------------    Market
(In millions)                                 or Less    Years       Years       Years       Total       Gains      Losses     Value
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                                  $   12       23           -           1          36           1           -        37
U.S. Government agencies                          108      988         319           5       1,420          25          (4)    1,441
Collateralized mortgage obligations               221      715           1           8         945           8          (1)      952
State, county and municipal                       160      388         215         408       1,171         113          (1)    1,283
Other                                              41      159          50         368         618           5          (8)      615
------------------------------------------------------------------------------------------------------------------------------------
        Total                                  $  542    2,273         585         790       4,190         152         (14)    4,328
------------------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
Debt securities                                $  542    2,273         585         468       3,868         152          (2)    4,018
Sundry securities                                   -        -           -         322         322           -         (12)      310
------------------------------------------------------------------------------------------------------------------------------------
        Total                                  $  542    2,273         585         790       4,190         152         (14)    4,328
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
Debt securities                                $  547    2,318         608         545       4,018
Sundry securities                                   -        -           -         310         310
---------------------------------------------------------------------------------------------------
        Total                                  $  547    2,318         608         855       4,328
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Investment securities with an aggregate carrying value of $1.6 billion at December 31, 1997, are pledged to secure U.S. Government and other public deposits and for other purposes as required by various statutes or agreements.
      Expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Generally, the aging of mortgage-backed securities included in U.S. Government agencies and collateralized mortgage obligations is based on their weighted average maturities at December 31, 1997 and 1996.
      At December 31, 1997 and 1996, collateralized mortgage obligations had a weighted average yield of 7.08 percent and 6.85 percent, respectively.
      There were no commitments to purchase or sell investment securities at December 31, 1997 and 1996.
      Gross gains realized on calls of sundry securities in 1997 were $3 million.
      Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1996 were $5 million and $1 million, respectively.
      Gross gains and losses realized on repurchase agreement underdeliveries and calls of investment securities in 1995 were $6 million and $1 million, respectively.

-------------------------------------------------------------------------------------------------------------------------
NOTE 5: LOANS

                                                                                                              Years Ended
                                                                                                              December 31,
                                                                                                 ------------------------

(In millions)                                                                                          1997         1996
-------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                                                         $     46,117       41,489
Real estate - construction and other                                                                  3,037        3,474
Real estate - mortgage                                                                               13,160       14,300
Lease financing                                                                                       8,610        6,348
Foreign                                                                                               3,885        2,842
-------------------------------------------------------------------------------------------------------------------------
        Total commercial                                                                             74,809       68,453
-------------------------------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage                                                                               28,998       33,181
Installment loans - Bankcard                                                                          3,914        7,295
Installment loans - other                                                                            22,271       23,855
Vehicle leasing                                                                                       5,331        4,529
-------------------------------------------------------------------------------------------------------------------------
        Total retail                                                                                 60,514       68,860
-------------------------------------------------------------------------------------------------------------------------
        Total loans                                                                            $    135,323      137,313
-------------------------------------------------------------------------------------------------------------------------




      Directors and executive officers of the Parent Company and their related interests were indebted to the Corporation in the aggregate amounts of $2.4 billion and $1.3 billion at December 31, 1997 and 1996, respectively. From January 1, 1997, through December 31, 1997, directors and executive officers of the Parent Company and their related interests borrowed $1.5 billion and repaid $376 million. In the opinion of management, these loans do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.
      At December 31, 1997 and 1996, nonaccrual and restructured loans amounted to $878 million and $919 million, respectively. Interest related to nonaccrual and restructured loans for the years ended December 31, 1997, 1996 and 1995, amounted to $72 million, $77 million and $100 million, respectively. Interest collected on such loans and included in the results of operations for each of the years in the three-year period then ended amounted to $36 million, $22 million and $32 million, respectively.
      Included in other assets at December 31, 1997, are $4.0 billion of credit card receivables and other unsecured installment loans with a carrying value of $3.6 billion that are being held for accelerated disposition.
      At December 31, 1997 and 1996, impaired loans, which are included in nonaccrual loans, amounted to $485 million and $553 million, respectively. Included in the allowance for loan losses is $89 million related to $384 million of impaired loans at December 31, 1997, and $51 million related to $312 million of impaired loans at December 31, 1996. The rest of the impaired loans are recorded at or below fair value. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was $479 million and $675 million, respectively; and $37 million and $28 million, respectively, of interest income was recognized on loans while they were impaired. All this income was recognized on loans using a cash-basis method of accounting.
      Loan fair values are disclosed in Note 17.

------------------------------------------------------------------------------------------------------------
NOTE 6: ALLOWANCE FOR LOAN LOSSES

                                                                                    Years Ended December 31,
                                                                       -------------------------------------

(In millions)                                                                1997         1996         1995
------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                           $      2,212        2,308        2,259
Provision for loan losses                                                   1,103          678          403
Allowance of loans acquired, transferred to
 accelerated disposition or sold                                             (596)          50          193
------------------------------------------------------------------------------------------------------------
                                                                            2,719        3,036        2,855
------------------------------------------------------------------------------------------------------------
Loan losses                                                                 1,074        1,076          766
Loan recoveries                                                               202          252          219
------------------------------------------------------------------------------------------------------------
        Loan losses, net                                                      872          824          547
------------------------------------------------------------------------------------------------------------
Balance, end of year                                                 $      1,847        2,212        2,308
------------------------------------------------------------------------------------------------------------





-------------------------------------------------------------------------------------------------------------------------

NOTE 7: PREMISES AND EQUIPMENT

                                                                                                 Years Ended December 31,
                                                                                   --------------------------------------

(In millions)                                                                            1997         1996          1995
-------------------------------------------------------------------------------------------------------------------------
Land                                                                             $        548          555           561
Buildings                                                                               2,827        2,731         2,591
Equipment                                                                               4,241        4,147         2,671
Capitalized leases                                                                         56           62            41
-------------------------------------------------------------------------------------------------------------------------
                                                                                        7,672        7,495         5,864
Accumulated depreciation and amortization                                              (2,809)      (2,612)       (2,455)
-------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                      $      4,863        4,883         3,409
-------------------------------------------------------------------------------------------------------------------------
Net premises and equipment pledged as security for mortgage notes                $         26           62            63
-------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                                    $        532          456           392
-------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

NOTE 8: FORECLOSED PROPERTIES

                                                                                          Years Ended December 31,
                                                                             -------------------------------------

(In millions)                                                                      1997         1996         1995
------------------------------------------------------------------------------------------------------------------
Foreclosed properties                                                      $        129          145          257
------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, beginning of year                               17           25           42
Provision for foreclosed properties                                                   2           (1)          (3)
Transfer from allowance for segregated assets                                         -            1            -
Dispositions, net                                                                    (3)          (8)         (14)
------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of year                                     16           17           25
------------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                                 $        113          128          232
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 9:  SHORT-TERM BORROWINGS

Short-term borrowings of the Corporation at December 31, 1997, 1996 and 1995, which includes securities sold under repurchase agreements and accrued interest thereon, and the related maximum amount outstanding at the end of any month during such periods are presented below.





                                                                  Years Ended December 31,                    Maximum Outstanding
                                                   ------------------------------------------------------------------------------

(In millions)                                             1997          1996         1995         1997         1996         1995
---------------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements      $      20,344        18,539       12,954       21,070       22,258       13,325
Federal funds purchased                                  3,418         3,211        5,294        3,865        5,625        5,801
Fixed and variable rate bank notes                       1,114         1,155        2,631        2,076        2,485        2,632
Interest-bearing demand deposits issued to
  the U. S. Treasury                                       649           805          623          793        1,183        1,408
Commercial paper                                         1,737         1,696        2,418        2,467        2,123        2,584
Other                                                    4,419         2,214        1,161        4,765        3,319        3,315
------------------------------------------------------------------------------------------
        Total                                    $      31,681        27,620       25,081
---------------------------------------------------------------------------------------------------------------------------------


      At December 31, 1997, 1996 and 1995, the combined weighted average interest rates related to federal funds purchased and securities sold under repurchase agreements were 6.14 percent, 6.06 percent and 5.46 percent, respectively. Maturities related to such instruments in each of the years in the three-year period then ended were not greater than 350 days.
      At December 31, 1997, 1996 and 1995, the weighted average interest rates for fixed and variable rate bank notes were 5.71 percent, 5.53 percent and 5.70 percent, respectively. Weighted average maturities related to such notes in each of the years in the three-year period then ended were 153 days, 109 days and 90 days, respectively.
      At December 31, 1997, 1996 and 1995, the weighted average interest rates for commercial paper were 5.59 percent, 5.49 percent and 5.49 percent, respectively. Weighted average maturities related to such commercial paper in each of the years in the three-year period then ended were 4 days, 21 days and 21 days, respectively.
      Included in "Other" are Federal Home Loan Bank borrowings and securities sold short of $286 million and $3.5 billion, respectively, at December 31, 1997; $211 million and $1.9 billion, respectively, at December 31, 1996; and $380 million and $444 million, respectively, at December 31, 1995.
      Substantially all short-term borrowings are due within 90 days, and accordingly, the carrying amount of such borrowings is deemed to be a reasonable estimate of fair value.

-------------------------------------------------------------------------------------------------------------------------------

NOTE 10: LONG-TERM DEBT

                                                                                                1997                      1996
                                                                            -------------------------  ------------------------

                                                                                           Estimated                 Estimated
                                                                              Carrying          Fair     Carrying         Fair
(In millions)                                                                   Amount         Value       Amount        Value
-------------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
7-1/2% debentures                                                         $          -             -           16           16
Notes
  Floating rate extendible, due June 15, 2005 (a)                                   10            10           10           10
  6.60%, due June 15, 2000 (par value $250) (b)                                    249           252            -            -
  Floating rate, due February 24, 1998 (par value $300) (b)                        300           300          300          300
  6-3/4%, due January 15, 1998 (par value $250) (b)                                250           250          250          251
Subordinated notes
  7.18%, due April 15, 2011 (par value $60)                                         59            65           59           60
  8%, due August 15, 2009 (par value $150)                                         149           162          149          155
  6-3/8%, due January 15, 2009 (par value $150) (b)                                148           148          148          138
  6%, due October 30, 2008 (par value $200) (b)                                    198           192          197          178
  7-1/2%, due July 15, 2006 (par value $300) (b)                                   298           321          297          306
  7%, due March 15, 2006 (par value $200) (b)                                      199           207          198          198
  6-7/8%, due September 15, 2005 (par value $250) (b)                              249           257          249          246
  7.05%, due August 1, 2005 (par value $250) (b)                                   248           259          248          249
  6-5/8%, due July 15, 2005 (par value $250) (b)                                   249           253          248          240
  8.77%, due November 15, 2004 (par value $150)                                    149           171          149          157
  Floating rate, due July 22, 2003 (par value $150) (b)                            149           150          149          149
  7-1/4%, due February 15, 2003 (par value $150) (b)                               149           156          149          152
  8%, due November 15, 2002 (par value $225) (b)                                   224           237          224          236
  8-1/8%, due June 24, 2002 (par value $250) (b)                                   249           267          249          264
  9.45%, due August 15, 2001 (par value $150) (b)                                  149           165          148          164
  Fixed rate medium-term, varying rates and terms to June 5, 2001 (c)               54            58           54           62
  9.45%, due June 15, 1999 (par value $250) (b)                                    249           262          249          266
Subordinated debentures
  6.55%, due October 15, 2035 (par value $250)                                     249           256          249          243
  7-1/2%, due April 15, 2035 (par value $250)                                      246           279          246          261
  6.824%/7.574%, due August 1, 2026 (par value $300)                               298           317          298          304
-------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes issued by the Parent Company                  4,771         4,994        4,533        4,605
-------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                    1997                      1996
                                                                                -------------------------  ------------------------

                                                                                               Estimated                 Estimated
                                                                                  Carrying          Fair     Carrying         Fair
(In millions)                                                                       Amount         Value       Amount        Value
-----------------------------------------------------------------------------------------------------------------------------------
DEBENTURES AND NOTES OF SUBSIDIARIES
Debentures and notes
  9-3/4% senior, due September 1, 2003 (par value $145)                                120           140          158          159
  Variable rate medium-term, varying rates
    and terms to November 5, 2001                                                    1,640         1,638        1,507        1,505
  Varying rates and terms to November 1, 2002                                           62            63           71           71
  Floating rate, due October 29, 2002 (par value $500)                                 500           497            -            -
  6-5/8%, due June 15, 2000 (par value $150) (b) (d)                                   150           152          150          150
Subordinated notes
  Bank, varying rates and terms to December 15, 2036                                 1,205         1,219        1,397        1,409
  6-3/4%, due November 15, 2006 (par value $200) (b)                                   199           202          198          193
  6-5/8%, due March 15, 2005 (par value $175) (b)                                      174           177          174          170
  5-7/8%, due October 15, 2003 (par value $200) (b)                                    200           195          200          189
  6.80%, due June 15, 2003 (par value $150) (b)                                        149           153          149          154
  9-3/8%, due April 15, 2003 (par value $100) (b)                                      100           113          100          113
  6-5/8%, due March 15, 2003 (par value $150) (b)                                      149           149          149          149
  7-7/8%, due July 15, 2002 (par value $100) (b) (d)                                   100           106          100          105
  9-5/8%, due February 15, 2001 (par value $150) (b)                                   150           164          150          166
  9-5/8%, due August 15, 1999 (par value $150) (b)                                     150           156          149          161
  9-5/8%, due June 1, 1999 (par value $100) (b) (d)                                    100           105          100          107
  Floating rate, due April 15, 1998 (c) (d)                                            100           100          100          100
  Floating rate                                                                          -            -            50           50
  Floating rate                                                                          -            -            25           25
Subordinated capital notes
  9-5/8%, due June 15, 1999 (par value $75) (b) (d)                                     75            79           74           80
  9-7/8%, due May 15, 1999 (par value $75) (b) (d)                                      75            79           75           82
  8-1/2%, due April 1, 1998 (par value $150) (b)                                       149           150          149          153
  10-1/2% collateralized mortgage obligations                                            -             -           37           41
-----------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                                   5,547         5,637        5,262        5,332
-----------------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Advances from the Federal Home Loan Bank                                             1,385         1,385          933          933
Mortgage notes and other debt of subsidiaries, varying rates and terms                  16            16           51           52
Capitalized leases, rates generally ranging from 7-1/2% to 15.20%                       33            33           36           36
-----------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                                             1,434         1,434        1,020        1,021
-----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                 $     11,752        12,065       10,815       10,958
-----------------------------------------------------------------------------------------------------------------------------------

(a)  Redeemable in whole or in part at the option of the Parent Company.
(b)  Not redeemable prior to maturity.
(c)  Redeemable at the option of the Parent Company.
(d)  Assumed by the Parent Company.



      The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.
      The interest rate on the floating rate extendible notes is 6.0875 percent to March 16, 1998.
      The interest rate on the floating rate notes due February 24, 1998, is
5.1875 percent.
      The 7.18 percent subordinated notes are redeemable in whole and not in part at the option of the Parent Company on April 15, 2000 and on each October 15 and April 15 thereafter.
      The 8 percent subordinated notes due August 15, 2009, are redeemable in whole and not in part at the option of the Parent Company on August 15, 2004.
      The 8.77 percent subordinated notes are redeemable in whole or in part at the option of the Parent Company on November 15, 1999.
      The interest rate on the floating rate subordinated notes is 5.93359 percent to January 22, 1998.
      Fixed rate medium-term senior and subordinated notes can be issued periodically. Interest rates, maturities, redemption and other terms are determined at the date of issuance. At December 31, 1997, the Parent Company had issued medium-term subordinated notes with fixed rates of interest ranging from
9.49 percent to 9.93 percent.

--------------------------------------------------------------------------------
      Holders of the 6.55 percent subordinated debentures and the 7-1/2 percent subordinated debentures may elect to redeem a part or all of such debentures on October 15, 2005, and April 15, 2005, respectively. Otherwise such debentures are not redeemable prior to maturity.
      Holders of the 6.824 percent/7.754 percent subordinated debentures may elect to redeem a part or all of such debentures on August 1, 2006, or August 1, 2016. Otherwise such debentures are not redeemable prior to maturity.
     The 9-3/4 percent senior notes were issued by an acquired subsidiary prior to the acquisition, and in accordance with a covenant defeasance related thereto, the subsidiary has announced that it will redeem all such notes on September 2, 1998, the earliest date the notes can be redeemed, at a redemption price equal to 103.375 percent of the principal amount then outstanding plus any accrued and unpaid interest to such date. The subsidiary has deposited with the trustee sufficient cash and securities to effect the redemption of the notes on such date.
      The interest rate on the floating rate notes due October 29, 2009, is
5.731 percent to January 29, 1998.
      At December 31, 1997, bank notes of $200 million had floating rates of interest ranging from 5.69 percent to 6.14 percent, and $1.0 billion of the notes had fixed rates of interest ranging from 5.65 percent to 7.80 percent.
      The interest rate on the floating rate subordinated notes is 5.875 percent to April 15, 1998.
      In April 1998, $1.9 billion of senior or subordinated debt securities or equity securities remained available for issuance under a shelf registration statement filed with the Securities and Exchange Commission.
      The weighted average rate paid for long-term debt in 1997, 1996 and 1995 was 6.47 percent, 6.30 percent and 6.72 percent, respectively. Interest rate swap agreements entered into at the time of issuance of certain long-term debt reduced related interest expense.
      Long-term debt maturing in each of the five years subsequent to December 31, 1997, is as follows (in millions): 1998, $2,830; 1999, $1,691; 2000, $772;
2001, $494; and 2002, $1,116.

--------------------------------------------------------------------------------

NOTE 11: GUARANTEED PREFERRED BENEFICIAL INTERESTS IN JUNIOR
              SUBORDINATED DEFERRABLE INTEREST DEBENTURES


 First Union Institutional Capital I, a statutory business trust (the "Trust") created by the Parent Company had outstanding at December 31, 1997 and 1996, $495 million (par value $500 million) of 8.04% Capital Securities which will mature on December 1, 2026 (the "Capital Securities"). The principal assets of the Trust are $515 million of the Parent Company's 8.04% Junior Subordinated Deferrable Interest Debentures, which will mature on December 1, 2026 (the "Subordinated Debentures"). Additionally, the Trust has issued $15 million of common securities (the "Common Securities") to the Parent Company. The estimated fair value of each of the Capital Securities and the related Subordinated Debentures at December 31, 1997 and 1996, was $536 million and $500 million, respectively.
      The Capital Securities, the Subordinated Debentures and the Common Securities are redeemable in whole or in part on or after December 1, 2006, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
      On January 6, 1997, and January 16, 1997, First Union Institutional Capital II and First Union Capital I, respectively, both statutory business trusts (the "Trusts") created by the Parent Company, issued $250 million of 7.85% Capital Securities and $250 million of 7.935% Capital Securities, Series A, respectively, (together the "Securities") which will mature on January 1, 2027, and January 15, 2027, respectively. The principal combined assets of the Trusts are $515 million of the Parent Company's subordinated debentures with like maturities and like interest rates to the Securities. Additionally, the Trusts have issued $15 million in the aggregate of common securities to the Parent Company. The 7.85% Capital Securities and the 7.935% Capital Securities, Series A, both had $248 million outstanding at December 31, 1997 and estimated fair values of $263 million and $265 million, respectively. The related subordinated debentures had a combined estimated fair value of $528 million.
      The Securities, the assets of the Trusts and the common securities issued by the Trusts are redeemable in whole or in part on or after January 1, 2007, and January 15, 2007, respectively, or at any time in whole but not in part from the date of issuance on the occurrence of certain events.
      The Capital Securities and the Securities may be included in tier 1 capital for regulatory capital adequacy determination purposes. Distributions to the holders of the Capital Securities and the Securities are included in sundry expense.
      The obligations of the Parent Company with respect to the issuance of the Capital Securities and the Securities constitute a full and unconditional guarantee by the Parent Company of the Trusts' obligations with respect to the Capital Securities or Securities.
      Subject to certain exceptions and limitations, the Parent Company may elect from time to time to defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related Capital Securities or Securities.

--------------------------------------------------------------------------------
 Additionally, an acquired bank subsidiary (the "Acquired Bank") issued through a statutory business trust, trust capital securities (the "Acquired Bank Capital Securities") and the Acquired Bank issued related junior subordinated deferrable interest rate debentures, all with terms substantially the same as the Capital Securities and Subordinated Debentures issued by the Parent Company. At December 31, 1997 and 1996, the Acquired Bank had outstanding $299 million and $294 million, respectively, of 8% Acquired Bank Capital Securities (par value $300 million), which will mature on December 15, 2026. At December 31, 1997, the Acquired Bank had outstanding $147 million (par value $150 million) and $298 million (par value $300 million) of Libor-indexed floating rate Acquired Bank Capital Securities, which will mature on January 15, 2027, and February 15, 2027, respectively. The aggregate estimated fair value of the Acquired Bank Capital Securities at December 31, 1997 and 1996, was $737 million and $296 million, respectively.

-------------------------------------------------------------------------------------------------------------------------------

NOTE 12:  PREFERRED STOCK

                                                                      1997                      1996                      1995
                                                     ----------------------  ------------------------  ------------------------

(Shares in thousands, dollars in millions)            Shares        Amount       Shares       Amount       Shares       Amount
-------------------------------------------------------------------------------------------------------------------------------
Series B Stock
Balance, beginning of year                                   -       $      -     2,964      $    74        4,788     $    120
Purchases of preferred stock                                 -              -         -            -         (250)          (6)
Conversions of preferred stock into common stock             -              -    (2,955)         (74)      (1,574)         (40)
Redemption of preferred stock                                -              -        (9)           -            -            -
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                         -              -         -            -        2,964           74
-------------------------------------------------------------------------------------------------------------------------------
Series D Stock                                               -              -
Balance, beginning of year                                   -              -       350           35          350           35
Redemption of preferred stock                                -              -      (350)         (35)          -             -
-------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                         -              -         -            -          350           35
-------------------------------------------------------------------------------------------------------------------------------
Series F Stock                                               -              -
Balance, beginning of year                                   -              -        74           74           75           75
Purchases of preferred stock                                 -              -         -            -           (1)          (1)
Redemption of preferred stock                                -              -       (74)         (74)           -
--------------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                         -              -         -            -           74           74
-------------------------------------------------------------------------------------------------------------------------------
        Total                                                -       $      -         -     $      -        3,388     $    183
-------------------------------------------------------------------------------------------------------------------------------

 The Corporation is authorized to issue up to 40 million shares of class A preferred stock, no-par value, and 10 million shares of preferred stock, no-par value, each in one or more series. In connection with the First Fidelity merger, the Corporation issued three new series of preferred stock, which are described in Note 2 and all of which were redeemed or converted into the Corporation's common stock as more fully described herein.
      On November 15, 1996, the Corporation redeemed all of the outstanding shares of the Series B Stock at a redemption price of $25.00 per share (plus accrued and unpaid dividends), substantially all of which were converted into 3 million shares of common stock.
      On July 1, 1996, the Corporation redeemed all of the outstanding shares of the Series D Stock and the Series F Stock at an aggregate redemption price of $109 million (plus accrued and unpaid dividends).

------------------------------------------------------------------------------------------------------------------------------------

NOTE 13:  COMMON STOCK, CAPITAL RATIOS AND EARNINGS PER COMMON SHARE

                                      Option                                                                Weighted
                                   Prices or                                                                 Average
                                       Grant                                                                Exercise
                                        Date     Balance,       Grants   Exercises  Forfeitures  Balance,     Prices,
(Options and shares                   Market    Beginning       or New          or    and Other    End of      End of
  in thousands)                       Values      of 1997       Shares   Purchases   Reductions      1997        1997   Exercisable
-----------------------------------------------------------------------------------------------------------------------------------
1984 Master Stock Plan
Options granted                            -          134             -       (127)         (7)         -          -            -
Available                                           1,034             -          -           7      1,041          -            -
1988 Master Stock Plan
Options granted                   $7.38-$17.94      1,542             -       (477)         (2)     1,063      14.39        1,063
Available                                           2,228             -          -           2      2,230          -            -
1992 Master Stock Plan
Options granted                  $22.38-$29.25      4,288             -       (705)        (10)     3,573      23.52        3,573
Restricted stock granted         $22.38-$29.25      1,892             -       (582)        (54)     1,256          -            -
Available                                           1,798             -          -          10      1,808          -            -
1996 Master Stock Plan
Options granted                  $29.25-$40.13      2,724         4,397       (423)       (104)     6,594      36.41        2,253
Restricted stock granted         $29.25-$43.16      1,808         2,229       (490)       (120)     3,427          -            -
Available                                          23,434        (6,626)         -         104     16,912          -            -
1996 Employee Plan                      $27.26      6,922             -     (4,210)       (175)     2,537      27.26        2,537
Dividend Reinvestment Plan                  -       7,014             -     (1,207)          -      5,807          -            -
Option plans of acquired
  companies
    Options granted               $6.17-$26.00      3,870             -     (1,277)       (114)     2,479      16.24        2,437
    Options granted               $1.73-$52.07      2,547           931     (1,203)        (79)     2,196      21.34        2,196
    Options granted               $3.41-$31.57      1,852             -     (1,291)        (35)       526      15.53          526
    Options granted                $2.99-$4.20         18             -         (2)         (6)        10       3.90           10
    Options granted             $51.76-$295.13        136             -          -         (15)       121     126.67          121
    Options granted               $5.06-$31.79      9,378         2,647     (3,566)       (251)     8,208      22.84        5,809
-----------------------------------------------------------------------------------------------------------------------------------



COMMON STOCK SPLIT
      All common stock and per share data has been restated to reflect a two-for one stock split that was paid on July 31, 1997.
OPTION AND OTHER PLANS
      Under the terms of the 1984, 1988, 1992 and 1996 Master Stock Plans (the "Plans"), stock options may be periodically granted to key personnel at a price not less than the fair market value of the shares at the date of grant. The exercise periods for options granted under the Plans are (i) determined at the date of grant, (ii) not exercisable for one year following the date of grant, and (iii) for periods no longer than ten years.
      Restricted stock may also be granted under the Plans. The stock is subject to certain restrictions over a specified period (generally, five years), during which time the holder is entitled to full voting rights and dividend privileges. Compensation cost recognized for restricted stock during 1997 and 1996 was $43 million and $23 million, respectively.
      Employees, based on their eligibility and compensation, were granted options to purchase shares of common stock under the 1996 Employee Stock Purchase Plan (the "Plan") at a price equal to 85 percent of the fair market value of the shares as of the Plan date. From the Plan date, and generally for approximately a two-year period thereafter, employees have the option to purchase all or a portion of the optioned shares. The Plan provides that at the end of such two-year period (the "Final Purchase Date"), the option price will be the lesser of 85 percent of the fair market value as of the Plan date or 85 percent of the fair market value as of the Final Purchase Date.
      Under the terms of the Dividend Reinvestment Plan, a participating stockholder's cash dividends and optional cash payments are used to purchase Parent Company common stock.
      Under the terms of the Parent Company's merger agreements with certain acquired companies, all options with respect to their common stock were converted into options to purchase Parent Company common stock.
      In accordance with a Shareholder Protection Rights Agreement dated December 18, 1990, as amended, the Parent Company issued a dividend of one right for each share of Parent Company common stock outstanding as of such date. These continue to attach to all common stock issued after December 18, 1990. The rights will become exercisable if any person or group commences a tender or exchange offer that would result in (i) their becoming the beneficial owner of 15 percent or more of the Parent Company's common stock, or (ii) any person being determined by the Federal Reserve Board to control the Corporation within the meaning of the Bank Holding Company Act of 1956, as amended.

--------------------------------------------------------------------------------
      The rights will also become exercisable if a person or group acquires beneficial ownership of 15 percent or more of the Parent Company's common stock. Each right (other than rights owned by such person or group) will entitle its holder to purchase, for an exercise price of $105.00, a number of shares of the Parent Company's common stock (or at the option of the Board of Directors, shares of junior participating class A preferred stock) having a market value of twice the exercise price. If any person or group acquires beneficial ownership of between 15 percent and 50 percent of the Parent Company's common stock, the Board of Directors may, at its option, exchange for each outstanding right (other than rights owned by such person or group) either two shares of common stock or two one-hundredths of a share of junior participating class A preferred stock having economic and voting terms similar to two shares of common stock. The rights are subject to adjustment if certain events occur, and they will expire on December 28, 2000, if not redeemed or terminated sooner.
      On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended ("FAS 123"), which requires either the (i) fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans, or (ii) impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). The Corporation has elected to continue such accounting under the provisions of APB 25. As determined in accordance with FAS 123, certain pro forma information which is based on the estimated fair value of the Corporation's outstanding stock options for each of the three years ended December 31, 1997, 1996 and 1995, is as follows: pro forma net income, $2.669 billion, $2.194 billion and $2.156 billion, respectively; pro forma basic earnings per common share, $2.79, $2.25 and $2.20, respectively; and pro forma diluted earnings per common share, $2.76, $2.23 and $2.15, respectively. The Black-Scholes option pricing model methodology was used in preparing such pro forma information. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options.
CAPITAL RATIOS
      Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4 percent and a minimum ratio of total capital to risk-weighted assets of 8 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3 percent to 5 percent.
      At December 31, 1997, the Corporation's tier 1 capital ratio, total capital ratio and leverage ratio were 8.43 percent, 13.02 percent and 7.09 percent, respectively. At December 31, 1996, such ratios were 7.91 percent,
12.58 percent and 6.74 percent, respectively. The Corporation does not anticipate or foresee any conditions that would reduce such ratios to levels at or below minimum or that would cause its deposit-taking banking affiliates to be less than well capitalized.
      Additional information related to the consolidated capital ratios of the Corporation for each of the years in the two-year period ended December 31, 1997, can be found in "Management's Analysis of Operations" - "Stockholders' Equity; Regulatory Capital" on page 18 and in Table 18 on page T-18, which are incorporated herein by reference.
EARNINGS PER COMMON SHARE
      The reconciliation between basic and diluted earings per common share is below.



                                                                                     Years Ended December 31,
                                                                   ------------------------------------------------

(Dollars in millions, except per share data)                                  1997               1996         1995
------------------------------------------------------------------------------------------------------------------------
Basic
  Net income                                                            $    2,709              2,273        2,196
  Preferred stock dividends                                                      -                 (9)         (26)
------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                            $    2,709              2,264        2,170
------------------------------------------------------------------------------------------------------------------------
Basic earnings per common share                                         $     2.84               2.33         2.21
------------------------------------------------------------------------------------------------------------------------
Average common shares (In thousands)                                       955,241            973,712      979,852
------------------------------------------------------------------------------------------------------------------------
Diluted
  Net income applicable to common stockholders                          $    2,709              2,264        1,270
  Dividends on convertible preferred stock                                       -                  -            9
------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                            $    2,709              2,264        2,179
------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                                       $     2.80               2.30         2.17
------------------------------------------------------------------------------------------------------------------------
Average common shares (In thousands)                                       955,241            973,712      979,852
  Options                                                                   11,551              9,043       12,461
  Convertible preferred stock                                                    -                  -        8,832
------------------------------------------------------------------------------------------------------------------------
Average common shares - diluted (In thousands)                             966,792            982,755    1,001,145
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 14: PERSONNEL EXPENSE

  Personnel expense for each of the years in the three-year period ended December 31, 1997, is presented below.


                                                                                   Years Ended December 31,
                                                                -------------------------------------------

(In millions)                                                         1997               1996         1995
-----------------------------------------------------------------------------------------------------------
Salaries                                                      $      2,909              2,649        2,514
Pension cost                                                            58                 81           42
Savings plan                                                            87                 80           78
Other benefits                                                         496                467          477
-----------------------------------------------------------------------------------------------------------
        Total                                                 $      3,550              3,277        3,111
-----------------------------------------------------------------------------------------------------------




      Pension expense for nonqualified plans was $19 million, $13 million and $12 million for the years ended December 31, 1997, 1996 and 1995, respectively.
      The accumulated benefit obligation for nonqualified plans was $121 million, $101 million and $62 million for the years ended December 31, 1997, 1996 and 1995, respectively, including vested benefits of $120 million, $100 million and $61 million, respectively. Such plans have no assets. The assumed rates used in actuarial computations were the same as those used in the qualified pension plan computations.
      The Corporation has tax-qualified defined benefit pension plans (together, the "Plan") covering substantially all of its employees with one year of service. The benefits are based on years of service and the employee's highest five-year average compensation. Contributions are made each year to a trust in an amount that is determined by an actuary to meet the minimum requirements of ERISA and to fall at or below the maximum amount that can be deducted on the Corporation's tax return.
      At December 31, 1997, Plan assets include U.S. Government and Government agency securities, equity securities and other investments. Also included are two million shares of the Parent Company's common stock. All Plan assets are held by First Union National Bank (the "Bank") in a Bank-administered trust fund.
      The Plan's funded status for each of the years in the three-year period ended December 31, 1997, is presented below.







                                                                                                            Years Ended December 31,
                                                                                                ------------------------------------

(In millions)                                                                                       1997          1996       1995
----------------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
Accumulated benefit obligation including vested benefits of $1,598, 1997; $1,414, 1996;
  and $1,290, 1995                                                                          $      1,686         1,495      1,387
----------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date                                         (2,059)       (1,852)    (1,757)
Plan assets at fair value                                                                          2,447         2,117      1,884
----------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                                                388           265        127
Prior service cost                                                                                    48            69         54
Unrecognized net loss from past experience different from that assumed and effects
  of changes in assumptions                                                                           71            89        129
Unrecognized net transition asset                                                                   (174)         (113)        (3)
----------------------------------------------------------------------------------------------------------------------------------
        Prepaid pension cost, net                                                           $        333           310        307
----------------------------------------------------------------------------------------------------------------------------------
ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
Discount rate at beginning of year                                                            7.50-7.75  %   7.00-7.50  8.00-8.75
Discount rate at end of year                                                                       7.25      7.50-7.75  7.00-7.50
Weighted average rate of increase in future compensation levels                               4.25-5.00      4.50-5.00  4.50-6.00
Long-term average rate of return                                                              8.50-9.00  %        8.50  7.50-9.75
----------------------------------------------------------------------------------------------------------------------------------

Certain components of net pension cost for each of the years in the three-year period ended December 31, 1997, are presented below.





-------------------------------------------------------------------------------------------------------------------------



                                                                                                Years Ended December 31,
                                                                              -------------------------------------------

(In millions)                                                                       1997               1996         1995
-------------------------------------------------------------------------------------------------------------------------
NET PENSION COST
Service cost-benefits earned during the period                              $         84                 93           67
Interest cost on projected benefit obligation                                        138                128          115
Actual (return) on Plan assets                                                      (398)              (232)        (316)
Net amortization and deferral                                                        215                 80          164
-------------------------------------------------------------------------------------------------------------------------
        Net pension cost                                                    $         39                 69           30
-------------------------------------------------------------------------------------------------------------------------




      The Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all the Corporation's employees may become eligible for these benefits if they reach retirement age while working for the Corporation. Life insurance benefits are provided through an insurance company. Medical and other benefits are provided through a tax-exempt trust formed by the Corporation. The Corporation recognizes the cost of providing these benefits by expensing annual insurance premiums, trust funding allocations and administrative expenses.
      The amount expensed for group insurance for active employees in 1997, 1996 and 1995 was $157 million, $157 million and $152 million, respectively.
      The status of postretirement benefits other than pensions and certain amounts recognized in the Corporation's consolidated financial statements for each of the years in the three-year period ended December 31, 1997, are presented below.





                                                                                                         Years Ended December 31,
                                                                                       -------------------------------------------

(In millions)                                                                                1997               1996         1995
----------------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF POSTRETIREMENT BENEFITS OBLIGATION
Retirees                                                                             $        235                256          351
Fully eligible active employees                                                                 9                  6            9
Other active participants                                                                     106                 81           87
----------------------------------------------------------------------------------------------------------------------------------
        Accumulated postretirement benefit obligation                                $        350                343          447
----------------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value                                                                      66                 58           53
Projected benefit obligation in excess of plan assets                                $        284                285          394
Unrecognized prior service cost                                                                32                 45           10
Unrecognized net gain (loss) from past experience different from that assumed and
  effects of changes in assumptions                                                           104                 92            5
Unrecognized net transition obligation                                                        (60)               (66)         (84)
----------------------------------------------------------------------------------------------------------------------------------
        Accrued postretirement benefit cost                                          $        360                356          325
----------------------------------------------------------------------------------------------------------------------------------
ASSUMED RATES USED IN ACTUARIAL COMPUTATIONS
Weighted average discount rate                                                               7.25 %        7.50-7.75     7.00-7.50
Rate of increase in future compensation levels, depending on age                        4.25-5.00          4.50-5.00     4.00-9.00
Health care cost trend rate
  Prior to age 65                                                                       5.50-6.00         5.50-11.67          5.00-
                                                                                                            grading          12.25
                                                                                                            to 5.50
  After age 65                                                                          5.00-8.75       10.67-11.50          5.00-
                                                                                          grading          grading
                                                                                          to 5.50    %     to 5.50           11.25
----------------------------------------------------------------------------------------------------------------------------------
EFFECT OF ONE PERCENT INCREASE IN HEALTH CARE COST TREND RATE
Service costs                                                                        $          -                -               -
Interest costs                                                                                  1                2               2
Accumulated postretirement benefit obligation                                        $         15               17              29
----------------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT COSTS
Service cost-benefits earned during the period                                       $          8                  8            7
Interest cost on projected benefit obligation                                                  26                 28           31
Actual (return) on Plan assets                                                                 (2)                (3)          (2)
Amortization of transition obligation                                                          (3)                 0            2
----------------------------------------------------------------------------------------------------------------------------------
        Net cost                                                                     $         29                 33           38
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 15: INCOME TAXES



      The Corporation accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      The provision for income taxes for each of the years in the three-year period ended December 31, 1997, is presented below.








                                                                                                 Years Ended December 31,
                                                                             --------------------------------------------

(In millions)                                                                      1997                 1996        1995
-------------------------------------------------------------------------------------------------------------------------
CURRENT INCOME TAX EXPENSE
Federal                                                                    $        480                  622         720
State                                                                                39                   73          60
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                       519                  695         780
Foreign                                                                              12                   12           8
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                       531                  707         788
-------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX EXPENSE
Federal                                                                             526                  544         373
State                                                                                27                   10          52
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                       553                  554         425
-------------------------------------------------------------------------------------------------------------------------
        Total                                                              $      1,084                1,261       1,213
-------------------------------------------------------------------------------------------------------------------------

      The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 1997, is presented below.


                                                                                                       Years Ended December 31,
                                                   ---------------------------------------------------------------------------

                                                                1997                    1996                             1995
                                                   -----------------       -----------------          -----------------------
                                                          Percent of              Percent of                       Percent of
                                                             Pre-tax                 Pre-tax                          Pre-tax
(In millions)                                       Amount    Income         Amount   Income               Amount      Income
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                       $   3,793                $  3,534                 $      3,409
                                                   --------                --------                  -----------
Tax at federal income tax rate                   $   1,327       35.0 %   $  1,237      35.0   %   $      1,193          35.0  %
Reasons for difference in federal income
  tax rate and effective tax rate
    Tax-exempt interest, net of cost to carry          (53)      (1.4)         (62)     (1.7)               (80)         (2.3)
    Non-taxable distributions from
      corporate reorganizations                       (264)      (7.0)             -       -                    -           -
    State income taxes, net of federal tax
      benefit                                           43        1.1           54       1.5                 73           2.1
    Goodwill amortization                               50        1.3           40       1.1                 37           1.1
    Change in the beginning-of-the-year
      deferred tax assets valuation allowance          (11)      (0.3)         (12)     (0.3)                 3           0.1
    Other items, net                                    (8)      (0.2)           4       0.1                (13)         (0.4)
----------------------------------------------------------------------------------------------------------------------------
        Total                                    $   1,084       28.5 %   $  1,261      35.7   %   $      1,213          35.6  %
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax liabilities (assets) for each of the years in the three-year period ended December 31, 1997, are presented below.






                                                                                                           Years Ended December 31,
                                                                                  ------------------------------------------------

(In millions)                                                                              1997                 1996        1995
---------------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX LIABILITIES
Depreciation                                                                       $        303                  131         100
Unrealized gain on debt and equity securities                                               154                   15         100
Intangible assets                                                                           115                   99          84
Leasing activities                                                                        2,082                1,527         994
Loan products                                                                                46                   25           8
Prepaid pension assets                                                                      128                  105          91
Loan loss reserve recapture                                                                  30                   49          72
Other                                                                                       126                  148         128
---------------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax liabilities                                             2,984                2,099       1,577
---------------------------------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX ASSETS
Provision for loan losses, net                                                             (857)                (803)       (823)
Accrued expenses, deductible when paid                                                     (524)                (413)       (406)
Foreclosed properties                                                                        (7)                  (9)        (16)
Sale and leaseback transactions                                                             (15)                 (10)        (17)
Deferred income                                                                             (18)                 (25)        (22)
Purchase accounting adjustments (primarily loans and securities)                            (79)                (144)        (63)
Net operating loss carryforwards                                                            (71)                 (55)        (38)
First American segregated assets                                                                -                 (4)        (20)
Other                                                                                      (162)                (132)       (102)
---------------------------------------------------------------------------------------------------------------------------------
        Total deferred income tax assets                                                 (1,733)              (1,595)     (1,507)
---------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance                                                      24                   35          43
---------------------------------------------------------------------------------------------------------------------------------
        Net deferred income tax liabilities                                        $      1,275                  539         113
---------------------------------------------------------------------------------------------------------------------------------


      Changes to the deferred tax assets valuation allowance for each of the years in the three-year period ended December 31, 1997, are presented below.

                                                                                                         Years Ended December 31,
                                                                                         ----------------------------------------

(In millions)                                                                                    1997           1996        1995
---------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance, beginning of year                               $         35             43          37
Current year deferred provision, change in deferred tax assets valuation allowance                (11)           (12)          3
Purchase acquisitions                                                                                 -            4           3
---------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets valuation allowance, end of year                                     $         24             35          43
---------------------------------------------------------------------------------------------------------------------------------


      A portion of the current year change in the net deferred tax liability (asset) relates to unrealized gains and losses on debt and equity securities available for sale. The related 1997, 1996 and 1995 deferred tax expense (benefit) of $139 million, $(85) million and $258 million, respectively, have been recorded directly to stockholders' equity. Purchase acquisitions also increased (decreased) the net deferred tax liability by $44 million, $(43) million and $1 million in 1997, 1996 and 1995, respectively.
      The realization of deferred tax assets may be based on the utilization of carrybacks to prior taxable periods, the anticipation of future taxable income in certain periods and the utilization of tax planning strategies. Management has determined that it is more likely than not that the deferred tax assets can be supported by carrybacks to federal taxable income in excess of $2.4 billion in the two-year federal carryback period and by expected future taxable income that will far exceed amounts necessary to fully realize remaining deferred tax assets resulting from net operating loss carryforwards and from the scheduling of temporary differences. The valuation allowance primarily relates to certain state temporary differences and to federal and state net operating loss carryforwards. To the extent that the valuation allowance attributable to purchase acquisitions in the amount of $22 million is subsequently recognized, such income tax benefit will reduce goodwill.

--------------------------------------------------------------------------------
      At December 31, 1997, the Corporation has net operating loss carryforwards of $40 million which are available to offset future federal taxable income through 2007, subject to annual limitations. The Corporation also has net operating loss carryforwards of approximately $1.7 billion, which are available to offset future state taxable income through 2012.
      Income tax expense related to securities available for sale transactions was $11 million, $14 million, and $14 million in 1997, 1996 and 1995, respectively. Income tax expense related to investment security transactions was $1 million, $1 million, and $2 million in 1997, 1996 and 1995, respectively.
      The Internal Revenue Service (the "IRS") is examining the Corporation's federal income tax returns for the years 1991 through 1996, and the IRS is examining federal income tax returns for certain acquired subsidiaries for periods prior to acquisition. In 1995, the IRS examination of the Corporation's federal income tax returns for the years through 1990 was settled with no material impact to the Corporation's financial position or results of operations. In 1996 and 1995, tax liabilities for certain acquired subsidiaries for periods prior to their acquisition by the Corporation were settled with the IRS with no significant impact on the Corporation's financial position or results of operations.

--------------------------------------------------------------------------------

NOTE 16: OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENT LIABILITIES




      The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, to reduce its own exposure to fluctuations in interest rates and to conduct lending activities. These financial instruments include commitments to extend credit; standby and commercial letters of credit; forward and futures contracts; interest rate swaps; options, interest rate caps, floors, collars and swaptions; foreign currency and exchange rate swap commitments; commodity swaps; and commitments to purchase and sell securities. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements.
      The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For forward and futures contracts, interest rate swaps, options, interest rate caps, floors, collars and swaptions, the contract or notional amounts do not represent the exposure to credit loss. The Corporation controls the credit risk of its forward and futures contracts, interest rate swap agreements, foreign currency and exchange rate swaps, and securities transactions through collateral arrangements, credit approvals, limits and monitoring procedures.
      Our policy requires all swaps and options to be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral agreements are in place for substantially all dealer counterparties. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of December 31, 1997, the total credit risk in excess of thresholds was $301 million. This amount does not include credit risk related to CoreStates dealer transactions and trading activities. The fair value of collateral held approximated the total credit risk in excess of the thresholds.
      For non-dealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.
      The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses. Deferred gains and losses were each $14 million at December 31, 1997. Net gains of $3 million will increase net interest income in 1998. Net losses of $3 million in the aggregate will reduce net interest income in subsequent years.
      Additional information related to derivative financial instruments and financial instruments held or issued for the purposes of trading activity or other than for trading can be found below and in Tables 19 through Table 21 on pages T-19 through T-28, which are incorporated herein by reference.
      Off-balance sheet derivative and other financial instruments and their related fair values as of December 31, 1997 and 1996, are presented below.

----------------------------------------------------------------------------------------------------------------------------------

                                                                         December 31, 1997           December 31, 1996
                                                    ---------------------------------------    -----------------------------------

                                                                                  Contract                               Contract
                                                                    Estimated           or                 Estimated           or
                                                       Carrying          Fair     Notional     Carrying         Fair     Notional
(In millions)                                            Amount         Value       Amount       Amount        Value       Amount
----------------------------------------------------------------------------------------------------------------------------------
 FINANCIAL INSTRUMENTS WHOSE
   CONTRACT AMOUNTS REPRESENT
   CREDIT RISK
   Commitments to extend credit                    $          -           180       87,707               -       130       71,813
   Standby and commercial letters of credit                   -            26        9,275               -        20        8,069
 FINANCIAL INSTRUMENTS WHOSE
   CONTRACT OR NOTIONAL
   AMOUNTS EXCEED THE AMOUNT
   OF CREDIT RISK
   Forward and futures contracts
     Trading and dealer activities                           81            79       28,727           62           62       20,839
     Interest rate risk management
       Asset rate conversions                                 -             1          725            -            1           57
       Liability rate conversions                             -             6          459            -          482            -
       Asset hedges                                           -             -            -            -            5          662
       Rate sensitivity hedges                                -            (6)      15,440            -           (1)      34,228
   Interest rate swap agreements
     Trading and dealer activities                         (204)         (225)      45,950          (45)         (44)      24,818
     Interest rate risk management
       Asset rate conversions                                13           189       16,287           11          153       24,088
       Liability rate conversions                            19           309       10,627           32          129       12,322
   Purchased options, interest rate
     caps, floors, collars and swaptions
       Trading and dealer activities                        250           254       12,424           68           72       10,819
       Interest rate risk management
         Asset rate conversions                               3            15          702            4            5          717
         Liability rate conversions                           1             -          336            2            1          357
         Rate sensitivity hedges                             44            52        5,384           19           32       14,604
   Written options, interest rate caps,
     floors, collars and swaptions
       Trading and dealer activities                       (136)          (99)      15,064          (56)         (52)      10,579
   Foreign currency and exchange
     rate swap commitments
       Trading and dealer activities                         44            48        7,462            2            1        5,915
       Foreign currency risk management                       -             -           56            -            -            -
   Commodity swaps
     Trading and dealer activities                            -             -           24            3            3           67
   Commitments to purchase
     trading securities                                      (1)           (1)         439           (2)          (2)         616
   Commitments to sell
     trading securities                            $         (1)           (3)       1,248            1            1          605
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and they may require payment of a fee. Since many of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements.
      Standby and commercial letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Except for short-term guarantees of $6.2 billion, guarantees extend for more than one year, and they expire in varying amounts primarily through 2019. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds various assets as collateral supporting those commitments for which collateral is deemed necessary.
      Forward and futures contracts are contracts for delayed deliveries of securities or money market instruments in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.
      The Corporation enters into a variety of interest rate contracts, including options, interest rate caps, floors, collars and swaptions written, and interest rate swap agreements, in its trading activities and in managing its interest rate exposure. Interest rate caps, floors, collars and swaptions written by the Corporation enable customers to transfer, modify or reduce their interest rate risk. Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price and within a specified period of time from the seller or writer of the option. As a writer of options, the Corporation receives a premium at the outset and bears the risk of an unfavorable change in the price of the financial instrument underlying the option.
      Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. The Corporation also acts as an intermediary in arranging interest rate swap transactions for customers.
      Generally, futures contracts are exchange traded, and all other off-balance sheet instruments are transacted in the over-the-counter markets.
      In the normal course of business, the Corporation has entered into certain transactions that have recourse options. These recourse options, if acted on, would not have a material impact on the Corporation's financial position.
      Substantially all time drafts accepted by December 31, 1997, met the requirements for discount with Federal Reserve Banks. Average daily Federal Reserve Bank balance requirements for the year ended December 31, 1997, amounted to $472 million. Minimum operating lease payments due in each of the five years subsequent to December 31, 1997, are as follows (in millions): 1998, $153; 1999, $136; 2000, $122; 2001, $108; 2002, $101; and subsequent years, $661. Rental expense for all operating leases for the three years ended December 31, 1997, was $316 million, 1997; $314 million, 1996; and $287 million, 1995.
      The Parent Company and certain of its subsidiaries have been named as defendants in various legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, based on the opinions of counsel, any such liability will not have a material impact on the Corporation's consolidated financial position.

--------------------------------------------------------------------------------

NOTE 17: CARRYING AMOUNT AND FAIR VALUE OF FINANCIAL INSTRUMENTS



Information about the fair value of on-balance sheet financial instruments at December 31, 1997 and 1996, which should be read in conjunction with Note 16 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.



                                                                                 December 31, 1997        December 31, 1996
                                                                         -------------------------    ----------------------

                                                                                        Estimated                 Estimated
                                                                           Carrying          Fair     Carrying         Fair
(In millions)                                                                Amount         Value       Amount        Value
----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and cash equivalents                                              $     21,888        21,888       21,612       21,612
Trading account assets                                                        5,952         5,952        4,602        4,602
Securities available for sale                                                23,524        23,524       19,199       19,199
Investment securities                                                         3,526         3,670        4,190        4,328
Loans
  Commercial, financial and agricultural                                     45,563        45,825       40,988       41,112
  Real estate - construction and other                                        3,032         3,081        3,470        3,543
  Real estate - commercial mortgage                                          13,143        13,361       14,287       14,567
  Lease financing                                                             5,786         5,786        4,398        4,399
  Foreign                                                                     3,875         3,874        2,834        2,831
  Real estate - mortgage                                                     28,980        29,420       33,171       33,555
  Installment loans - Bankcard                                                3,914         3,981        7,295        7,397
  Installment loans - other and Vehicle leasing                              27,394        27,477       28,204       28,219
----------------------------------------------------------------------------------------------------------------------------
        Loans, net of unearned income                                       131,687       132,805      134,647      135,623
  Allowance for loan losses                                                  (1,847)            -       (2,212)          -
----------------------------------------------------------------------------------------------------------------------------
        Loans, net                                                          129,840       132,805      132,435      135,623
----------------------------------------------------------------------------------------------------------------------------
Other assets                                                           $      9,313         9,313        3,578        3,586
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                               31,005        31,005       29,713       29,713
  Interest-bearing deposits
    Savings and NOW accounts                                                 37,281        37,281       35,892       35,892
    Money market accounts                                                    21,240        21,240       21,193       21,193
    Other consumer time                                                      37,324        37,867       42,457       43,123
    Foreign                                                                   3,928         3,928        3,307        3,307
    Other time                                                                6,299         6,398        3,867        3,883
----------------------------------------------------------------------------------------------------------------------------
        Total deposits                                                      137,077       137,719      136,429      137,111
Short-term borrowings                                                        31,681        31,681       27,620       27,620
Other liabilities                                                             3,690         3,690        2,779        2,779
Long-term debt                                                               11,752        12,065       10,815       10,958
Guaranteed preferred beneficial interests in Corporation's junior
  subordinated deferrable interest debentures                          $      1,735         1,801          789          796
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 6.57 percent to 8.68 percent and
6.18 percent to 8.95 percent at December 31, 1997 and 1996, respectively, and for the retail portfolio from 7.24 percent to 14.71 percent and 8.33 percent to
14.14 percent, respectively.
      The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1997 and 1996. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.
      Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Corporation has a substantial trust department, which includes mutual fund activities, that contributes net fee income annually. The trust department is not considered a financial instrument, and its value has not been incorporated into fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, deferred tax assets, premises and equipment, and goodwill. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates, and they have not been considered in any of the estimates. The fair value of off-balance sheet derivative financial instruments has not been considered in determining on-balance sheet fair value estimates.

--------------------------------------------------------------------------------
NOTE 18: FIRST UNION CORPORATION (PARENT COMPANY)



      The Parent Company's principal assets are its investments in its subsidiaries, interest-bearing balances with bank subsidiaries, securities purchased under resale agreements, securities available for sale and loans to subsidiaries. The significant sources of income of the Parent Company are dividends from its subsidiaries, interest and fees charged on loans made to its subsidiaries, interest on eurodollars purchased from bank subsidiaries and interest on securities available for sale. Additionally, a significant amount of sundry income includes fees the Parent Company charges to its subsidiaries for providing various services.
      In addition, the Parent Company serves as the primary source of funding for the mortgage banking and other activities of its nonbank subsidiaries, including Wheat First Securities, Inc. Lines of credit in the aggregate amount of $350 million are available to the Parent Company at an annual facility fee of
8.00 basis points to 18.75 basis points and a utilization fee of 6.25 basis points. The facility fee is based on the daily average commitment amount, and the utilization fee is based on the daily average principal amount outstanding. Generally, interest rates will be determined when credit line usage occurs, and they will vary based on the type of loan extended to the Parent Company. The lines of credit expire in December 1998.
      Certain regulatory and other requirements restrict the (i) lending of funds by the bank subsidiaries to the Parent Company and to the Parent Company's nonbank subsidiaries, and (ii) amount of dividends that can be paid to the Parent Company by the bank subsidiaries and certain of the Parent Company's other subsidiaries. On December 31, 1997, the Parent Company was indebted to subsidiary banks in the amount of $375 million that, under the terms of revolving credit agreements, was collateralized by certain interest-bearing balances, securities available for sale, loans, premises and equipment and was payable on demand. On such date, a subsidiary bank had loans outstanding to Parent Company nonbank subsidiaries in the amount of $139 million that, under the terms of a revolving credit agreement, were collateralized by securities available for sale and certain loans and were payable on demand. The Parent Company has guaranteed certain borrowings of its subsidiaries that at December 31, 1997, amounted to $3.3 billion.
      Industry regulators limit dividends that can be paid by the Corporation's subsidiaries. National banks are limited in their ability to pay dividends in two principal ways. First, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of the bank's allowance for loan losses; and second, in any year, dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. The Parent Company's subsidiaries, including its bank subsidiaries, had available retained earnings of $458 million at December 31, 1997, for the payment of dividends to the Parent Company without such regulatory or other restrictions.
      Subsidiary net assets of $10.7 billion were restricted from being transferred to the Parent Company at December 31, 1997, under such regulatory or other restrictions. Dividends from subsidiaries includes $835 million in equity transfers to the Parent Company related to internal bank consolidations in 1997.
      At both December 31, 1997 and 1996, the estimated fair value of the Parent Company's loans was $2.8 billion.
      See Note 11 for information related to the Parent Company's junior subordinated deferrable interest debentures.
      The Parent Company's condensed balance sheets as of December 31, 1997 and 1996, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1997, are presented below. The condensed financial statements of the Parent Company as of December 31, 1996, and for the two-year period then ended reflect the November 28, 1997, merger of Signet's parent company into the Parent Company on a net basis within the investment in wholly owned subsidiaries and equity in undistributed net income of subsidiaries line classifications, as appropriate. Information with respect to CoreStates has been appropriately classified within the condensed financial statements of the Parent Company on a gross basis.

--------------------------------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS

                                                                                                               December 31,
                                                                                                  ------------------------

(In millions)                                                                                           1997         1996
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing balances with bank subsidiary                                                  $      4,215        2,161
Securities purchased under resale agreements                                                             381          306
--------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                                                                4,596        2,467
--------------------------------------------------------------------------------------------------------------------------
Securities available for sale (amortized cost $452 in 1997; $354 in 1996)                                453          363
Investment securities                                                                                     28            -
Loans, net of unearned income ($1 in 1997 and $1 in 1996)                                                154          108
  Allowance for loan losses                                                                                -           (1)
--------------------------------------------------------------------------------------------------------------------------
        Loans, net                                                                                       154          107
--------------------------------------------------------------------------------------------------------------------------
Loans due from subsidiaries
  Banks                                                                                                1,912        1,786
  Bank holding companies                                                                                 174          311
  Other subsidiaries                                                                                     531          552
Investments in wholly owned subsidiaries
  Arising from investments in equity in undistributed net income of subsidiaries
    Banks                                                                                             12,346        9,557
    Bank holding companies                                                                             2,357        5,288
    Other subsidiaries                                                                                 1,274        1,071
--------------------------------------------------------------------------------------------------------------------------
                                                                                                      15,977       15,916
  Arising from purchase acquisitions                                                                     101           93
--------------------------------------------------------------------------------------------------------------------------
        Total investments in wholly owned subsidiaries                                                16,078       16,009
--------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                             628          497
--------------------------------------------------------------------------------------------------------------------------
        Total                                                                                   $     24,554       22,092
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                                   1            -
Commercial paper                                                                                         871        1,021
Other short-term borrowings with affiliates                                                            1,114          651
Other liabilities                                                                                        901          418
Long-term debt                                                                                         5,377        4,864
Junior subordinated deferrable interest debentures                                                     1,021          510
--------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                              9,285        7,464
Stockholders' equity                                                                                  15,269       14,628
--------------------------------------------------------------------------------------------------------------------------
        Total                                                                                   $     24,554       22,092
--------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

                                                                                               Years Ended December 31,
                                                                                  -------------------------------------

(In millions)                                                                           1997         1996         1995
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                      $        177          158          134
Interest and dividends on securities available for sale                                   29           22           15
Interest and dividends on investment securities                                            3            -            -
Other interest income from subsidiaries                                                  172           73           84
-----------------------------------------------------------------------------------------------------------------------
        Total interest income                                                            381          253          233
-----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on short-term borrowings                                                         95           74           91
Interest on long-term debt                                                               434          301          256
-----------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                           529          375          347
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                                                     (148)        (122)        (114)
Provision for loan losses                                                                 (1)           -            -
-----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                     (147)        (122)        (114)
-----------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Dividends from subsidiaries
  Banks                                                                                2,226        1,268          881
  Bank holding companies                                                                 452        1,693          275
  Other subsidiaries                                                                     116           42          102
Securities available for sale transactions                                                 6            -           26
Investment security transactions                                                           3            -            -
Sundry income                                                                            723          529          503
-----------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                       3,526        3,532        1,787
-----------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE                                                                      650          561          498
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes (benefits) and equity in undistributed
  net income of subsidiaries                                                           2,729        2,849        1,175
Income taxes (benefits)                                                                   13          (33)         (26)
-----------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiaries                       2,716        2,882        1,201
Equity in undistributed net income of subsidiaries                                        (7)        (609)         995
-----------------------------------------------------------------------------------------------------------------------
        Net income                                                                     2,709        2,273        2,196
Dividends on preferred stock                                                               -            9           26
-----------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders                            $      2,709        2,264        2,170
-----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                      Years Ended December 31,
                                                                                         -------------------------------------

(In millions)                                                                                  1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                             $      2,709        2,148        2,085
Adjustments to reconcile net income to net cash provided (used) by operating activities
    Equity in undistributed net income of subsidiaries                                            7          734         (884)
    Accretion and revaluation losses on securities available for sale                             2            1           (4)
    Provision for loan losses                                                                    (1)           -            -
    Securities available for sale transactions                                                   (6)           -          (26)
    Investment security transactions                                                             (3)           -            -
    Depreciation and amortization                                                                13           10            6
    Deferred income taxes (benefits)                                                            (46)           5            -
    Other assets, net                                                                           (79)         131         (262)
    Other liabilities, net                                                                      828           42           33
------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                             3,424        3,071          948
------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                        161          104           99
  Purchases of securities available for sale                                                   (335)        (171)        (125)
  Sales of investment securities                                                                153          718          118
  Purchases of investment securities                                                            (96)        (707)        (258)
  Advances to subsidiaries, net                                                                 402         (316)        (599)
  Investments in subsidiaries                                                                   196         (581)         553
  Longer-term loans originated or acquired                                                     (382)        (244)        (101)
  Principal repaid on longer-term loans                                                         336          212           97
  Purchases of premises and equipment, net                                                      (18)         (26)          (7)
------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                   417       (1,011)        (223)
------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Deposits                                                                                        1            -            -
  Commercial paper                                                                             (150)          79          546
  Other short-term borrowings, net                                                              104          190           86
  Issuance of junior subordinated deferrable interest debentures                                511          510            -
  Issuances of long-term debt                                                                   525          852        1,442
  Payments of long-term debt                                                                    (17)        (364)        (273)
  Sales of common stock                                                                         815          367          348
  Purchases of preferred stock                                                                    -            -           (7)
  Redemption of preferred stock                                                                   -         (109)           -
  Purchases of common stock                                                                  (2,360)      (1,584)      (1,554)
  Cash dividends paid                                                                        (1,141)      (1,040)        (869)
------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                     (1,712)      (1,099)        (281)
------------------------------------------------------------------------------------------------------------------------------
        Increase in cash and cash equivalents                                                 2,129          961          444
        Cash and cash equivalents, beginning of year                                          2,467        1,506        1,062
------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                         $      4,596        2,467        1,506
------------------------------------------------------------------------------------------------------------------------------
CASH PAID FOR
Interest                                                                               $        464          346          329
Income taxes                                                                                    200          225          381
NONCASH ITEMS
Increase in investments in subsidiaries as a result of acquisitions of institutions
  for common stock                                                                                3        1,008          611
Assumption of long-term debt of liquidated affiliate                                              -            -           74
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Parent Company
      Securities available for sale                                                              (8)         (60)          27
      Other liabilities                                                                           4            3           24
    Parent Company subsidiaries
      Securities available for sale                                                             429         (126)         501
      Other assets                                                                     $        133          (92)         136
------------------------------------------------------------------------------------------------------------------------------